UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

(Post-Effective Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) of The Securities Exchange Act of 1934

Endexx Corporation

(Exact name of registrant as specific in its charter)

Nevada	30-0353162
(State of jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

38246 North Hazelwood Circle

Cave Creek, AZ 85331

(480) 595-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd Davis

38246 North Hazelwood Circle

Cave Creek, AZ 85331

(480) 595-6900

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolf W. Katz, Esq.

Clark Hill PLC

1055 W 7th St., 24th floor

Los Angeles, CA 90017

213-417-5310

Securities to be registered pursuant to Section 12(b) of the Act:	None

Securities to be registered pursuant to Section 12(g) of the Act:	Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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EXPLANATORY NOTE

Endexx Corporation, a Nevada corporation, is filing this General Form for Registration of Securities on Form 10 (Post-Effective Amendment No. 1; this “Amended Registration Statement”) to register its common stock, par value $0.0001 per share (our “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, references in this Amended Registration Statement to “Endexx,” the “Company,” “we,” “our,” or “us,” refer to Endexx Corporation, individually or, as the context requires, collectively with its subsidiaries.

Because our class of Common Stock is now registered pursuant to Section 12(g) of the Exchange Act, we are subject to the requirements of Section 13(a) thereunder, which will require us to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and are required to comply with all other obligations of the Exchange Act applicable to issuers pursuant to Section 12(g).

FORWARD-LOOKING STATEMENTS

This Amended Registration Statement contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are plans and predictions based on current expectations, estimates, and projections about our industry, our beliefs, and assumptions. We use words such as “may,” “will,” “could,” “should,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “assume,” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in the section above entitled “Risk Factors.” You should not place undue reliance on these forward-looking statements because the matters they describe are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. Over time, our actual results, performance, or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this Amended Registration Statement under the caption “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in other documents that we may file with the Securities and Exchange Commission (the “Commission”) from and after May 3, 2021, now that our class of Common Stock is registered pursuant to Section 12(g) of the Exchange Act, all of which documents you should review carefully. Please consider our forward-looking statements in light of those risks as you read this Amended Registration Statement.

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Item 1. Business.

Overview

We develop hemp-derived, cannabidiol-based products, each formulated to address key segments of the health and wellness market. Through our subsidiaries and strategic partnerships, we sell high-end, full-spectrum oils, extracts, topicals, and pet products, all with the shared purpose of supporting the potential of relief of pain and inflammation for humans and pets through our e-commerce site www.cbdunlimited.com, as well as other online and in-store retailers. Our products are built upon three key fundamentals: targeted-delivery, controlled-dosing, and dual-therapy applications. Our products have been formulated with input from nutrition experts, cosmetic specialists, and Doctors of Podiatric Medicine; use American-sourced hemp-derived materials; and use the highest quality natural ingredients. Each product undergoes rigorous quality control checks to ensure that the final product is of the highest possible quality and is tested and verified by independent laboratories. (See, “Government Regulation.”) We continue to invest in research and development in order to develop new products and delivery methods. We plan to scale our production to meet growing consumer demand by entering into new joint ventures and securing commitments from large retailers with national presence.

In addition to our consumer products, our Gorilla-Tek division offers a state-of-the art automated dispensing system providing a secure method of distributing hemp-based products. The proprietary system enables retailers to increase sales channels without opening a physical storefront location. Complementing our retail products and Gorilla-Tek divisions, we also own and operate a number of wholly-owned subsidiaries that offer technology and consulting solutions to the hemp and hemp-derived product industry, including an easy to use “Seed-to-Shelf” compliance and inventory tracking and process management system for regulated products in a front of counter pharmacy support platform.

We are led by a management team and advisory group that has decades of experience in the pharmacy, medical, hemp-derived products, nutraceutical, and health supplement industries. Our strategic partnerships include leading regulated hemp farms, manufacturers, marketers, and retailers with national presence, all supporting the development and sale of our hemp-derived products. We are based in Cave Creek, Arizona.

Historical Overview

The Company was incorporated in the State of Nevada on September 5, 1997 as Micron Solutions, Inc. (“Micron Solutions”), in order to complete a merger with Shillelagh Ventures Chartered, a Utah corporation (“Shillelagh”). In November 1997, Shillelagh merged with and into Micron Solutions, with Micron Solutions as the surviving entity.

In 2002, Micron Solutions entered into an Exchange Agreement (the “Exchange Agreement”) with PanaMed, Inc., a California corporation, formerly known as PanaMed Africa, Inc., and all of its shareholders, pursuant to which they transferred and assigned their common shares to Micron Solutions in exchange for an equal number of shares of common stock of Micron Solutions, thereby causing PanaMed, Inc. to become a wholly-owned subsidiary of Micron Solutions. In connection with the Exchange Agreement, Micron Solutions (i) changed its name to PanaMed Corporation (“PanaMed Corporation”), (ii) effected a 1-for-10 reverse stock split, such that every ten shares of PanaMed Corporation’s common stock became one share of its common stock, and (iii) amended its Articles of Incorporation similarly to decrease the number of its authorized shares of capital stock by the same ratio as the reverse stock split ratio. From 2002 to 2005, PanaMed Corporation operated as a biotech service and licensing company, investing capital into biotechnologies and conducting therapeutic treatment programs in the Ivory Coast, Africa.

In June 2005, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to change our name to Endexx Corporation. At that time, we adopted our current trading symbol, “EDXC.” In September 2005, we acquired Visual Board Books, Inc. (“VBB”), a Software-as-a-Service (“SaaS”) developer, through a merger, whereby VBB merged with and into us, and we were the surviving entity. Subsequently, we operated as a diversified technology and SaaS and compliance and tracking systems company until we shifted our focus to the hemp-derived product industry in August 2014. In October 2018, we changed our name to CBD Unlimited, Inc., and in May 2020, we changed our name back to Endexx Corporation, with CBD Unlimited, Inc., becoming our wholly-owned subsidiary. On January 25, 2021, we filed our Amended and Restated Articles of Incorporation.

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Operating Subsidiaries

We currently have two primary operating subsidiaries:

Go Green Global Enterprises, Inc.

We acquired Go Green Global Enterprises, Inc., a Nevada corporation (“Go Green Global”), pursuant to a Common Stock Share Exchange Agreement (the “GG Share Exchange Agreement”), dated May 1, 2018, with Go Green Global, as subsequently amended by the First Amended Common Stock Share Exchange Agreement, dated July 10, 2018 (the “Amendment”; and, together with the GG Share Exchange Agreement, the “Amended Exchange Agreement”). Pursuant to the Amended Exchange Agreement, we issued 10,000,000 restricted shares of our Common Stock to the two former equity owners of Go Green Global in exchange for 20,000,000 restricted shares of Go Green Global’s common stock, which constituted all of its post-closing issued and outstanding shares of common stock, and resulted in Go Green Global becoming our wholly-owned subsidiary. The GG Share Exchange Agreement was the first step in our proposed entry into the Jamaican cannabis market.

In June 2018, Go Green Global entered into an Agreement for the Assignment and Assumption of Contracts, Intellectual Property, Trade Secrets, and Business Opportunities (the “Go Green Global and Jamaica Assignment”) with Go Green Global Enterprises Limited, a Jamaican corporation (“Go Green Jamaica”), in furtherance of Go Green Global’s business strategy to commence operations in Jamaica. As a result of the Go Green Global and Jamaica Assignment, Go Green Global now owns 49% of the ordinary shares of Go Green Jamaica. The remaining 51% of the ordinary shares are held by Go Green Jamaica’s legacy equity owners (including one of its directors, Kent Gammon), each of whom is otherwise unaffiliated with the Company. Our Chief Executive Officer, Todd Davis, serves as one of the three directors of Go Green Jamaica and as its President.

Pursuant to the Go Green Global and Jamaica Assignment, Go Green Jamaica assigned to Go Green Global certain assets, including (i) two consulting agreements, (ii) a lease for approximately 1,200 square feet of retail space to be operated as a “retail herb house” to be located in Ocho Rios, Jamaica, now that a “Retailer Licence” has been obtained from the Cannabis Licensing Authority of Jamaica (the “Jamaica CLA”), (iii) a lease for approximately one acre to be used to grow cannabis once the relevant license for growing operations has been obtained from the Jamaica CLA, and (iv) license applications to grow, cultivate, process, package, and sell medical cannabis in Jamaica. As of June 17, 2021, Go Green Global has become licensed by the Jamaica CLA for retail sales and, prior to the date of this Amended Registration Statement, the Jamaica CLA granted a provisional license for cultivation. We expect to commence retail operations on or about September 1, 2021. We expect that the cultivation license process will be completed in approximately six months, which will allow Go Green Jamaica then to commence its cultivation operations in Jamaica.

Together One Step Closer, LLC

We acquired Together One Step Closer, LLC, an Arizona limited liability company, doing business as Holistic Earth Remedies (“Holistic Earth Remedies”), pursuant to a Stock Purchase Agreement (the “Holistic SPA”), dated November 8, 2017, entered into between Holistic Earth Remedies and us. Pursuant to the Holistic SPA, we acquired all of the issued and outstanding equity interests in Holistic Earth Remedies and, in consideration thereof, we issued 1,000,000 restricted shares of our Common Stock to its then-sole member, who was otherwise unaffiliated with us. Holistic Earth Remedies specializes in the formulation, production, and sales of a full line of topical lotions, gels, salves, balms, and spray applications for the potential natural relief of pain, inflammation, stress, and mild skin irritation. Holistic Earth Remedies currently has limited operations. It distributes third-party manufactured hemp-derived products that are sold at select health spas, fitness centers and alternative medicine outlets.

Additionally, we recently completed three acquisitions in connection with our business plan:

Kush Inc.

On February 1, 2020, we entered into a Stock Purchase Agreement with Kush Inc. (aka Kushwear; “Kush”), pursuant to which agreement we acquired all of the issued and outstanding shares of capital stock of Kush. In consideration thereof, at the closing of the transaction, we issued 500,000 restricted shares of our Common Stock to Charles Mohr, the sole shareholder of Kush, and are obligated to issue up to an additional 500,000 restricted shares of our Common Stock upon meeting certain milestones. One hundred twenty-five thousand of such additional restricted shares of our Common Stock will be issued upon the occurrence of each of the following events: (i) Kush clients generating $150,000 in gross sales revenue, (ii) 3,000 points of distribution being established, (iii) a positive return on investment being established in the first year of the agreement (which event did not occur), and (iv) the achievement of 200,000 “likes or engagements” (in any combination) in social media. We purchased Kushwear for rebranding purposes to reach a younger demographic with our clothing line and hemp-derived products. As of the date of this Amended Registration Statement, the website has been completed, but we have not launched our sales activities.

CBD Life Brands, Inc.

On March 1, 2020, we entered into a term sheet with CBD Life Brands, Inc. (“CBDLB”), for the purchase of all of CBDLB’s digital and social assets, intellectual property, and formulas/recipes for its cannabidiol (“CBD”)-infused beverages for which we paid $100,000. In connection with this transaction, the key employees of CBDLB agreed to enter into standard three-year non-competition agreements for our benefit. We are still in the process of developing CBD-infused beverage formulations, and expect to launch new products in late-2021.

Khode, LLC

On October 1, 2020, we entered into an LLC Operating Agreement of Khode, LLC (“Khode”) and, in May of 2021, we entered into a Membership Interest Purchase Agreement that resulted in a minor adjustment to the holdings of the parties thereto. By virtue of that agreement, we now own 70.01% of the membership interests of Khode and, pursuant to the provisions of the Khode Operating Agreement, are required to make a capital contribution of $3,500,000. As of the date of this Amended Registration Statement, we have made a partial capital contribution in the amount of approximately $1,500,000 and expect to raise the balance through limited, private sales of our debt and equity securities. We cannot provide any assurance that such financing will be available on terms acceptable to us, at times required by us, if at all. If we fail to make the entire capital contribution, we will be in breach of our obligations under the Khode Operating Agreement. In the event of such a breach, the 24.99% interest holder in Khode, a Florida corporation known as Serious Promotions, Inc., will have the right, exercisable by written notice given at any time on or before the date which is twenty Business Days following the occurrence of such event of default, to terminate the Endorsement Agreement (as described in the second paragraph, below), with Khode having a ten-month sell-off period with respect to all Branded Products (as defined in the Khode Operating Agreement) then manufactured but not yet sold.

Effective January 22, 2021, we entered into a Percentage Payment Agreement with a third party that is not otherwise affiliated with Khode, pursuant to which we are obligated to pay to that third party an amount equivalent to 2.1% of all cash received by Khode from its net sales of certain products during the term of that Percentage Payment Agreement, which will terminate when Khode has been dissolved. As of the date of this Amended Registration Statement, Khode has not generated any revenues and we cannot provide any assurance that it will generate any revenues.

During October 2020, Khode entered into a five-year Endorsement and License Agreement with Serious Promotions, Inc., a Florida corporation, f/s/o Khaled, professionally known as DJ Khaled, who is an American artist, record executive and producer, and media personality. Pursuant to that agreement, Khode is to create a custom line of hemp-derived-infused oils, creams, and other beauty products under DJ Khode’s brand and he is to promote the products through personal appearances, the use of social media platforms, participation in presentation videos, video and audio “drops,” and media quotes. In connection with DJ Khaled’s services, Khode is obligated to make quarterly payments totaling an aggregate of $5,000,000 by July 1, 2025, of which aggregate amount, as of the date of this Amended Registration Statement, Khode has tendered $750,000 and expects to finance the balance of the quarterly payments through cash flow from operations of Khode. As of the date of this Amended Registration Statement, Khode has not generated any positive cash flow from operations and we cannot provide any assurance that it will generate any cash flow from operations in the future in an amount sufficient to, among other things, make such quarterly payments.

Present and Future State of Operations

Among our subsidiaries, acquisitions and partnerships, CBD Unlimited, Inc., Phytobites Inc., Holistic Earth Remedies, Go Green Global Enterprises, and our operating agreement with Khode, LLC are operational and in full effect. Over the coming months and years, we intend to: (i) launch Go Green Global’s retail operation in Jamaica; (ii) re-brand Kushwear’s line-up of sustainable clothing and hemp-derived products; and (iii) develop CBDLB’s formula of hemp-derived and infused beverages, and integrate them into our product offering.

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Overview of the Hemp-Derived Product Industry

The Difference Between Hemp and Marijuana

Both marijuana and hemp come from the same species of plant called “Cannabis.” Hemp is a unique strain or species known as “Cannabis Sativa L,” which, by dry weight, contains less than 0.3% THC concentration. Cannabis Sativa L plants contain unique compounds called cannabinoids and terpenoids. CBD is one of approximately 66 cannabinoids found in the Cannabis Sativa L plant and shares many properties with cannabis (i.e., marijuana). Unlike CBD derived from marijuana, CBD derived from the aerial parts of the hemp plant contains less than three-tenths of one percent (0.3%) of THC, the component that causes the psychoactive side-effects commonly associated with marijuana. In general, hemp CBD-based products that have a THC concentration of less than 0.3% is generally considered “legal” in the United States, and yields a product that some consumers believe contains the observed medicinal benefits of traditional cannabis, without inducing its “high” in consumers. Notwithstanding the beliefs of many consumers, the FDA has not recognized any medical benefits derived from CBD. CBD is available in several forms, such as isolates, distillates, and oil extracts, including (i) hemp seed oil, which has no CBD, (ii) full-spectrum CBD, which contains phyto-cannabinoids, such as THC, CBN, THCA, CBC, and CBG in variable concentrations, and is considered the most natural form of CBD, and (iii) broad-spectrum CBD, which contains less-to-non-detectable THC than full-spectrum CBD.

Market Opportunity

We believe that, with recent regulatory changes, the hemp-derived product industry is poised for growth. Recent projections from BDS Analytics Inc. and Arcview Market Research project that the collective market for hemp-derived product sales is poised to exceed $20 billion in the United States by 2024. This forecast takes into account products sold through licensed dispensaries, pharmaceuticals, and in the general retail market.

Many believe this current and prospective growth is driven by education and shifting attitudes towards hemp-derived Products. According to a January 2019 Consumer Reports survey, an estimated 64 million Americans have tried CBD in the preceding 24 months. A June 2019 Harris Poll reported that 86% of the survey takers had some awareness of CBD and 56% of the survey takers indicated that they support using CBD as a potential replacement for traditional pain killers. The June 2019 Harris Poll also indicated that CBD users tend to be younger, with over 10% of Americans between the ages of 18 and 44 years old using CBD regularly. Overall, males are more likely to have tried CBD and are more likely to use it regularly: 10% of males responded that they used CBD on a regular basis, as compared to just 4% of female respondents.

Our Products

The hemp-derived product industry is still largely underserved against the demand for natural and nutritional supplements and topicals. With the industry poised for growth in the coming years, our established portfolio of products and industry solutions can serve multiple market segments. Our current products and service offerings consist of two groups: (i) consumer products and (ii) technology solutions.

Our Current Consumer Products

Our focus is on the development, manufacture, and distribution of nutritional supplements and delivery systems for healthy living for the nutraceutical consumer market in the form of hemp-based, non-psychoactive cannabinoids and terpenoid extracts that are infused into products. Our current products encompass hemp-derived oils, topicals, extracts, drinks, premium chocolates, and a newly launched premium blue line of hemp-derived health and beauty care products. Our Phyto-bites are hemp-derived soft chews for animal use that are formulated to promote health and potentially support an improved quality of life.

According to the National Institutes of Health, a “dietary supplement” is a product that is intended to supplement the diet. A dietary supplement contains one or more dietary ingredients (including vitamins, minerals, herbs or other botanicals, amino acids, and other substances) or their components; is intended to be taken by mouth as a pill, capsule, tablet, or liquid; and is identified on the front label of the product as being a dietary supplement. None of our products is a dietary supplement.

We have built a network of reliable suppliers of high-quality, hemp-derived products and provide pharmacy-grade delivery systems with consistent and precise dosages. The derived and finished products are tested at the point of origin and retested in the certified labs for contaminants, trace elements, potency, and purity. All products are developed and produced in ISO 9000 and GMP and OTC-certified facilities in collaboration with our distribution partners throughout the United States and established licensed medical hemp manufacturing and processing facilities.

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We believe that our product line is establishing a new standard in quality, transparency, consistency, and accuracy. Using current extraction technologies and sustainable cultivation practices, our ultimate goal is to improve the safety, quality, and bioavailability of hemp-derived products to our customers. All of our products are sold on our e-commerce site, www.cbdunlimited.com, which seamlessly brings together our products, marketing content, and education into a single platform. The Premium Blue Line is marketed to the mass pharmacy, mass retail, and mass food markets.

Our existing consumer products include energy drinks, water products, tea bags, and K-Cup Pods and hemp-derived creams and mists.

Products Under Development and Implementation

Gorilla-Tek

We have developed and, subject to manufacturing, are implementing “Gorilla-Tek,” a secure automated inventory control and dispensing system developed for managing high value items. The technology has been re-engineered for the hemp-derived product and pharmacy industries and offers retailers a new venue for selling hemp-derived products in a safe and secure manner. The dispensing system is a kiosk that comes in multiple forms and is no larger than traditional vending machines. We also recently launched a propriety application as an “end cap” machine designed to service, educate, and advertise hemp-derived products as a self-contained full-service store within in a store.

Gorilla-Tek was acquired in connection with our acquisition of Dispense Labs LLC in 2013 and uses proprietary software that is specifically designed to secure and control compliant transactions and manage inventory. We believe this will significantly improve profitability, accountability, security, and customer satisfaction. Gorilla-Tek is specifically designed and configured to dispense hemp-derived products, regulated products, and prescription refills, while also managing the supply chain, providing up-to-the-minute accounting details, and protecting the security of the product, as well as the consumer and/or patient accessing the system.

Gorilla-Tek has been tested in high-risk one in each of three geographically dispersed locations: Santa Ana, California; Denver, Colorado; and Kingston, Jamaica in licensed dispensaries. Originally known as “Autospense,” Gorilla-Tek was rebranded to reflect automated retail and remote retail applications better, where additional security, age compliance, and tracking are required. The Gorilla-Tek machines were strategically positioned at high-traffic areas in order to promote easy access and significant use. Initial results were promising, as retailers saw increased sales, reduced theft of products, and stronger inventory control. Subsequent to completion of testing, one of the machines is currently located at the manufacturing facility in California, the second is located at a retail establishment in Kingston, Jamaica, and the third is located at the retail facility in Kingston, Jamaica that we will operate now that we have received our license for retail sales from the Jamaica CLA. We expect to release Gorilla-Tek to the broader market in late-2021 and 2022, where we intend to partner with national retailers interested in selling hemp-derived products.

Dudad

“Dudad” is an Acoustic Fingerprint Audio Ad Capture and advertising application platform. Development of the base operating system has been finalized. Additional investments will be required to commercialize the technology, and there can be no assurance that we will expend the resources necessary for commercialization, that we will have available resources, or that the technology can even be commercialized successfully. In order to commercialize Dudad, we will need to update the software app to current Python integration capabilities and then we will need to market it to the advertising industry. Python is an open-source programming language managed by the Python Software Foundation. WE believe that third-party programmers will be able to update the software for an expenditure of not more than $100,000. We do not currently know the economic extent of the marketing required for Dudad. When ready, as to which there can be no assurance, we expect to promote DuDad through advertisements in Advertising Age and other industry outlets.

Distribution Methods

All of our products are currently sold online through our e-commerce platform www.cbdunlimited.com, select distributors, specialty sales groups, and brick-and-mortar retailers.

We distribute our products throughout the United States, and now that the Cannabis Licensing Authority of Jamaica has granted Go Green Jamaica a “Retailer Licence,” we expect to commence the distribution of our products on a limited basis in Jamaica through Go Green Global and Go Green Jamaica commencing on or about September 1, 2021. Our product offerings to be sold in Jamaica through Go Green Global are expected to include medical cannabis products regulated by the Jamaica CLA, hemp-derived products, clothing, and other shop-related products. A portion of our sales comes through our e-commerce platform, and orders are fulfilled at our fulfillment center, which is located at our headquarters in Cave Creek, Arizona. Demand for our products is generally increasing and we are contemplating a transition of our distribution to a third-party fulfillment center.

In addition to our e-commerce website, several distributors carry our products and sell them into mass pharmacy, retail stores, food chains, convenience stores, gas station stores, and specialty shops. Our current retail strategy entails targeting accounts and regions throughout the United States where we believe our products, including our hemp-derived creams and mists, are most likely to succeed with retail shoppers. Our distribution and retail strategy aims to increase our brand exposure and drive follow-on purchases at retail locations that carry our products and through our e-commerce platform. We intend to utilize social media, print, radio, and digital marketing, as well as broad distribution agreements. We currently have distribution agreements with:

●	Southern Glazer’s Wine and Spirits, LLC: we entered into a 10-year (subject to successive automatic five-year renewals) Master Distribution Agreement, dated March 27, 2020, pursuant to which we appointed SGWS as our sole and exclusive distributor of certain of our products (as defined in the Agreement) to retail accounts that are licensed to sell alcoholic beverages in the territory (as defined in the Agreement), subject our rights to sell our products to end-users in the territory through electronic commerce.

●	Impulse Health LLC: we entered into a two-year (subject to successive automatic two-year renewals) Sales Representative Agreement, dated April 1, 2020, pursuant to which pursuant to which we appointed Impulse Health as our exclusive sales representative of certain of our products (as defined in the Agreement) to certain accounts (as defined in the Agreement).

●	Beauty Strategy Group, LLC: we entered into a 12-month (subject to extension mutually agreeable to the parties) Brand Consulting Agreement, dated April 21, 2021, pursuant to which we granted Beauty Strategy the right to act as our consultant and the authorization to solicit orders from Ulta and Sephora in accordance with our regular terms of sale and prices then in effect.

Effective on October 9, 2020, Khode entered into a Master Service Agreement with Impact Brokers, LLC, for a term that continues for the duration of the transactions contemplated by the Khode Operating Agreement. During the term of that agreement, Impact Brokers will provide to Khode strategic, creative, and operational support for those transactions.

The above summary description of each of the four agreements is not intended to be comprehensive. For a more complete understanding of each of the agreements, please see Exhibits 10.27, 10.28, 10.29, and 10.30 to this Amended Registration Statement.

During the six months ended March 31, 2021, we did not have any significant customer concentrations; however, during our 2020 fiscal year, one of our customers accounted for 22% of our revenue.

Marketing

The key goal of our sales and marketing campaign is to provide broad exposure of our products and their demonstrated potential effectiveness to our target markets. We have adopted a multi-pronged approach to market our products and build brand awareness, encompassing digital, social, educational, and affiliate marketing:

●	Social Media Marketing: We are capitalizing on the reach of social media platforms, including Facebook, Instagram, and Twitter, to work with social media influencers to increase our brand awareness.

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Digital Ads and Search Engine Optimization: We are developing personalized digital advertisements to target different consumer segments and explain the potential benefits of our products. Additionally, we intend to work with our partners and public relations team to optimize search engine results for our brand in the hemp-derived product category.

We expect that our future marketing campaign will include:

●

Affiliate Marketing: We are in the process of adopting an affiliate marketing campaign, where our sales teams and social media influencers will market and sell our products through their network of contacts and followers. We expect that our affiliate marketing campaign will offer commissions on sales and referrals that should enable the growth of our sales and brand awareness.

●	Television and Radio Content: We intend to make regular appearances on radio stations and news segments to discuss our Company and its brands, and the hemp-derived product industry as a whole.

Competition

The hemp-derived product industry is subject to significant competition and is comprised of thousands of businesses, ranging from growers, extractors, and manufacturers to distributors and retailers, and this number is expected to grow substantially in the coming years. We directly compete with small-to-mid-sized manufacturers with annual revenues between $2 million and $20 million. However, if we are successful in achieving our future growth targets, of which there can be no assurance, we would compete with much larger companies that generate annual revenues in excess of $50 million. Some of our key competitors include Alternate Health Corp., Charlotte’s Web Holdings, Inc., Cresco Labs, Inc., Curaleaf Holdings Inc., CV Sciences, Inc., Elixinol Global Ltd., Eviana Health Corp., KannaLife, Inc., Ovation Science Inc., and Zynerba Pharmaceuticals, Inc.

Competition against these brands is fierce, with each manufacturer offering a host of hemp-derived products directly competing with us. This can over-populate the market with indistinguishable products and brands, forcing customers to buy products with little information. With so many brands in the market, having a competitive differentiator is essential to attract customers. We believe our products are superior to those of many of our competitors because we have established formulations with controlled dosing and delivery systems, and have tested this platform within the healthcare industry with physicians, pharmacists, healthcare service providers, and veterinarians through clinical trials or other pharmacy collaborations. Additionally, we believe that providing good customer service to our customers, through transparency and education, will set us apart from our competitors. However, it is possible that one or more of our competitors could develop significant research or marketing advantages over us that allows them to provide superior products or pricing, respectively, which could put us at a competitive disadvantage.

Suppliers

We have a network of suppliers and third-party service providers, including state-certified hemp suppliers, manufacturers, and distributors. We source all of our hemp from certified American growers, and manufacture all of our products in CGMP, OTC, Cosmetic, and ISO-certified facilities. Additionally, all of our ingredients and finished goods are tested for purity and quality by ISO-certified third-party laboratories: Delta Verde Laboratories, DB Labs, LLC, and a division of Eurofins Scientific SE. We make available to our customers copies of the laboratories’ certificates of analysis, which disclose THC concentration, presence of metals, pesticides, or any other harmful contaminants. We continuously manage the risks associated with third-party suppliers and service providers by continuously evaluating our supply chain for any quality or manufacturing problems, and are continually identifying alternative solutions to any potential issues.

Our Customers

We are not dependent on any single customer for a significant portion of our sales. However, we have customers who purchase our products on a regular basis. We believe this loyalty is an essential factor that will help differentiate our brand and products from our competition. Our goal is to continue to build this loyalty from our customers by offering the highest quality products and best customer service in the hemp-derived product industry.

In addition to the customers who visit our e-commerce platform, we have strong relationships with wholesalers, distributors, and retailers. Our products are now in approximately 6,000 retail locations.

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Government Regulation

In 2014, Congress enacted Section 7606 of the Agriculture Act of 2014 (the “2014 Farm Bill”), which provides for the domestic cultivation of industrial hemp as part of agricultural pilot programs adopted by individual states for the purposes of research by state departments of agriculture and institutions of higher education. The 2014 Farm Bill provides for the domestic cultivation of industrial hemp in these pilot programs, notwithstanding other federal laws, such as the Controlled Substances Act (the “CSA”). The 2014 Farm Bill governed any current domestic production of industrial hemp.

The 2014 Farm Bill’s provisions require states that choose to adopt agricultural pilot programs to study the growth, cultivation, or marketing of industrial hemp to do so in a manner that (i) ensures that only institutions of higher education and state agriculture departments are used to grow or cultivate industrial hemp; (ii) requires that sites used for growing or cultivating industrial hemp be certified with, and registered by, the states; and (iii) authorizes state agriculture departments to regulate the pilot programs. Within those parameters, the 2014 Farm Bill gives significant discretion to states to determine whether to adopt an industrial hemp pilot program, and to adopt regulations governing industrial hemp (including marketing research involving products derived from industrial hemp) under those pilot programs. Many of the states that have adopted pilot programs have registered private companies to participate in the pilot program. We worked with farms and extraction facilities that were registered under Arizona’s agricultural pilot program.

Under the 2014 Farm Bill, any cannabis plant, plant part, or plant product that contains a higher concentration of THC than permitted in industrial hemp is considered a Schedule I substance under the CSA and is not protected by the 2014 Farm Bill. In addition, any industrial hemp plant, plant part, or plant product that is produced outside of a state agricultural pilot program may be considered unlawful but not a controlled substance.

In December 2018, the Agriculture Improvement Act of 2018 (the “2018 Farm Bill”) was signed into law. Prior to its passage, hemp, a member of the cannabis family, and hemp-derived products were classified as Schedule I controlled substances, and so were considered illegal under the CSA. With the passage of the 2018 Farm Bill, hemp cultivation is broadly permitted outside of the state agricultural pilot programs. The 2018 Farm Bill explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law.

Additionally, there will be significant, shared state-federal regulatory power over hemp cultivation and production. Pursuant to the 2018 Farm Bill, state agriculture departments must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of the United States Department of Agriculture (the “USDA”). A state’s plan to license and regulate hemp can only commence once the Secretary of the USDA approves the state’s plan. In states opting not to devise a hemp regulatory program, the USDA will construct a regulatory program under which hemp cultivators in those states must apply for licenses and comply with a federally-run program. This system of shared regulatory programming is similar to options states had in other policy areas, such as health insurance marketplaces under the Affordable Care Act, or workplace safety plans under the Occupational Health and Safety Act – both of which had federally-run systems for states opting not to set up their own systems. The USDA has deferred review and approval of state plans, establishing its umbrella plan for hemp production in states without approved plans, and issuing federal licenses to producers in such states until the agency promulgates final implementing regulations. Until such time as the USDA issues such final regulations, commercial hemp production under the 2018 Farm Bill cannot legally begin. However, research-related activities involving industrial hemp under the more-restrictive 2014 Farm Bill may continue. The USDA has expressed an intention to issue such final regulations in time for producers to cultivate hemp for commercial purposes during the 2020 growing season; however, the timing and content of the USDA’s final implementing regulations cannot be assured. Moreover, the 2018 Farm Bill permits states to establish additional restrictions on hemp production and hemp products than required under federal law, although states may not interfere with the interstate transportation of hemp or hemp products produced in compliance with the 2018 Farm Bill.

Even though the 2018 Farm Bill removed industrial hemp from the Schedule I list, the 2018 Farm Bill preserved the regulatory authority of the Food and Drug Administration (the “FDA”) over cannabis and cannabis-derived compounds used in food and pharmaceutical products pursuant to the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) and Section 351 of the Public Health Service Act. The FDA has stated that it intends to treat products containing cannabis or cannabis-derived compounds as it treats any other FDA-regulated products. The FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce.

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The FDA has also stated that it is unlawful under the FD&C Act to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products as, or in, dietary supplements, regardless of whether the substances are hemp-derived. Even though products containing cannabis and cannabis-derived compounds remain subject to the FDA’s regulatory authority, there are methods available for those companies who seek to lawfully introduce these products into interstate commerce. For example, a company can seek approval from the FDA to market a human or animal drug that is derived from cannabis with therapeutic claims. In June 2018, the FDA approved Epidiolex, which is a CBD-derived drug approved to treat epilepsy. The approval was based on adequate and well-controlled clinical studies, which gives prescribers confidence in the drug’s uniform strength and consistent delivery that support appropriate dosing needed for treating patients with epilepsy. The FDA’s position leaves a great deal of uncertainty in interpreting the legal standing of CBD – the 2018 Farm Bill legalizes the interstate commerce of hemp, but the FDA has made statements indicating its desire to regulate CBD products, which could significantly limit interstate commerce of CBD products.

Additionally, the Federal Trade Commission (“FTC”) regulates advertising of all products, including for FDA-regulated articles made from hemp and CBD derived from hemp.

Accumulated Deficit

We have incurred operating losses since inception and have negative cash flow from operations. As of March 31, 2021, we had an accumulated deficit of $35,209,163 and incurred a net loss of $2,503,473 for the six months then ended. Additionally, as of September 30, 2020 we had an accumulated deficit of $32,705,690 and incurred a net loss of $9,163,329 for our 2020 fiscal year.

As a result, our auditors have issued a going concern paragraph in their Audit Report dated March 31, 2021. Our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient cash flow from operations to meet our obligations. We intend to continue to seek additional debt or equity financing to continue our operations, but there can be no assurance that such financing will be available on terms acceptable to us, if at all.

Intellectual Property

We do not hold, nor have we applied for, any patents. As of the date of this Amended Registration Statement, we have one service mark for “Endexx.” Additionally, we have applied for several trademarks of our products’ names and logos, including “CBD Unlimited,” “Khode,” and “Phyto-Bites.” As of the date of this Amended Registration statement, the US Patent and Trademark Office (USPTO) has not approved any CBD-related trademarks, and, accordingly, our applications are still pending.

Research and Development

Our research and development expenses for the years ended September 30, 2020 and 2019 totaled $15,300 and $18,700, respectively, and relate to the development of our products. None of these costs was borne directly by our customers.

Employees

As of June 29, 2021, we have approximately ten full-time employees. None of our employees is covered by any collective bargaining agreements and we have never experienced a major work stoppage, strike, or dispute. We consider our relationship with our employees to be outstanding.

Reports to Security Holders

We are not currently required to file periodic reports with the Commission, nor are we required to deliver an annual report to our stockholders. However, in compliance with OTC Markets Group Inc. (the “OTCM”) Alternative Reporting Standards, we file alternate annual and interim reports, all of which can be found on the disclosure tab of our company profile on the OTCM’s website at https://www.otcmarkets.com/stock/EDXC/disclosure.

Because our class of Common Stock is now registered pursuant to Section 12(g) of the Exchange Act, we are subject to the requirements of Section 13(a) thereunder, which will require us to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and are required to comply with all other obligations of the Exchange Act applicable to issuers pursuant to Section 12(g). Further, our directors and named executive officers and beneficial owners of five percent (5%) or more of our Common Stock will be subject to certain disclosure obligations under the Exchange Act.

You may read and copy this Amended Registration Statement and any future reports we file with the Commission free of charge through the Commission’s website at www.sec.gov. You may obtain further information about us on our websites at https://endexx.com/ and www.cbdunlimited.com. We caution the reader that none of the information contained on such websites is incorporated into this Amended Registration Statement.

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Item 1A. Risk Factors.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this Amended Registration Statement or in any other documents incorporated by reference into this Amended Registration Statement, in light of your particular investment objectives and financial circumstances. Moreover, the risks so described are not the only risks we face. Additional risks not presently known to us or that we currently perceive as immaterial may ultimately prove more significant than expected and impair our business operations. Any of these risks could adversely affect our business, financial condition, results of operations, or prospects. The quoted price of the Common Stock could decline due to any of these risks and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history on which to judge our new business prospects and management. We commenced operations in the hemp-derived product industry in 2014 in the same year as the 2014 Farm Bill became law and four years prior to the passage of the 2018 Farm Bill. Accordingly, we have only a limited operating history upon which to have to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that we will achieve or sustain profitability. Our prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapid evolving markets. We cannot assure you that we will successfully address any of these risks.

We have incurred significant net losses and cannot assure you that we will achieve or maintain profitable operations. Our net losses were $9,163,000 for the year ended September 30, 2020 and $8,276,000 for the year ended September 30, 2019. As of September 30, 2020, we had a stockholders’ deficit of $11,654,000. The increase in net losses was the result of the sum of certain positive results in the 2020 fiscal year compared to the 2019 fiscal year (nominally increased revenues, enhanced by a $422,000 decrease in cost of revenues, a $378,000 decrease in inventory impairment, a $342,000 decrease in professional fees-related party, a $1,480,000 decrease in combined financing costs, interest expenses, and default penalties, and a $2,510,000 non-cash gain in fair value of derivative liability) offset by certain negative results between the years (a $200,000 increase in advertising and promotion expenses, a $100,000 increase in payroll expenses, a $70,000 increase in professional fees, a $255,000 increase in general and administrative expenses, and a net 428,000 loss on acquisition and unrealized loss on investments). We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, and delays, and other unknown events.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to expand our product line and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our Common Stock to decline, resulting in a significant or complete loss of your investment.

Our independent registered public accounting firm’s reports for the fiscal years ended September 30, 2020 and 2019 have raised substantial doubt as to our ability to continue as a “going concern.” Our independent registered public accounting firm indicated in its reports on our audited consolidated financial statements as of and for the years ended September 30, 2020 and 2019 that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation. The presence of the going concern note to our financial statements may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it challenging and difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us. We have limited capital resources. To date, we have financed our operations through a mix of equity and debt investments by investors, and we expect to continue to do so in the foreseeable future. Our ability to continue our normal and planned operations, to grow our business, and to compete in our industry will depend on the availability of adequate capital.

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We cannot assure you that we will be able to obtain additional funding from those or other sources when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then-existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of additional indebtedness, we would likely become subject to further covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our then-existing stockholders. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce, or eliminate development of new products or future marketing efforts, or reduce or discontinue our operations. Any of these events could significantly harm our business, financial condition, and prospects.

The COVID-19 pandemic could have a material adverse impact on our business, results of operations, and financial condition. In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. In January 2020, the WHO declared the COVID-19 outbreak a “Public Health Emergency of International Concern.” This worldwide outbreak has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses and facilities. These restrictions, and future prevention and mitigation measures, have had an adverse impact on global economic conditions and have had an adverse impact on consumer confidence and spending on certain products and services, which could materially adversely affect the supply of, as well as the demand for, our products. Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition, and cash flow. As of the date of this Amended Registration Statement, many of the governmental restrictions are in the process of being lessened or lifted, which actions we expect should have a positive impact on consumer confidence and spending and a related positive impact on our business and, thereafter, our financial condition and cash flow.

Our co-packers source raw materials used in our products from suppliers located in the United States. The impact of COVID-19 on these suppliers, or any of our other suppliers, distributors, and resellers, or transportation or logistics providers, has negatively affected the price (through increases) and the availability of our ingredients and/or packaging materials (through longer lead times) and has accordingly negatively impacted our supply chain. As these disruptions caused by COVID-19 have continued for an extended period of time, our ability to meet the demands of our consumers has been and may be further materially impacted. To date, we have not experienced any reduction in the available supply of our products. Additionally, many of our employees, including members of our management team, have been working remotely as a result of the closure of our offices and warehouses in compliance with local and state regulations in response to the COVID-19 pandemic. If our operations or productivity continue to be impacted by the COVID-19 outbreak and government-mandated closures, those occurrences will continue to impact our business, financial condition, and cash flow, all in a negative manner. The extent to which the COVID-19 pandemic will further impact our business will depend on future developments and, given the uncertainty around the extent and timing of the potential future spread or mitigation and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact to our business at this time. However, we expect that, during our current fiscal year, the adverse impact of COVID-19 on our business will slowly abate, as the positivity rate in tests for COVID-19 continues to decrease along with the new infection and mortality rates and the number of people becoming vaccinated continues to increase.

Nevertheless, the extent of the effect of COVID-19 on our operational and financial performance will continue to depend on future developments of the outbreak, which remain uncertain and difficult to predict, considering the rapidly evolving landscape, including the spread of the new Delta variant of COVID-19. As a result, it is not currently possible to ascertain the short- and medium-term impact of COVID-19 on our business. However, as the pandemic has continued for a prolonged period, it has had a material adverse effect on our business, results of operations, financial condition, and cash flow and may have contributed to the volatility in the quoted price of our Common Stock on the OTCM.

The 2018 Farm Bill passed in December 2018, along with undeveloped shared state-federal regulations over hemp cultivation and production that may impact our business. The 2018 Farm Bill was signed into law on December 20, 2018. Pursuant to the terms of the 2018 Farm Bill, state agriculture departments must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of the USDA. A state’s plan to license and regulate hemp can only commence once the Secretary of the USDA approves the state’s plan. In states opting not to devise a hemp regulatory program, the USDA will need to construct a regulatory program under which hemp cultivators in those states must apply for licenses and comply with a federally-run program. The details and scopes of each state’s plans are not known as of the date of this Registration Statement and may contain varying regulations that may impact our business. Even if a state creates a plan in conjunction with its governor and chief law enforcement officer, the Secretary of the USDA must approve it. There can be guarantee that any state plan will be approved. Review times may be extensive. There may be amendments and the ultimate plans, if approved by states and the USDA, may materially limit our business depending upon the scope of the regulations.

Laws and regulations affecting our industry to be developed under the 2018 Farm Bill are in development. As a result of the 2018 Farm Bill’s recent passage, there will be constant evolution of laws and regulations affecting the hemp industry could detrimentally affect our operations. Local, state, and federal hemp laws and regulations may be broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations, or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

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The possible FDA regulation of hemp and industrial hemp-derived products, and the possible registration of facilities where hemp is grown and hemp-derived products are produced, if implemented, could negatively affect the cannabis industry generally, which could directly affect our financial condition. The 2018 Farm Bill established that hemp containing less than 0.3% THC was no longer under the CSA. Previously, the FDA had not approved cannabis, industrial hemp, or CBD derived from cannabis or industrial hemp as a safe and effective drug for any indication. The FDA considered hemp and hemp-derived CBD as illegal Schedule I drugs. As of the date of this Amended Registration Statement, we have not, and do not intend to file an investigational new drug (“IND”) application with the FDA, concerning any of our products that may contain cannabis, industrial hemp, or CBD derived from industrial hemp. Further, the FDA concluded that products containing hemp or CBD derived from hemp are excluded from the dietary supplement definition of the FD&C Act. However, as a result of the passage of the 2018 Farm Bill, at some indeterminate future time, the FDA may choose to change its position concerning products containing hemp, or CBD derived from hemp, and may choose to enact regulations that are applicable to such products, including, but not limited to, the growth, cultivation, harvesting, and processing of hemp; regulations covering the physical facilities where hemp is grown; and possible testing to determine efficacy and safety of hemp-derived CBD. In such event, our products could be subject to regulation. However, we do not know what impact would be on the hemp industry in general, and what costs, requirements, and possible prohibitions may be enforced in the future. If we are unable to comply with the conditions and possible costs of such regulations and/or registrations, we may be unable to continue to operate our business.

The FDA limits companies’ ability to discuss the medical benefits of hemp-derived products. Under FDA rules, it is illegal for companies to make “health claims” or any claim that a product has a specific medical benefit without first getting FDA approval for such claim. The FDA has not recognized any medical benefits resulting from the consumption of hemp-derived products, which means that no companies are legally permitted to advertise any health claims related to hemp-derived products. Because of the perception among many consumers that hemp-derived CBD is a health/medicinal product, our inability to make health claims about the hemp-derived materials in our products may limit our ability to market and sell the products to consumers, which would negatively impact our revenues and profits.

The FDA has recently called into question the legality of products containing hemp-derived ingredients sold as dietary supplements. In November 2019, the FDA issued warning letters to 15 companies for selling products that contain CBD in ways that violate the FD&C Act and stated therein that products containing CBD cannot be sold as dietary supplements. In a series of letters in 2016 and 2017, the FDA stated that, “based on available evidence, FDA has concluded that cannabidiol products are excluded from the dietary supplement definition (the “IND Preclusion”) under Section 201(ff)(3)(B)(ii) of the FD&C Act.” Under that provision, if a substance (such as CBD) has been authorized for investigation as a new drug for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, the products containing that substance are excluded from the Section 201(ff)(3)(B)(ii) definition of a dietary supplement. There is an exception to the IND Preclusion if the substance was “marketed as” a dietary supplement or as a conventional food before substantial clinical investigations were instituted pursuant to an authorization for investigation of a new drug and made public, as further discussed below; however, based on available evidence, the FDA concluded that this is not the case for cannabidiol, as it has not concluded that CBD is generally recognized as safe (GRAS) among qualified experts for its use in human or animal food. The FDA has not instituted any rulemaking procedures or provided an opportunity for public comment in arriving at its conclusion regarding CBD in dietary supplements.

The IND preclusion language from Section 201(ff) of the FD&C Act includes several requirements that must be met for a certain ingredient to be precluded from the definition of a dietary supplement. First, the ingredient must have been authorized by FDA for investigation as a new drug. Next, substantial clinical investigations must have been instituted. These substantial clinical investigations must also be made public. Lastly, all of the above must have occurred prior to the marketing of the ingredient as a dietary supplement or food. That is, all of these conditions must be met before the article can be precluded from the definition of a dietary supplement under Section 201(ff)(3)(B)(ii) of the FD&C Act.

According to the National Institutes of Health, a “dietary supplement” is a product that is intended to supplement the diet. A dietary supplement contains one or more dietary ingredients (including vitamins, minerals, herbs or other botanicals, amino acids, and other substances) or their components; is intended to be taken by mouth as a pill, capsule, tablet, or liquid; and is identified on the front label of the product as being a dietary supplement. None of our products is a dietary supplement.

We believe that CBD has been marketed as a dietary supplement prior to commencement and public notice of any substantial clinical investigations instituted on CBD, as the investigations that were publicized were not substantial and they were limited in number and preliminary in nature, thereby rendering the IND Preclusion inapplicable.

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U.S. federal and foreign regulation and enforcement may adversely affect the implementation of cannabis laws and regulations and may negatively impact our revenue, or we may be found to be violating the CSA or other federal, state, or foreign laws. Even though we do not cultivate, process, market, or distribute cannabis or any products that contain cannabis, some of our customers do engage in such activities. Cannabis, though not strictly defined in the 2018 Farm Bill, is a Schedule I controlled substance and is illegal under federal law. Even in those states where the use of cannabis has been legalized, its use remains a violation of federal law. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United Stated, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.”

At present, numerous states and the District of Columbia allow their citizens to use medical cannabis. Additionally, many states have approved legalization of cannabis for adult recreational use. The laws of these states relative to cannabis are in conflict with the CSA, which makes cannabis use and possession illegal on a national level. If the federal government decides to enforce the CSA with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute, or growing cannabis could be subject to fines and imprisonment. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us.

Cannabis and cannabis products remain illegal under federal law. Cannabis and CBD containing in excess of 0.3% THC are Schedule I controlled substances and are illegal under federal law, specifically the CSA. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. CBD and cannabinoids derived from industrial hemp are not distinguishable. Although our hemp-derived products contain less than 0.3% THC, if there were mistakes in processing or mislabeling and THC in excess of 0.3% were found in our products, we could be subject to enforcement and prosecution, which would have a negative impact on our business and operation.

Variations in state and local regulation, and enforcement in states that have legalized cannabis, may restrict cannabis-related activities, which may negatively impact our revenues and prospective profits. Individual state laws do not always conform to the federal standard or to other states’ laws. States that have decriminalized cannabis have created legal regimes, structures, and rules related to the use, cultivation, manufacture, distribution, transportation, and sale of medical cannabis and related products. These legal regimes often require companies to apply for and be awarded a license in order to operate a cannabis business operation. Although our products contain less than 0.3% THC, if there were mistakes in processing or mislabeling and THC in excess of 0.3% was found in our products, we could be found to be in violation of these states laws and regulations for not obtaining required licenses.

State laws and regulations are also still in flux as states figure out how best to regulate new products. State laws may change in unexpected ways that could result in our partners losing their licenses, being forced to change their products or services, or raise prices, all of which could impact our revenues and prospective profits.

Laws regarding the transportation of cannabis may change, which may negatively impact our business. Transportation of cannabis is governed by both state and federal law. The interaction between these two legal regimes creates legal and practice difficulties in getting products to market. Changes in state law related to the transportation of cannabis may significantly impact our ability to get products to market or may raise the cost of doing so, which would impact our revenue and potential profits. Although federal law now allows the transportation of products derived exclusively from industrial hemp, both state and federal law make it illegal to transport cannabis products across state lines. Any accidental or intentional transportation of cannabis in our products across state lines could, therefore, result in significant consequences including loss of a state issued license or permit, financial penalties, seizure of our products, and prosecution for the illegal transportation of a Schedule I substance. These consequences may impact our revenues, potential profits, or ability to continue operating in this line of business.

The approach in the enforcement of cannabis laws may be subject to change, which creates uncertainty for our business. As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in, and the operations of, cannabis businesses in the United States are subject to inconsistent laws and regulations. Laws and regulations affecting the cannabis industry are constantly changing, which could detrimentally affect our operations. Local, state, and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. Since the passage of the 2018 Farm Bill, there has been little other legislation passed at the federal level pertaining to the cultivation, transportation, and sale of CBD products. Conversely, numerous laws and guidance have passed on the state and local levels, providing for non-standardized legal standing throughout the US. These ever-changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. In light of these changes and to the best of our knowledge, we are in compliance with all existing regulations.

We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

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Because our business is dependent upon continued market acceptance by consumers, any negative trends will adversely affect our business operations. We are substantially dependent on continued market acceptance and proliferation of consumers of hemp and hemp-derived products. We believe that, as hemp and hemp-derived products become more accepted as a result of the passage of the 2018 Farm Bill, the stigma associated with hemp and hemp-derived products will diminish and, as a result, consumer demand will continue to grow. While we believe that the market and opportunity in the hemp space continues to grow, we cannot predict the future growth rate and size of the market. Any negative outlook on the hemp industry will adversely affect our business operations.

We face intense competition and many of our competitors have greater resources that may enable them to compete more effectively. We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than we. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products and services. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the hemp market, this will have a negative impact on our business and financial condition.

Our products and services are new, and our industry is rapidly evolving. Due consideration must be given to our prospects in light of the risks, uncertainties, and difficulties frequently encountered by companies in their early stage of development, particularly companies in the rapidly evolving legal hemp industry. To be successful in this industry, we must, among other things:

●	develop and introduce functional and attractive product and service offerings;
●	attract and maintain a large base of consumers;
●	increase awareness of our brands and develop consumer loyalty;
●	establish and maintain strategic relationships with distribution partners and service providers;
●	respond to competitive and technological developments; and
●	attract, retain, and motivate qualified personnel.

We cannot guarantee that we will succeed in achieving any or all of these goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition, and operating results.

Some of our products and services are new and are only in early stages of commercialization. We are not certain that these products and services will function as anticipated or be desirable to its intended market. Also, some of our products may have limited functionalities, which may limit their appeal to consumers and put us at a competitive disadvantage. If our current or future products and services fail to function properly or if we do not achieve or sustain market acceptance, we could lose customers or could be subject to claims that could have a material adverse effect on our business, financial condition, and operating results.

As is typical in a new and rapidly evolving industry, demand, and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because our market is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for our products and services will develop or that a demand for our products and services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, our business, financial condition, and operating results would be materially adversely affected.

Federal intellectual property laws may limit our ability to protect our trademarks, names, logos, and other intellectual property. U.S. trademark law makes it unlawful to trademark any product that cannot legally be sold across state lines. Because the sale and transportation of cannabis and cannabis products is still prohibited under federal law, this may limit our ability to secure trademark protection for our products. We applied for trademark protection with the understanding that our products are derived from industrial hemp and other legal sources; however, because of the current state of cannabis law, the U.S. Patent and Trademark Office may reject our current or future applications. This would negatively impact our ability to protect our intellectual property, which could negatively impact our revenues and prospective profits.

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If we fail to protect our intellectual property, our business could be adversely affected. Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our intellectual property to distinguish our products from our competitors’ products. We rely on trade secrets and confidentiality provisions to establish and protect our intellectual property, including our proprietary formulas and manufacturing techniques. We may not be able to enforce some of our intellectual property rights because cannabis is illegal under federal law.

Any infringement or misappropriation of our intellectual property or proprietary formulations could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror our products or processes without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar products or processes or designing around our intellectual property.

Although we believe that our products and processes do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur, which could have a material adverse effect on our business. We are not aware of any infringement by us of any person’s or entity’s intellectual property rights. In the event that products we sell or processes we employ are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or processes or obtain a license for the manufacture and/or sale of such products or processes or cease selling such products or employing such processes. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.

There can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or processes are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business and our financial condition.

Tax laws related to cannabis may impact our ability to generate revenue or potential profits. Section 280E of the Internal Revenue Code prohibits cannabis businesses from deducting their ordinary and necessary business expenses, forcing us to pay higher effective federal tax rates compared to similar companies in other industries. With the passage of the 2018 Farm Bill, we believe that Section 280E of the Internal Revenue Code will not apply to us. However, if we inadvertently produce or sell products that are considered cannabis, or are deemed to engage in a cannabis business despite the passage of the 2018 Farm Bill, we may be subject to Section 280E of the Internal Revenue Code, which would prohibit us from deducting our ordinary and necessary business expenses. In such instance, our business may be less profitable than it could otherwise be.

State tax laws are also changing. Even though state taxes are already high, many local jurisdictions are imposing heavy additional taxes either as a disincentive for cannabis companies to operate there or in order to cash in on the growing number of cannabis companies paying taxes. It is unknown how states will treat companies engaging in the hemp-derived product industry from a tax perspective. High taxes could overwhelm our partner companies causing them to go out of business or raise prices for their services, which in turn may impact our revenues and profits by forcing us to find different partners in more tax friendly areas or pay higher prices.

We may not be able to obtain the necessary permits and authorizations to operate our business in the future. We may not be able to obtain or maintain the necessary licenses, permits, authorizations, or accreditations for our business, or may only be able to do so at great cost. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the cannabis and hemp-derived product industries. Failure to comply with or to obtain the necessary licenses, permits, authorizations, or accreditations could result in restrictions on our ability to operate, which could have a material adverse effect on our business.

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Changes in the regulations governing cannabis outside of the United States may adversely impact our prospects. Our growth strategy with respect to international expansion of the new business lines continues to evolve as regulations governing the cannabis and hemp-derived product industries in foreign jurisdictions become more fully developed. Interpretation of these laws, rules, and regulations and their application is ongoing. Amendments to current laws, regulations, and guidelines, more stringent implementation, or enforcement thereof, enactment of new laws, the adoption of new regulations, or other unanticipated events, including changes in political regimes and attitudes toward cannabis and hemp-derived products are beyond our control and could material adverse effect on our international growth prospects.

We cannot assure you that we will be able to expand our operations into legal jurisdictions outside of the United States, and any such expansion will be subject to risks. There can be no assurance that any market for cannabis products to be offered by us will develop in any jurisdiction outside of the United States. Laws, regulations, and perceptions pertaining to cannabis and hemp-derived products vary widely internationally, and the scope or pace of legalization of cannabis and hemp-derived products cannot be predicted or assured. If and when additional legal markets for cannabis and hemp-derived products develop, our pursuit of such markets may expose it to new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, and the effects of competition. These factors may limit our capability to successfully expand our operations into such jurisdictions and may have a material adverse effect on our business, financial condition, and results of operations.

We will become subject to further laws and regulations as we expand internationally. In addition to initiating business operations in Jamaica, we plan on expanding our business internationally. If and as this international expansion occurs, we will become subject to the laws and regulations of (as well as international treaties among) the foreign jurisdictions in which we operate or import or export products or materials. In addition, we may avail ourselves of proposed legislative changes in certain jurisdictions to expand our product portfolio, which expansion may include business and regulatory compliance risks as yet undetermined. Failure by us to comply with the current or evolving regulatory framework in any jurisdiction could have a material adverse effect on our business, financial condition, and results of operations. There is the possibility that any such international jurisdiction could determine that we were not or is not compliant with applicable local regulations. If our historical or current sales or operations were found to be in violation of such international regulations, we may be subject to enforcement actions in such jurisdictions including, but not limited to civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations or asset seizures and the denial of regulatory applications, each of such circumstances could have a material adverse effect on our business, financial condition, and results of operations.

Reliance on third-party suppliers, service providers, manufacturers, and distributors may result in disruption to our business lines’ supply chains. Suppliers, service providers, and distributors of our products may elect, at any time, to breach or otherwise cease to participate in supply, service, or distribution agreements, or other relationships, on which the operations of our business rely. The loss of suppliers, service providers, manufacturers, or distributors would have a material adverse effect on the business and operational results of our business.

Industrial hemp is vulnerable to specific agricultural risks that could have a material adverse effect on the availability of hemp to be purchased by us for use in our products. Our suppliers may grow their industrial hemp outdoors. As such, the risks inherent in engaging in outdoor agricultural businesses apply. Agricultural production by its nature contains elements of risk and uncertainty that may adversely affect our business and operations, including but not limited to the following: (i) any future climate change with a potential shift in weather patterns leading to droughts and associated crop losses; (ii) potential insect, fungal, and weed infestations resulting in crop failure and reduced yields; (iii) wild and domestic animals damaging the crops; and (iv) crop raiding, sabotage, or vandalism, all of which could affect the availability of hemp that we can purchase for use in our products. If hemp is not readily available, our business and financial condition would be materially adversely effected.

Loss of key contracts with our suppliers, renegotiation of such agreements on less favorable terms or other actions these third parties may take could harm our business. Most of our agreements with suppliers of our industrial hemp, including our key supplier contract, may be subject to cancellation or non-renewal. The loss of these agreements, or the renegotiation of these agreements on less favorable economic or other terms, could limit our ability to procure raw material to manufacture our products. This could negatively affect our ability to meet consumer demand for our products. Upon expiration or termination of these agreements, our competitors may be able to secure industrial hemp from our existing suppliers which will put us at a competitive disadvantage in the market.

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We have a limited number of supply sources and depend solely on United States-based suppliers, which may subject us to additional risks. We believe that our continued success will depend upon the availability of raw materials that permit us to meet labeling claims and quality control standards. The supply of our industrial hemp is subject to the same risks normally associated with agricultural production, such as climactic conditions, insect infestations, and availability of manual labor or equipment for harvesting. Any significant delay in or disruption of the supply of raw materials could substantially increase the cost of such materials, could require product reformulations, the qualification of new suppliers, and repackaging and could result in a substantial reduction or termination by us of our sales of certain products, any of which could have a material adverse effect upon us. Accordingly, there can be no assurance that the disruption of our supply sources will not have a material adverse effect on us.

We also exclusively obtain our raw product from United States’ suppliers. Therefore, our business is subject to the risks generally associated with a lack of geographic diversity in our suppliers poses, including the potential for enforcement activity, natural disasters affecting key geographic locations where our ingredients are grown, and possible challenges with exporting our products abroad.

The market for industrial hemp and hemp-derived products in the United States is relatively new and is subject to risks associated with an emerging industry. This industry and market may not continue to exist or grow as anticipated or we may ultimately be unable to succeed in this industry or market. The hemp and hemp-derived product industry in the United States is highly speculative and is a relatively new industry that appears to be rapidly expanding but ultimately may not be successful. We face inherent challenges associated with being in a new market, including establishing reliable agricultural supply chains and processing and manufacturing to compete with producers in other countries where industrial hemp cultivation has already been established. Therefore, we are subject to all of the business risks associated with a new business in a niche market, including risks of unforeseen capital requirements, failure of widespread market acceptance of hemp products, failure to establish business relationships, and competitive disadvantages as against larger and more established competitors.

Laws governing our access to banking services are uncertain and are in a state of flux. Since the commerce in cannabis is illegal under federal law, most federally chartered banks will not accept funds for deposit from businesses involved with cannabis. Consequently, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. With the passage of the 2018 Farm Bill, we expect the banking industry will be more open to doing business with compliant hemp business. However, banks may still refuse to open bank accounts, make loans, or initiate currency transactions with us. Additionally, major credit card processors also may be hesitant to do business with us and, as a result, we may be forced to find less reputable credit card processing solutions abroad, or pay higher transaction fees.

The House of Representatives approved the Secure and Fair Enforcement Banking Act in September 2019 and its provisions were included in the HEROES Act COVID-19 relief bill that it approved in May 2020. Those provisions are designed to protect banks that service the cannabis industry from being penalized by federal regulators as well as to protect ancillary business that work with the cannabis industry from being charged with money laundering and other financial crimes. However, whether the provisions of this bill will be introduced again and ultimately passed is unknown and, even if it is passed, it may not result in a more open banking climate. Our inability to open and maintain bank accounts would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical, and security challenges and could result in our inability to implement our business plan. Similarly, many of our suppliers, partners, and customers are involved in cannabis and/or hemp businesses and further restriction to their ability to access banking services may make it difficult for them to purchase our products, which could have a material adverse effect on our business, financial condition, and results of operations.

Banking regulations in our business are costly and time consuming, which may negatively impact our business. In assessing the prospective risk of providing services to hemp-related business, financial institutions may conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related or hemp-related businesses; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold; (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available. These regulatory reviews may be time consuming and costly.

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Due to our involvement in the hemp industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability. Insurance that is otherwise readily available, such as general liability and product liability, may be more difficult for us to obtain and has been more expensive, because of our involvement in the hemp industry. There are no guarantees that we will be able to find such insurance in the future, or that the cost will be affordable to us. If we are forced to go without such insurance, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liability.

We are dependent on the popularity of consumer acceptance of our product lines and service offerings. Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance and demand of our product lines and service offerings. Acceptance of our products and services will depend on several factors, including availability, cost, ease of use, familiarity of use, convenience, effectiveness, safety, and reliability. If customers do not accept our products, or if we fail to meet customers’ needs and expectations adequately, our ability to continue generating revenues could be reduced. Due to the changing consumer preferences, it is also difficult to forecast demand for hemp-derived products. There is a high risk that hemp-derived products’ ultimate popularity will decline, leading to lower revenues.

A drop in the retail price of hemp-derived products may negatively impact our business. The demand for our products depends in part on the price of commercially grown hemp. Fluctuations in economic, market, and agricultural conditions that impact the prices of commercially grown hemp, such as increases in the supply of such hemp and the decrease in the price of products using commercially grown hemp, could cause the demand for hemp-derived products to decline, which would have a negative impact on our business.

We could suffer reputational and financial damage in the event of injury from our products or product recalls. As a manufacturer and distributor of products intended for human consumption or use, we are subject to product liability claims if the use of our products by others is alleged to have resulted in harm or injury. Our products consist of hemp-derived oils, creams, lotions, extracts, and other ingredients that are not subject to pre-market regulatory approval in the United States or internationally, as well as snacks and health, but not dietary, supplements. Previously unknown adverse reactions resulting from human consumption or use of these ingredients could occur, which would likely result in product liability claims against us, and which would increase our costs and adversely affect our reputation and harm our business. We may be held liable if any illness or injury caused by any product we develop, manufacture, or distribute, if any such product is found to be unsuitable for use. In addition to any reputational damage we would suffer, we cannot guarantee that our product liability insurance or that of any of our suppliers would fully cover potential liabilities. In the event of litigation, any adverse judgments against us would have a material adverse effect on our financial condition, including our cash balances, and results of operations.

The presence of THC in our hemp-derived products may cause adverse consequences to users of such products that will expose us to the risk of liability and other consequences. Our products are made from industrial hemp, which contains THC, though typically at a low level. As a result of the variability of agricultural products, certain of our products contain varying levels of THC. THC is an illegal or controlled substance in many jurisdictions. Whether or not ingestion of THC (at low levels or otherwise) is permitted in a particular jurisdiction, there may be adverse consequences to end users who test positive for THC attributed to use of our products through unintentional presence in its products of THC, even if only in trace amounts. In addition, certain metabolic processes in the body may negatively affect the results of drug tests. Positive tests may adversely affect the end user’s reputation, ability to obtain or retain employment, and participation in certain athletic or other activities. A claim or regulatory action against us based on such positive test results could materially adversely affect our reputation, potentially expose us to material liability, and potentially require us to recall our products.

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Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel. Our future success largely depends upon the continued services of our executive officers and management team. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. In particular, if the hemp industry continues to grow, demand for personnel may become more competitive. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to manage or grow our business effectively, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

We may not be able to manage our growth or improve our operational, financial, and management information systems effectively, which would impair our results of operations. In the near term, we intend to expand the scope of our operations activities significantly, including the launch of our new brand Blesswell, in conjunction with the Khode LLC Joint Venture, expanding our existing sales and distribution channels, along with the future launch of Go Green Global’s operations in Jamaica, re-branding of Kushwear’s product line-up, and developing and launching CBDLB’s line-up of beverages. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management, and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

●	The need for continued development of our financial and information management systems;
●	The need to manage strategic relationships and agreements with manufacturers, customers, and partners; and
●	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to manage growth effectively will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments or otherwise materially adversely affecting our business, financial condition, or results of operations.

If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected. In the area of innovation, we must be able to develop new technologies and products that appeal to our customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, marketing, and sourcing of new technologies or innovations, that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns.

If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer. Our participation in the hemp-derived product industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against us. Litigation, complaints, and enforcement actions could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects. We have not been, and are not currently, subject to any material litigation, complaint, or enforcement action regarding cannabis or hemp (or otherwise) brought by any federal, state, or local governmental authority.

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Risks Relating to Our Common Stock

The market price of our Common Stock may fluctuate significantly, which could negatively affect us and the holders of our Common Stock. The trading price of our Common Stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our Common Stock could decrease, perhaps significantly. Other factors that may affect the market price of our Common Stock include:

●	volatility in the trading markets generally and in our particular market segment;

●	limited trading of our Common Stock;

●	actual or anticipated fluctuations in our results of operations;

●	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

●	announcements regarding our business or the business of our customers or competitors;

●	changes in accounting standards, policies, guidelines, interpretations, or principles;

●	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

●	developments or disputes concerning our intellectual property or our offerings, or third-party proprietary rights;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	any major change in our board of directors (our “Board”) or management;

●	sales of shares of our Common Stock by us or by our stockholders;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

Statements of, or changes in, opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our Common Stock. In addition, the stock market as a whole, as well as our particular market segment, has from time to time experienced extreme price and volume fluctuations, which may affect the market price for the securities of many companies, and which often have appeared unrelated to the operating performance of such companies. Any of these factors could negatively affect our stockholders’ ability to sell their shares of Common Stock at the time and price they desire.

We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders. We are authorized to issue up to 1,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 462,481,493 shares of Common Stock and 719,571 shares of Series Z Convertible Preferred Stock (the “Series Z Stock”) are currently issued and outstanding as of June 29, 2021. The number of shares of Common Stock issued and outstanding excludes the shares of Common Stock underlying the shares of Series Z Stock and shares underlying common stock purchase warrants. We expect to seek additional financing in order to provide working capital to our business or may issue additional shares of Common Stock as compensation. Our Board has the power to issue any or all of such authorized but unissued shares of our Common Stock at any price and, in respect of the preferred stock, at any price and with any attributes, our Board considers sufficient, without stockholder approval. The issuance of additional shares of Common Stock in the future will reduce the proportionate ownership and voting power of current stockholders and may negatively impact the market price of our Common Stock.

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We may issue additional securities with rights superior to those of our Common Stock, which could materially limit the ownership rights of our stockholders. We may offer additional debt or equity securities in private and/or public offerings in order to raise working capital or to refinance our debt. Our Board has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of our stockholders. It is possible that any debt securities or preferred stock that we sell would have terms and rights superior to those of our Common Stock and may be convertible into shares of our Common Stock. Any sale of securities could adversely affect the interests or voting rights of the holders of our Common Stock, result in substantial dilution to existing stockholders, or adversely affect the market price of our Common Stock.

Quotation on the OTCM’s Pink® Open Market may be volatile and sporadic. Currently, our Common Stock is quoted on the OTCM’s Pink Open Market. Trading in stock quoted on over-the-counter markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress or inflate the market price of our Common Stock for reasons unrelated to operating performance. Moreover, the OTCM is not a stock exchange, and trading of securities on this market is often more sporadic than the trading of securities listed on a national securities exchange, i.e., the New York Stock Exchange, the NYSE American, or The Nasdaq Stock Market.

Our Chairman of the Board and Chief Executive Officer controls more than half of our voting securities; he can exert significant control over our business and affairs and have actual or potential interests that may depart from those of investors. Our Chairman of the Board and Chief Executive Officer, Todd Davis, owns a significant percentage of our issued and outstanding capital stock. Although he beneficially owns approximately 27.18% of our issued and outstanding voting stock as of June 29, 2021, through his beneficial ownership of the issued and outstanding shares of Series Z Stock he controls in excess of 50% of our total voting power. Mr. Davis’ holdings may increase further in the future upon vesting or other maturation of exercise rights under any of the options or warrants he may be granted in the future or if he otherwise acquires additional shares of our capital stock. His interests may differ from the interests of our other stockholders. As a result, in addition to his Board seat and executive offices, Mr. Davis will have significant influence and control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

●	to elect or defeat the election of our directors;

●	to amend or prevent an amendment to our Articles of Incorporation or Bylaws;

●	to effect or prevent a merger, sale of assets, or other corporate transaction; and

●	to control the outcome of any other matter submitted to our stockholders for a vote.

This concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover, or other business consolidation, or discouraging a potential acquirer from making a tender offer for our Common Stock, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We will be a “controlled company” within the meaning of the Nasdaq rules and the NYSE rules and, as a result, will qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements. Because Mr. Davis controls in excess of 50% of our total voting power, we will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq rules and the NYSE rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain of the exchange’s corporate governance requirements. As of the date of this Amended Registration Statement, our Common Stock is not listed on the New York Stock Exchange, the NYSE American, or the Nasdaq Stock Market and there cannot be any assurance that it ever will be listed on a national securities exchange. If our Common Stock qualifies to be listed on a national securities exchange and if we choose to initiate the listing process, we will then determine whether we characterize ourselves as a “controlled company” for corporate governance requirements. As a company, whose Common Stock is currently quoted on the OTCM’s Pink Open Market, we are not required to abide by the corporate governance rules of a national securities exchange and accordingly, do not have a fully independent series of board committees. Thus, as a consequence of our reliance on certain exemptions from the Nasdaq standards provided to “controlled companies,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national securities exchange.

We are not subject to the rules of a national securities exchange requiring the adoption of certain corporate governance measures and, as a result, our stockholders do not have the same protections. Separately from the “controlled company” analysis of the previous risk factor, we are not subject to the rules of a national securities exchange, such as the New York Stock Exchange, the NYSE American, or The Nasdaq Stock Market. National securities exchanges generally require more rigorous measures relating to corporate governance that are designed to enhance the integrity of corporate management. The requirements of the OTCM’s Pink Open Market afford our stockholders fewer corporate governance protections than those of a national securities exchange. Until we comply with such greater corporate governance measures, even though such compliance is not required by the OTCM for quotations of shares of our Common Stock on the OTCM’s Pink Open Market, our stockholders will have fewer protections, such as those related to director independence, stockholder approval rights, and governance measures that are designed to provide oversight of a corporation’s management by its board of directors.

A decline in the price of our Common Stock could affect our ability to raise working capital, which could adversely impact our ability to continue our operations. A prolonged decline in the price of our Common Stock could result in a reduction in the liquidity of our Common Stock and a reduction in our ability to raise capital. We may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities; thus, a decline in the price of our Common Stock could be detrimental to our liquidity and our operations because the decline may adversely affect investors’ desire to invest in our securities. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products or services and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our Common Stock and we may be forced to reduce or discontinue operations.

Because we do not intend to pay any cash dividends on our shares of Common Stock in the near future, our stockholders will not be able to receive a return on their shares unless and until they sell them. We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the near future. The declaration, payment, and amount of any future dividends will be made at the discretion of our Board, and will depend upon, among other things, the results of operations, cash flow, and financial condition, operating and capital requirements, and other factors as our Board considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless our Board determines to pay dividends, our stockholders will be required to look to appreciation of our Common Stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, possibly subject us to regulatory scrutiny and sanctions, cause investors to lose confidence in our reported financial information, and have a negative effect on the market price for shares of our Common Stock. Effective internal controls are necessary for us to provide reliable financial reports and effectively to prevent fraud. We maintain a system of internal controls over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our Board, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”).

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Because our class of Common Stock is now registered pursuant to Section 12(g) of the Exchange Act, we will have significant requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments, and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue to grow. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information, and have a negative effect on the market price for shares of our Common Stock.

We lack sufficient internal controls over financial reporting and implementing acceptable internal controls will be difficult with a limited number of management personnel, which will make it difficult to ensure that information required to be disclosed in our future reports filed and submitted under the Exchange Act is recorded, processed, summarized, and reported as and when required. As of the date of this Amended Registration Statement, we currently lack certain internal controls over our financial reporting. We have a limited number of management personnel, which may make it difficult to implement such controls at this time. The lack of such controls makes it difficult to ensure that information required to be disclosed in our reports to be filed and submitted under the Exchange Act (now that our class of Common Stock is registered pursuant to Section 12(g) thereof) will be recorded, processed, summarized, and reported, as and when required.

The reasons we believe that our disclosure controls and procedures are not fully effective are because:

●	there is a lack of segregation of duties necessary for a good system of internal control due to insufficient accounting staff due to our size;

●	the staffing of our accounting department is weak due to the lack of qualifications and training, and the lack of formal review process;

●	our control environment is weak due to the lack of an effective risk assessment process, the lack of internal audit function, and insufficient documentation and communication of the accounting policies; and

●	failure in the operating effectiveness over controls related to recording revenue.

We cannot assure you that we will be able to develop and implement the necessary internal controls over financial reporting. The absence of such internal controls may inhibit investors from purchasing our shares and may make it more difficult for us to raise debt or equity financing.

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Our Common Stock is categorized as “penny stock,” which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements. Our Common Stock is categorized as “penny stock.” The Commission adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share and we did not qualify for any of the other exceptions; therefore, our Common Stock is considered “penny stock.” This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with his or her spouse. The penny stock rules require a broker-dealer buying our securities, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability and/or willingness of broker-dealers to trade our securities, either directly or on behalf of their clients, may discourage potential investor’s from purchasing our securities, or may adversely affect the ability of our stockholders to sell their shares.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted sales practice requirements that may limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock. In addition to the “penny stock” rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which could limit your ability to buy and sell our Common Stock, have an adverse effect on the market for our shares, and thereby depress our price per share of Common Stock.

The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees. Our Articles of Incorporation contain a provision limiting the personal liability of our directors and officers to our stockholders and to us for damages for the breach of a fiduciary duty as a director or officer except with respect to (i) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of the law or (ii) the payment of dividends in violation of Nevada law. We also previously entered into employment agreements with each of our officers pursuant to which we have contractual indemnification obligations. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our stockholders and us.

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Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us. Nevada has a business combination law that prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The potential effect of Nevada’s business combination law is to discourage parties interested in taking control of us from doing so if these parties cannot obtain the approval of our Board. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Amended Registration Statement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions, such as our plans, objectives, expectations, and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic, and competitive uncertainties, and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclose any obligation to update forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those discussed under “Forward-Looking Statements,” “Item 1. Business,” and “Item 1A. Risk Factors” sections in this Amended Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We develop hemp-derived, cannabidiol-based products, each formulated to address key segments of the health and wellness market. Through our subsidiaries, we sell high-end, full-spectrum hemp-derived oils, extracts, topicals, and pet products, all with the shared purpose of supporting the potential of relief of pain and inflammation for humans and pets, through our e-commerce site www.cbdunlimited.com, as well as other online and in-store retailers. In addition to our consumer products, our Gorilla-Tek division offers a state-of the art automated dispensing system providing a secure method of distributing hemp-based products. The proprietary system enables retailers to increase sales channels without opening a physical storefront location. Complementing our retail products and Gorilla-Tek divisions, we also own and operate a number of wholly-owned subsidiaries that offer technology and consulting solutions to the hemp and CBD industry, including an easy to use “Seed-to-Shelf” compliance and inventory tracking and process management system for regulated products in a front of counter pharmacy support platform.

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The Company was incorporated in the State of Nevada on September 5, 1997 as Micron Solutions in order to complete a merger with Shillelagh. In November 1997, Shillelagh merged with and into Micron Solutions, with Micron Solutions as the surviving entity. In 2002, Micron Solutions entered into the Exchange Agreement with PanaMed, Inc., and all of its shareholders, pursuant to which PanaMed, Inc. became the Company’s wholly-owned subsidiary. In connection with the Exchange Agreement, Micron also changed its name to PanaMed Corporation.

In June 2005, we filed a Certificate of Amendment to Articles of Incorporation with the Secretary of State of the State of Nevada to change our name to Endexx Corporation. At that time, we adopted our current trading symbol, “EDXC.” In September 2005, PanaMed Corporation acquired VBB, an SaaS provider, through a merger, whereby VBB merged with and into us, and we were the surviving entity. Subsequently, we operated as a diversified technology and SaaS and compliance and tracking systems company, until we shifted our focus to the hemp-derived product industry in August 2014. In October 2018, we changed our name to CBD Unlimited, Inc., and in May 2020, we changed our name back to Endexx Corporation, with CBD Unlimited, Inc., becoming our wholly-owned subsidiary. On January 25, 2021, we filed our Amended and Restated Articles of Incorporation.

Results of Operations

Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020:

Revenues

Revenues for the three months ended March 31, 2021 were $147,000, as compared to $487,000 for the three months ended March 31, 2020, a decrease of $340,000.

This decrease in revenues can be attributed to the decrease in consumer spending arising from the COVID-19 pandemic, where we saw a noticeable decrease in both retail and online sales. We expect our revenues to improve in future periods as global economic conditions rebound, and consumer spending increases.

Gross Profit and Margins

Gross profit (loss) for the three months ended March 31, 2021 was $(172,000), as compared to $(906,000) for the three months ended March 31, 2020. The $734,000 decrease in gross loss is the result of the decrease in revenues due to reduced consumer demand as a result of the COVID-19 pandemic and an inventory impairment of $1,041,000 during the three months ended March 31, 2020. Gross profit margin for the three months ended March 31, 2021 was (117.4)%, as compared to (186.0)% for the three months ended March 31, 2020. This change in gross margin loss resulted from a significant inventory impairment in an amount greater than the gross or net revenues for the three months ended March 31, 2020. We do not believe that such a large gross margin loss will be sustained; rather, we believe that, subject to factors outside of our control, our historical gross margins of approximately 25% to 50% are more likely to remain the norm.

Operating Expenses

Operating expenses for the three months ended March 31, 2021, were $735,000, as compared to $2,071,000 for the three months ended March 31, 2020. This decrease in operating expenses can be attributed primarily to professional fees incurred in the three months ended March 31, 2020.

We expect that operating expenses will increase over the next 12 months as our long-term growth strategy will require significant increases in personnel and facilities, along with increased research and development expenses to ensure that products nearing commercialization are brought to market quickly and effectively.

Loss from Operations and Total Net Loss

Loss from operations for the three months ended March 31, 2021 was $907,000, as compared to a loss from operations of $2,976,000 for the three months ended March 31, 2020, a decrease in net loss from operations of $2,069,000. The decrease in loss from operations for the three months ended March 31, 2021 was as a result of (i) an increase in advertising and promotion of our products, (ii) a reduction in gross revenues, offset by a reduction in the cost of revenues, but enhanced by an increase in inventory impairment greater than the aggregate revenues for the period ended March 31, 2020 and (iii) a decrease in general and administrative expenses. Total net loss for the three months ended March 31, 2021 was $1,413,000, as compared to a total net loss of $4,264,000 for the three months ended March 31, 2020, a decrease in total net loss of $2,851,000. The decrease in net loss for the three months ended March 31, 2021 was as a result of (i) the reasons for the decrease in our loss from operations, (ii) non-cash gains and losses related to the derivative liability and an overall decrease in financing costs and discount amortization, interest expenses and penalties from the prior period. Derivative liabilities are associated with loans that are convertible and have variable pricing on the equivalent shares of Common Stock. At the end of each period, these derivative liabilities are valued, and the net change is recorded as a gain or loss in other expense and income.

We do not expect to realize net income in the near term as anticipated operational expenses are expected to increase as a result of increased research and development expenses, consulting fees, payroll expenses, and administrative costs as staffing increases. Despite management’s focus on ensuring operating efficiencies, we expect to continue to operate at a loss through fiscal 2021 only in part due to the COVID-19 pandemic. Nevertheless, we expect that, during our current fiscal year, the adverse impact of COVID-19 on our business will slowly abate, as the positivity rate in tests for COVID-19 continues to decrease along with the new infection and mortality rates and the number of people becoming vaccinated continues to increase.

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Six Months Ended March 31, 2021 Compared to the Six Months Ended March 31, 2020:

Revenues

Revenues for the six months ended March 31, 2021 were $295,000, as compared to $799,000 for the six months ended March 31, 2020, a decrease of $503,000.

This decrease in revenues can be attributed to the decrease in consumer spending arising from the COVID-19 pandemic, where we saw a noticeable decrease in both retail and online sales. We expect our revenues to improve in future periods as global economic conditions rebound, and consumer spending increases.

Gross Profit and Margins

Gross profit (loss) for the six months ended March 31, 2021 was $(273,000), as compared to $(740,000) for the six months ended March 31, 2020. The $468,000 decrease in gross loss is the result of the decrease in revenues due to reduced consumer demand as a result of the COVID-19 pandemic and an inventory impairment of $1,041,000 during the six months ended March 31, 2020. Gross profit margin for the six months ended March 31, 2021 was (92.3)%, as compared to (92.7)% for the three months ended March 31, 2020. This change in gross margin loss resulted from a significant inventory impairment in an amount greater than the gross or net revenues for the six months ended March 31, 2020. We do not believe that such a large gross margin loss will be sustained; rather, we believe that, subject to factors outside of our control, our historical gross margins of approximately 25% to 50% are more likely to remain the norm.

Operating Expenses

Operating expenses for the six months ended March 31, 2021, were $1,557,000, as compared to $2,873,000 for the six months ended March 31, 2020. This decrease in operating expenses can be attributed primarily to professional fees incurred in the six months ended March 31, 2020.

We expect that operating expenses will increase over the next 12 months as our long-term growth strategy will require significant increases in personnel and facilities, along with increased research and development expenses to ensure that products nearing commercialization are brought to market quickly and effectively.

Loss from Operations and Total Net Loss

Loss from operations for the six months ended March 31, 2021 was $1,830,000, as compared to a loss from operations of $3,613,000 for the six months ended March 31, 2020, a decrease in net loss from operations of $1,783,000. The decrease in loss from operations for the six months ended March 31, 2021 was as a result of (i) an increase in advertising and promotion of our products, (ii) a reduction in gross revenues, offset by a reduction in the cost of revenues, but enhanced by an increase in inventory impairment greater than the aggregate revenues for the period ended March 31, 2020 and (iii) a decrease in general and administrative expenses. Total net loss for the six months ended March 31, 2021 was $2,503,000, as compared to a total net loss of $6,011,000 for the six months ended March 31, 2020, a decrease in total net loss of $3,508,000. The decrease in net loss for the six months ended March 31, 2021 was as a result of (i) the reasons for the decrease in our loss from operations, (ii) non-cash gains and losses related to the derivative liability and an overall decrease in financing costs and discount amortization, interest expenses and penalties from the prior period. Derivative liabilities are associated with loans that are convertible and have variable pricing on the equivalent shares of Common Stock. At the end of each period, these derivative liabilities are valued, and the net change is recorded as a gain or loss in other expense and income.

We do not expect to realize net income in the near term as anticipated operational expenses are expected to increase as a result of increased research and development expenses, consulting fees, payroll expenses, and administrative costs as staffing increases. Despite management’s focus on ensuring operating efficiencies, we expect to continue to operate at a loss through fiscal 2021 only in part due to the COVID-19 pandemic. Nevertheless, we expect that, during our current fiscal year, the adverse impact of COVID-19 on our business will slowly abate, as the positivity rate in tests for COVID-19 continues to decrease along with the new infection and mortality rates and the number of people becoming vaccinated continues to increase.

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Liquidity and Capital Resources – Three and Six-Month Periods Ended March 31, 2021

Going Concern

We have incurred operating losses since inception and have negative cash flow from operations. As of March 31, 2021, we had a stockholders’ deficit of $10,366,000, a working capital deficit of $10,687,000, and incurred a net loss of $2,503,000 for the six months ended March 31, 2021. Additionally, our operations utilized $2,047,000 in cash during the six months ended March 31, 2021, while we received $2,119,000 in cash from financing activities. As a result, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient cash flows from operations to meet our obligations. We intend to continue to seek additional debt or equity financing to continue our operations, but there can be no assurance that such financing will be available on terms acceptable to us, if at all.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

As of March 31, 2021 and September 30, 2020, we had cash of approximately $77,000 and $5,000, respectively. We estimate our operating expenses for the near- and mid-term may continue to exceed the revenues that we may generate, and we may need to raise capital through either debt or equity offerings to continue operations. We are in the early stages of our business. We are required to fund growth from financing activities, and we intend to rely on a combination of equity and debt financings. Due to market conditions and the early stage of our operations, there is considerable risk that we will not be able to raise such financings at all, or on terms that are not overly dilutive to our existing stockholders. We have been able to raise financing, typically debt-based, for the preceding three fiscal years and we have been able to refinance, extend, or modify the terms of those debt instruments and, in that context, to repay a limited amount of those obligations, either in cash or through conversions thereof into shares of our Common Stock. We are unable to quantify our ability to continue the practice of modification and repayment, or to continue to sell our equity and debt securities, considering our current capital and debt structure. Thus, we cannot offer any assurance that we will be able to continue to raise such funds. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Cash Flow – Operating Activities

For the six months ended March 31, 2021, our cash used in operating activities amounted to an outflow of $2,047,000, compared to cash used during the six months ended March 31, 2020 of $966,000. The increase in cash used in our operating activities is due to changes in our inventory value, prepaid expenses, accounts receivable, and accrued interest on notes payable.

Cash Flow – Investing Activities

Net cash used in investing activities in the six months ended March 31, 2021 was $-0-, compared to net cash used in investing activities in the six months ended March 31, 2020 of $111,000. During the six months ended March 31, 2020 we purchased website domain and digital intangibles and also purchased property and equipment.

Cash Flow – Financing Activities

For the six months ended March 31, 2021, our cash provided by financing activities amounted to $2,119,000, which includes $228,000 in proceeds received from the issuances of our Common Stock and $939,000 in proceeds from the issuance of convertible notes and $952,000 in proceeds from the issuance of notes payable net of repayments of $21,000. Our cash provided by financing activities for the six months ended March 31, 2020 amounted to $1,998,000, which includes $310,000 in proceeds received from the issuances of our Common Stock, $1,888,000 in proceeds from the issuance of notes payable and $200,000 in repayments of convertible notes payable.

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Fiscal Year Ended September 30, 2020 Compared to Fiscal Year Ended and September 30, 2019

Revenues

Revenues for the fiscal year ended September 30, 2020 were $1,150,000, as compared to $1,110,000 for the fiscal year ended September 30, 2019, a nominal increase. Notwithstanding the effects of COVID-19, the revenue growth for fiscal 2020 resulted from the growth and expansion of our website retail sales and growth in the number our wholesale accounts and subsequent orders.

We expect an increase in commercial revenue over the next 12 months as our business model is implemented and expanded and our commercial and retail accounts continue to grow and expand the products being sold in each of their retail locations. Additionally, we will continue to focus on the development of both current and new products while continuing to commercialize existing products lines.

Gross Profit (Loss)

Gross profit (loss) for the fiscal year ended September 30, 2020 was a profit of $341,000, as compared to a (loss) of $(497,000) for the fiscal year ended September 30, 2019. Gross profit for the 12 months ended September 30, 2020 and the gross (loss) for the 12 months ended September 30, 2019 can be attributed to improved negotiated pricing of our raw materials and a significant reduction in inventory impairment between the years.

Operating Expenses

Operating expenses for the fiscal year ended September 30, 2020, were $4,060,000, as compared to $3,790,000 for the fiscal year ended September 30, 2019, an increase of $270,000. The increase in operating expenses over the prior period can be attributed to significant increases in professional fees, consulting fees, advertising expenses, general and administration expenses, and payroll and benefits costs.

We expect that operating expenses will increase over the next 12 months as our long-term growth strategy will require significant increases in personnel and facilities along with increased research and development expenses to ensure that products nearing commercialization are brought to market as quickly and as effectively. We cannot provide any assurances that our strategy will be effective.

Other Expense

Other expense for the fiscal year ended September 30, 2020 was $5,446,000, as compared to other expense of $3,989,000 for the year ended September 30, 2019. The period-over-period increase is the result of increases of $1,736,000 in interest expense and penalties for notes payable and $428,000, financing costs of $633,000, and a non-cash loss on certain derivative liabilities of $(825,000). Derivative liabilities are associated with loans that are convertible and have variable pricing on the equivalent shares of Common Stock. At the end of each period, these derivative liabilities are valued, and the net change is recorded as a gain or loss in other expense and income.

Loss from Operations and Total Net Loss

Loss from operations for the fiscal year ended September 30, 2020 was $3,717,000, as compared to loss from operations of $4,288,000 for the fiscal year ended September 30, 2019, a decrease in net loss from operations of $571,000. The decrease in loss from operations for 2020 was as a result of (i) an increase in gross revenues, (ii) a decrease in cost of revenues, and (ii) a decrease in inventory impairment, partially offset by an increase in total operating expenses, including (a) advertising and promotion expenses, (b) advertising and promotion expenses, and (c) a decrease in professional and consulting expenses and payroll. Total net loss for the fiscal year ended September 30, 2020 was $9,163,000, as compared to a total net loss of $8,276,000 for the fiscal year ended September 30, 2019, an increase of $887,000 in total net loss. The increase in total net loss for 2020 was as a result of (i) the reasons for the decrease in our loss from operations, (ii) a net $428,000 loss on acquisition and unrealized loss on investment, offset (iii) by a $2,510,000 non-cash gain on derivative liability. Derivative liabilities are associated with loans that are convertible and have variable pricing on the equivalent shares of Common Stock. At the end of each period, these derivative liabilities are valued, and the net change is recorded as a gain or loss in other expense and income.

We do not expect to realize net income in the near term as anticipated operational expenses are expected to increase as a result of increased research and development expenses, consulting fees, payroll expenses, and administrative costs as staffing increases. Despite management’s focus on ensuring operating efficiencies, we expect to continue to operate at a loss through fiscal 2021 only in part due to the COVID-19 pandemic. Nevertheless, we expect that, during our current fiscal year, the adverse impact of COVID-19 on our business will slowly abate, as the positivity rate in tests for COVID-19 continues to decrease along with the new infection and mortality rates and the number of people becoming vaccinated continues to increase.

Liquidity and Capital Resources – Fiscal Year Ended September 30, 2020

Going Concern

We have incurred operating losses since inception and have negative cash flow from operations. As of December 31, 2020, we had a stockholders’ deficit of $11,654,000, a working capital deficit of $10,219,000, and we incurred an accumulated deficit of $32,706,000 and incurred a net loss of $9,163,000 in fiscal year 2020. Additionally, we utilized $2,598,000 in cash during the fiscal year ended September 30, 2020, while we received $2,566,000 in cash from financing activities. As a result, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient cash flow from operations to meet our obligations. We intend to continue to seek additional debt or equity financing to continue our operations, but there can be no assurance that such financing will be available on terms acceptable to us, if at all.

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Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

As of December 31, 2020, and at the end of our 2020 fiscal year, we had cash of approximately $63,000 and $5,000, respectively. We estimate our operating expenses for the near- and mid-term may continue to exceed the revenues that we may generate, and we may need to raise capital through either debt or equity offerings to continue operations. We are in the early stages of our business. We are required to fund growth from financing activities, and we intend to rely on a combination of equity and debt financings. Due to market conditions and the early stage of our operations, there is considerable risk that we will not be able to raise such financings at all, or on terms that are not overly dilutive to our existing stockholders. We can offer no assurance that we will be able to raise such funds. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Cash Flow – Operating Activities

For the 12 months ended September 30, 2020, our cash used in operating activities amounted to an outflow of $2,498,000, compared to cash used during the 12 months ended September 30, 2019 of $3,156,000. The decrease in cash used in our operating activities is due to changes in our inventory value, prepaid expenses, accounts receivable, and accrued interest on notes payable.

Cash Flow – Financing Activities

For the 12 months ended September 30, 2020, our cash provided by financing activities amounted to $2,566,000, which includes $385,000 in proceeds received from the issuances of our Common Stock and $541,000 in proceeds from the issuance of convertible notes (less repayments of $200,000 of convertible notes), and $1,840,000 in proceeds from the issuance of notes payable. Our cash provided by financing activities for the 12 months ended September 30, 2019 amounted to $3,110,000, which includes $1,219,000 in proceeds received from the issuances of our Common Stock and $1,695,000 in proceeds from the issuance of convertible notes and $197,000 in proceeds from the issuance of notes payable.

Cash Flow – Investing Activities

Net cash used in investing activities in the 12 months ended September 30, 2020 was $100,000, compared to net cash used in investing activities in the 12 months ended September 30, 2019 of $73,000. In the year ended September 30, 2020, we purchased website domain and digital intangibles; whereas, in the 12 months ended September 30, 2019, we purchased property and equipment.

Off Balance Sheet Arrangements

As of March 31, 2021, December 31, 2020, and September 30, 2020, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experiences and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions and conditions. We continue to monitor significant estimates made during the preparation of our financial statements. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

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Item 3. Properties.

Our principal executive offices are located at 38246 North Hazelwood Circle, Cave Creek Arizona 85331, and our telephone number is (480) 595-6900. We purchased this property for $420,000 on February 1, 2019. The property encompasses approximately 2,860 square feet. Approximately 1,907 square feet is designated as office space that serves as the principal place of business for our management team and support staff, as well as our sales and customer service teams. The remaining 950 square feet is designated as our product development and test facility, and our inventory storage and fulfillment center. We currently believe that our existing facility is suitable, but we may require additional space to accommodate the growth that we are planning to occur. We believe that such space, if required, will be available to us on commercially reasonable terms.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners, Management and Directors

To our knowledge, based on information furnished to us, each person named in the tables below has sole voting and investment power with respect to such shares, shown as beneficially owned by such person, except as otherwise indicated. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the Commission. The Commission has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant, or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account, or similar arrangement, or (iv) the automatic termination of a trust, discretionary account, or similar arrangement.

The following table sets forth, as of June 29, 2021, certain information with respect to the beneficial ownership of our Common Stock by (i) each stockholder, or group of affiliated stockholder, known by us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group.

Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	Percent Owned (%) (1)
Todd Davis, CEO (2) c/o 38246 N. Hazelwood Circle Cave Creek, AZ 85331	Common Stock	141,786,045	26.85%
Daniel Brandwein, Director 159 South Pompano Parkway Pompano Beach, FL 33069	Common Stock	4,713,843	1.05%
Peter Governale, Director 210 Crabapple Road Manhasset, NY 11030	Common Stock	488,274	* %
Dustin Sullivan, Director 212 Island Drive Island Lake, IL 60042	Common Stock	3,825,654	* %
Directors and Executive Officers as a Group (4 persons)	Common Stock	150,813,816	28.56%

* Less than 1%

(1)

Applicable percentage of ownership is based on 462,481,493 shares of our Common Stock outstanding as of June 29, 2021, plus, for each stockholder, all shares that such stockholder could be issued within 60 days upon the conversion or exercise of any convertible or exercisable securities.

(2)	Includes 69,828,928 shares of our Common Stock held by Rayne Forecast Inc. (“Rayne”), an entity over which Mr. Davis has dispositive and voting authority and 71,957,117 shares of our Common Stock underlying the 719,571 shares of our Series Z Stock held by Rayne. Notwithstanding the percentage noted on the table, Rayne and Mr. Davis have voting power, through the Series Z Stock, in excess of 50% of our total voting power.

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The following table sets forth, as of June 29, 2021, certain information with respect to the beneficial ownership of our Series Z Stock by (i) each stockholder, or group of affiliated stockholder, known by us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group.

Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	Percent Owned (%) (1)
Todd Davis, CEO c/o 38246 N. Hazelwood Circle Cave Creek, AZ 85331	Series Z Convertible Preferred Stock	719,571	100.0%
Daniel Brandwein, Director 159 South Pompano Parkway Pompano Beach, FL 33069	Series Z Convertible Preferred Stock	-	0.0%
Peter Governale, Director 210 Crabapple Road Manhasset, NY 11030	Series Z Convertible Preferred Stock	-	0.0%
Dustin Sullivan, Director 212 Island Drive Island Lake, IL 60042	Series Z Convertible Preferred Stock	-	0.0%
Directors and Executive Officers as a Group (4)	Series Z Convertible Preferred Stock	719,571	100.0%

(1)	Applicable percentage of ownership is based on 719,571 shares of Series Z Stock outstanding as of June 29, 2021, plus, for each stockholder, all shares that such stockholder could be issued within 60 days upon the conversion or exercise of any convertible or exercisable securities.

Changes in Control

We do not know of any arrangements that may, at a subsequent date, result in a change in control.

Item 5. Directors and Executive Officers.

Directors and Executive Officers

Our executive officers are appointed by, and serve at the pleasure of, our Board, holding office until their death, resignation, or removal from office. Each of our directors serve a one-year term, with the current director serving until the next annual meeting of stockholders, until his respective successor has been duly elected and qualified, or until his death, resignation, or removal.

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position	Date First Elected or Appointed

Todd Davis	54	Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, and Treasurer, and Audit Committee Member, Compensation Committee Member, and Governance and Nominating Committee	January 1, 2002
Daniel Brandwein	56	Independent Director and Compensation Committee Member	March 19, 2020
Peter Governale	55	Independent Director, Audit Committee Member, Compensation Committee Member, and Governance and Nominating Committee Member	March 20, 2020
Dustin Sullivan	46	Independent Director, Audit Committee Member, Compensation Committee Member, and Governance and Nominating Committee Member	March 20, 2020

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Todd Davis – Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, and Treasurer. Mr. Davis joined us in January 2002 as our Chief Financial Officer and a director, and has served as our Chief Executive Officer, President, Treasurer, and Chairman of the Board since June 2004. Mr. Davis previously worked as an investment banker in Chicago, Illinois from October 1990 to December 2000 at Thomas James Associates, Inc., Baron Chase Securities, Inc., Lexington Securities, Inc., and Access Financial Group, Inc., where he was engaged in over 100 initial public offerings, follow-on offerings, and private placements. Following his tenure on Wall Street, Mr. Davis worked as an independent consultant, an advisor in the biomedical and pharmaceutical industries beginning in March 2000 through April 2003. In January 2002, he was hired as the Chief Financial Officer of PanaMed Corporation, and was later appointed Chief Executive Officer in June 2004. Mr. Davis holds a Bachelor of Science degree in Administrative Communications from Northern Arizona University, and has partially completed a master’s degree in International Finance from Arizona State University. Additionally, Mr. Davis previously held Series 7 and 63 licenses from 1990 to 2002. We believe that Mr. Davis is qualified to serve on our Board because of he has served in multiple C-level positions in public companies and has the experience and knowledge necessary to lead us. We believe that Mr. Davis’ status as our long-time Chairman of the Board and executive officer allows him to have a great understanding of what is required to advance our business, which qualifies him to serve on our Board.

Daniel Brandwein, D.P.M., F.A.C., F.A.S. – Director. Dr. Brandwein joined our Board in March 2020 as an independent director. Dr. Brandwein is a leading podiatrist, with over 30 years’ experience in podiatry medicine and surgery and has operated a private practice in South Florida since 2002. He has several publications and peer reviews in top medical journals with high impact factors. Dr. Brandwein holds a Bachelor of Science degree from the University of Pittsburgh, a Doctorate of Podiatric Medicine and Health Sciences from the College of Podiatric Medicine, and completed his residency at Union Hospital, New Jersey. He is board certified by the American Board of Podiatric Surgery, and is an American College of Foot and Ankle Surgeons Fellow. In his free time, Mr. Brandwein volunteers at free clinics for low income families, and gives educational lectures on various topics, including senior podiatry, diabetic patients, and sports medicine. We believe that Dr. Brandwein’s background and experience in medical issues allows him to have a great understanding of what is required to assess our current and prospective products to market, which qualifies him to serve on our Board.

Peter Governale – Director. Mr. Governale joined our Board in March 2020 as an independent director. He is a leading expert in with wine and spirit industry, with more than 15 years’ experience successfully launching and developing wine and liquor startups. In addition to his position on the Company’s Board, Mr. Governale currently serves as Vice President and Chief Marketing officer of Notorious Wines, Inc, a highly rated vintner, with annual sales in excess of 60,000 cases, and a distribution network throughout the US and globally. Prior to this, Mr. Governale served as Managing Partner of BH Group USA, LLC from July 2011 to January 2020, as Vice President of East Coast Wine and Spirits from February 2007 to January 2010, and as an Equity Trader at Schonfeld Securities (later became Opus Trading Fund), from February 2001 to February 2007. Mr. Governale’s track record in the wine and spirits industry includes growing and managing Skinny Girl Margarita, and Notorious Pink Rosé. Mr. Governale holds a Bachelor of Science degree in Finance and Marketing from the New York Institute of Technology. We believe that Mr. Governale’s background and experience in product launches allows him to have a great understanding of what is required to bring our new products to market, which qualifies him to serve on our Board.

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Dustin Sullivan – Director. Mr. Sullivan joined our Board in March 2020, ultimately as an independent director, upon his resignation as our Chief Operating Officer. Between September 2018 and March 2020, he also served as our Chief Operating Officer. He previously worked at Walgreens Boots Alliance, Inc. (“Walgreens”) from August 2000 to December 2015 in various roles, completing his tenure there as a Divisional Merchandise Manager. In his time at Walgreens, he worked with large healthcare consumer packaged goods companies to launch a variety of brands within the nonprescription and healthcare business. Additionally, he served as Divisional Merchandise Manager, where he oversaw several large prescription drugs to nonprescription drugs conversions (e.g., Nasacort, Flonase, and Nexium). After leaving Walgreens in December 2015, Mr. Sullivan worked at Impulse Health, LLC, serving as Vice President of their Health and Wellness consulting division. In this role, his team lead the sales, marketing, and financial planning of several new brands, launching in markets ranging from specialty/niche distribution to thirty thousand plus grocery, drug, and mass retail outlets. Mr. Sullivan holds a Bachelor of Arts degree in Secondary Education, History, and Economics, and was a teacher in Chicago, Illinois from January 1997 to January 2000. In March 2020, Mr. Sullivan resigned as our Chief Operating Officer, but remained on our Board as an independent director. We believe that Mr. Sullivan’s background and experience in retail business development allows him to have a great understanding of what is required to bring new products to market, which qualifies him to serve on our Board.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

None of our executive officers or director has been involved in any of the following events during the past ten years:

(a)	any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent, or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association, or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (ii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)	being the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)	being found by a court of competent jurisdiction (in a civil action), the Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Commission has not been reversed, suspended, or vacated;

(f)	being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

(g)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

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(h)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Item 6. Executive Compensation.

The following table sets forth certain compensation awarded to, earned by, or paid to the following “named executive officers,” which term is defined as follows:

(a)	all individuals serving as our principal executive officer and principal financial officer during the years ended September 30, 2020, 2019, and 2018; and

(b)	each of our three other most highly compensated executive officers who were serving as executive officers at the end of the years ended September 30, 2020, 2019, and 2018.

Except as set forth in the following table, we did not have any individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer as of the end of fiscal 2020.

Name and Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Total ($)

Todd Davis (2)	2020	$156,000	-	$156,000
Chief Executive Officer, President,	2019	$156,000	-	$156,000
Treasurer, and Chairman of the Board	2018	$156,000	$151,245	$307,245
Dustin Sullivan (3)	2020	$150,000	$223,317	$373,317
Director, (Former)	2019	$37,500	-	$37,500
Chief Operating Officer	2018	-	-	-
Ronald Cotting (4)	2020	$25,000	-	$25,000
Director of Operations	2019	-	-	-
	2018	-	-	-
Stephen A. Herron, Sr. (5)	2020	$25,000	-	$25,000
Director of Sales	2019	-	-	-
	2018	-	-	-

(1)	For valuation purposes, the dollar amount shown is calculated based on the market price of our Common Stock on the grant dates. The number of shares granted, the grant date, and the market price of such shares for each named executive officer is set forth below.
(2)	Mr. Davis was appointed as our Chief Financial Officer on January 1, 2002 and as our Chief Executive Officer, President, Treasurer, and Chairman of the Board on June 4, 2004.
(3)	Mr. Sullivan was our Chief Operating Officer from September 2018 until March 2020.
(4)	Mr. Cotting joined the Company as our Director of Operations (a non-executive officer level position) on April 1, 2020.
(5)	Mr. Herron joined the Company as our Director of Sales (a non-executive officer level position) on April 1, 2020.

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Narrative Disclosure to Summary Compensation Table

The following is a discussion of the material information that we believe is necessary to understand the information disclosed in the foregoing Summary Compensation Table.

Todd Davis

On April 4, 2005, we entered into an employment agreement with Mr. Davis. Pursuant to the employment agreement, Mr. Davis is entitled to a base salary of $156,000 per year. Mr. Davis is also eligible to receive an annual bonus as provided for under an annual incentive plan sponsored and maintained by us and/or as the Board determines in its discretion, as well as options to purchase shares of Common Stock as the Board determines in its discretion. In addition to certain payments due to Mr. Davis upon termination of employment, the employment agreement contains customary non-competition, non-solicitation, and confidentiality provisions. Finally, Mr. Davis is eligible for certain other welfare, pension, and incentive benefits available to all of our senior executives.

Mr. Davis earned total cash compensation for his services to us in the amount of $156,000 for each of fiscal 2020, 2019, and 2018.

On September 30, 2018, we issued Mr. Davis 3,484,899 shares of our Common Stock. The price per share was approximately $0.043, as reported on OTCM’s Pink Open Market.

Outstanding Equity Awards at Fiscal Year-End

We did not have any option awards or unvested stock awards outstanding as of September 30, 2020.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our director or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Other than as disclosed below, we have no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payments to our director or executive officers at, following, or in connection with the resignation, retirement, or other termination of our director or executive officers, or a change in control of our Company or a change in our director’s or executive officers’ responsibilities following a change in control.

Mr. Davis and our other senior executives are entitled to payments upon termination pursuant to the terms of their respective employment agreements. If the officer’s employment is terminated by us “without cause” or by the officer for “good reason” (each term as defined in the employment agreement), we are obligated to pay to the officer (i) his base salary and any bonus earned and/or accrued, but unpaid through the date of termination, (ii) a pro rata portion of the officer’s annual bonus for the fiscal year in which the officer’s termination occurs in an amount at least equal to (1) the officer’s target bonus amount, multiplied by (2) a fraction, the number of which is the number of days in the fiscal year in which the termination occurs through the date of termination and the denominator of which is 365 (the “Pro-Rated Bonus”), (iii) any accrued vacation pay, and (iv) a lump-sum cash payment equal to 50% of the officer’s then-current base salary. We are also obligated to continue for a period of six months following the termination, medical, hospitalization, dental, and life insurance programs the officer and his dependents were participating immediately prior to the date of termination (the “Continued Benefits”).

If the officer’s employment is terminated by us for “cause” or by the officer “without good cause” (each term as defined in the employment agreement), we are obligated to pay the officer his base salary and accrued vacation pay through the date of termination. If the officer’s employment is terminated for “disability” (as that term is defined in the employment agreement), we are obligated to pay the officer his base salary, bonus, and accrued vacation pay through the date of termination as soon as practicable following the date of termination, the Pro-Rated Bonus, and the Continued Benefits for a period of one year.

If the officer’s employment is terminated by reason of death, we are obligated to pay to his beneficiaries, legal representatives, or estate, as the case may be, the officer’s base salary and accrued vacation pay through the date of termination, his Pro-Rated Bonus, and the Continued Benefits, for the benefit of the officer’s spouse and dependence, for a period of two years.

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Director Summary Compensation Table

As of the end of our 2020 fiscal year, we had three non-employee directors. We did not compensate them for their service as directors during any of the years in which they served.

Risk Assessment in Compensation Programs

During our 2020, 2019, and 2018 fiscal years, we paid compensation to our employees, including executive and non-executive officers. Due to the size and scope of our business, and the amount of compensation, we did not have any employee compensation policies and programs to determine whether our policies and programs create risks that are reasonably likely to have a material adverse effect on us.

Item 7. Certain Relationships and Related Party Transactions, and Director Independence.

Related Party Transactions

When we are contemplating entering into any transaction in which any executive officer, director, director nominee, or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction have to be presented to the Chairman of the Board for his consideration. The Board has not adopted a written policy for related party transactions.

Except for the transactions described below, we have had no related party transactions during the fiscal years ended September 30, 2018, 2019, and 2020.

Transactions with Todd Davis and Rayne

Todd Davis, our Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, and Treasurer, is the owner of Rayne. Commencing in 2001, Mr. Davis, through Rayne (which was then an Illinois-domiciled corporation through October of 2015 and thereafter was domiciled in Arizona), entered into a series of financial arrangements, consulting agreements (and amendments), and an employment agreement with us. During our fiscal years prior to our 2020 fiscal year, Rayne lent funds to us, portions of which were repaid by our issuing to Rayne shares of our Common Stock. Also during those years, Rayne assisted us with certain business transactions and earned fees in respect thereof, which fees were accrued and portions of which were repaid by our issuing to Rayne shares of our Common Stock. Mr. Davis, directly, entered into an employment agreement with us in 2005, pursuant to which he is to receive $156,000 in annual compensation. During our fiscal years prior to our 2020 fiscal year, as well as in our 2020 fiscal year, much of Mr. Davis’ compensation has been accrued. Effective January 1, 2021, we issued 719,571 shares of our Series Z Stock to Rayne in consideration of the retirement of our accrued obligations (approximately $2.5 million) to Rayne and Mr. Davis.

Mr. Davis has two primary functions with the Company. The first, for which he spends approximately 90% of his business time, is operational: sourcing raw materials, overseeing manufacturing, tending to marketing and distribution, monitoring accounts receivable, and collecting the receivables. Relative to his operational duties (which stem from his services as the Company’s executive officer), the Company paid or accrued a salary for Mr. Davis. The second function, for which Mr. Davis spends approximately 10% of his business time, is financial: interfacing with a variety of potential sources of debt and equity financing for the Company. Relative to his financial duties (which stemmed from his services as the Company’s sole director through late March 2020), the Company periodically paid additional compensation or a bonus to Mr. Davis through his consulting agreement, as amended. For certain personal reasons, Mr. Davis has determined to have the Company pay his employment agreement- based compensation through his consulting agreement, rather than through his employment agreement. So long as he performs the duties of an executive officer and a director of the Company, Mr. Davis and the Company have taken the position that the specific form of agreement under which payment is tendered or accrued is irrelevant.

Transactions with Black Mountain Botanicals

From April 2019 through December 2019, Black Mountain Botanicals (BMB), an entity owned by the spouse of our President, was a contractor of the Company for sales and procurement. During the years ended September 30, 2020, and September 30, 2019, BMB was paid $45,600 and $31,674, respectively, for such services. Additionally, during the years ended September 30, 2020, and September 30, 2019, BMB collected and processed the Company’s credit card charges from sales and advanced funds totaling $60,391 and $151,084, respectively, and remitted $59,626 and $146,611, respectively, in the same time period. The transaction fee for the service is three percent.

Director Independence

Our Board is currently composed of four members: Mr. Davis, Dr. Brandwein, Mr. Governale, and Mr. Sullivan. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. However, we have determined that Dr. Brandwein, Mr. Governale, and Mr. Sullivan are independent in accordance with the rules of The Nasdaq Stock Market, LLC, and the Commission.

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Board Committees

Our Board has three board committees – Audit Committee, Compensation Committee, and Governance and Nominating Committee. The membership of the committees are as follows:

Committees	Audit Committee	Compensation Committee	Governance and Nominating Committee
Members:	Todd Davis (Chair) Peter Governale Dustin Sullivan	Todd Davis (Chair) Peter Governale Dustin Sullivan Daniel Brandwein	Todd Davis (Chair) Peter Governale Dustin Sullivan

Audit Committee

On January 1, 2021, our Board adopted an audit committee charter (the “Audit Committee Charter”) to govern the Audit Committee. Currently, Messrs. Governale, Sullivan, and Davis (Chairman) serve on the Audit Committee. As of the date of this Amended Registration Statement, none of the members qualifies as an “audit committee financial expert.”

The Audit Committee Charter requires that each member of the Audit Committee meet the independence requirements of The Nasdaq Stock Market LLC and the Commission and requires that the Audit Committee have at least one member that qualifies as an “audit committee financial expert.” We intend to identify potential new directors who can serve as Audit Committee members and satisfy these requirements. In addition to the enumerated responsibilities of the Audit Committee in the Audit Committee Charter, the primary function of the Audit Committee is to assist our Board in its general oversight of our accounting and financial reporting processes, audits of our financial statements, and internal control and audit functions.

Compensation Committee

On January 1, 2021, our Board approved and adopted a charter (the “Compensation Committee Charter”) to govern the Compensation Committee. Currently, Dr. Brandwein and Messrs. Governale, Sullivan, and Davis (Chairman) serve as members of the Compensation Committee. Dr. Brandwein and Messrs. Governale and Sullivan each meet the independence requirements of The Nasdaq Stock Market LLC and the Commission, qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and qualify as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition to the enumerated responsibilities of the Compensation Committee in the Compensation Committee Charter, the primary function of the Compensation Committee is to oversee the compensation of our executives, produce an annual report on executive compensation for inclusion in our proxy statement, if and when required by applicable laws or regulations, and advise our Board on the adoption of policies that govern our compensation programs.

Governance and Nominating Committee

On January 1, 2021, our Board approved and adopted a charter (the “Nominating Committee Charter”) to govern the Governance and Nominating Committee (the “Nominating Committee”). Currently, Messrs. Governale, Sullivan, and Davis (Chairman) serve as members of the Nominating Committee. The Nominating Committee Charter requires that each member of the Nominating Committee meets the independence requirements of the Nasdaq Stock Market LLC and the Commission; however, currently only Messrs. Governale and Sullivan qualify as independent directors. In addition to the enumerated responsibilities of the Nominating Committee in the Nominating Committee Charter, the primary function of the Nominating Committee is to determine the slate of director nominees for election to our Board, to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings, to review our policies and programs that relate to matters of corporate responsibility, including public issues of significance to us and our stockholders, and any other related matters required by federal securities laws.

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Item 8. Legal Proceedings.

Legal Proceedings

From time to time we are involved in various legal actions arising in the normal course of business. We currently have no legal proceeding to which we are a party to or to which our property is subject and, to the best of our knowledge, no adverse legal activity is anticipated or threatened.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our Common Stock is quoted on the OTCM’s Pink Open Market, under the symbol “EDXC.” The following table shows the high and low closing bid prices of our Common Stock for periods indicated as reported by the OTCM. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Quarter Ended	High Closing Bid Price Per Share	Low Closing Bid Price Per Share
Fiscal Year 2021
First Quarter	$0.145	$0.044
Second Quarter	$0.285	$0.090
Third Quarter (through June 28, 2021)	0.18	0.1008

Fiscal Year 2020
Fourth Quarter	$0.0829	$0.044
Third Quarter	$0.10	$0.0605
Second Quarter	$0.117	$0.05
First Quarter	$0.206	$0.087

Fiscal Year 2019
Fourth Quarter	$0.38	$0.104
Third Quarter	$0.745	$0.209
Second Quarter	$0.40	$0.047
First Quarter	$0.0588	$0.03725

On June 28, 2021, the closing bid price of our Common Stock as reported by OTCM was $0.12 per share.

Holders

As of June 29, 2021, we had approximately 440 record holders of shares our Common Stock. As of June 29, 2021, we had 462,481,493 shares of our Common Stock issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Securities Not Registered under the Securities Act; Rule 144 Eligibility

Our Common Stock and preferred stock have not been registered under the Securities Act. Accordingly, the shares of Common Stock and preferred stock issued and outstanding may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder.

Rule 144

Shares of our Common Stock that are restricted securities may be eligible for resale in compliance with Rule 144 of the Securities Act, subject to the requirements described below. “Restricted securities,” as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144. Below is a summary of the requirements for sales of our Common Stock pursuant to Rule 144 commencing 90 days after our class of Common Stock became registered pursuant to Section 12(g) of the Exchange Act on May 3, 2021.

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For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of Common Stock held longer than six months, but less than one year, will be subject only to the current public information requirement. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

A person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, will generally be entitled to sell within any three-month period a number of shares that does not exceed one percent of the number of shares of our Common Stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Persons who may be deemed to be affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholders.

We expect that substantially all of the 462,481,493 issued and outstanding shares of our Common Stock will be eligible for sale under Rule 144 from and after August 2, 2021. We cannot estimate the number of shares of our Common Stock that our existing stockholders will elect to sell under Rule 144.

Item 10. Recent Sales of Unregistered Securities.

Recent Sales of Unregistered Securities

We issued the following shares of our Common Stock in Fiscal Year 2018:

On December 15, 2017, we issued 1,600,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.027, for an aggregate value of $43,242. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 15, 2017, we issued 900,000 shares of our Common Stock to two individual consultants, as payment for consulting related services rendered to the Company. The shares were issued at a per-share price of $0.0455, for an aggregate value of $40,950. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 15, 2017, we issued 1,000,000 shares of our Common Stock to an individual, in connection with the purchase of a subsidiary. The shares were issued at a per-share price of $0.050, for an aggregate value of $50,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 15, 2017, we issued 600,000 shares of our Common Stock to an individual service provider, as payment for Product Development services rendered to the Company. The shares were issued at a per-share price of $0.0455, for an aggregate value of $27,300. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 15, 2017, we issued 389,610 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0455, for an aggregate value of $27,300. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 15, 2017, we issued 1,500,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0485, for an aggregate value of $72,750. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 9, 2018, we issued 454,545 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.058, for an aggregate value of $26,364. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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On January 26, 2018, we issued 2,100,000 shares of our Common Stock to three individuals in connection with a private placement. The shares were issued at a per share price of $0.027, for an aggregate value of $56,758. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 26, 2018, we issued 460,000 shares of our Common Stock to two consultants for consulting services rendered to the Company. The shares were issued at a per-share price of $0.060, for an aggregate value of $27,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On February 26, 2018, we issued 1,559,207 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.0192, for an aggregate value of $27,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 5, 2018, we issued 1,781,700 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.064, for an aggregate value of $113,998. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 20, 2018, we issued 569,395 shares of our Common Stock to an individual in connection a private placement. The shares were issued at a per-share price of $0.0281, for an aggregate value of $16,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 1, 2018, we issued 1,114,408 shares of our Common Stock to an individual in connection a private placement. The shares were issued at a per share price of $0.0323, for an aggregate value of $36,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 4, 2018, we issued 1,238,095 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.021, for an aggregate value of $26,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 13, 2018, we issued 1,257,622 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.0659, for an aggregate value of $82,851. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 26, 2018, we issued 1,257,622 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.0659, for an aggregate value of $82,851. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 30, 2018, we issued 10,000,00 shares of our Common Stock to the two equity holders of Go Green Global in connection with our acquisition of that entity. The shares were issued at a per-share price of $0.045, for an aggregate value of $450,000. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On May 16, 2018, we issued 3,333,336 shares of our Common Stock to four individuals in connection with a private placement. The shares were issued at a per-share price of $0.030, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On July 1, 2018, we issued 500,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.032, for an aggregate value of $16,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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On July 1, 2018, we issued 613,718 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0277, for an aggregate value of $17,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On July 1, 2018, we issued 200,000 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.045, for an aggregate value of $9,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On July 1, 2018, we issued 200,000 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0448, for an aggregate value of $8,960. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 7, 2018, we issued 1,336,649 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.015, for an aggregate value of $20,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 27, 2018, we issued 3,333,334 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.033, for an aggregate value of $110,001. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 27, 2018, we issued 558,784 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.045, for an aggregate value of $25,145. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On September 18, 2018, we issued 3,484,899 shares of our Common Stock to Rayne as payment for its assistance with a business transaction. The shares were issued at a per-share price of $0.0433, for an aggregate value of $151,245. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On September 30, 2018, we issued 559,285 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per share price of $0.043, for an aggregate value of $24,049. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

We issued the following notes that are convertible into shares of our Common Stock in Fiscal Year 2018:

On April 23, 2018, we issued a 12% Convertible Note to an institutional investor for a principal amount of $111,111.11 with a six-month term that is convertible into shares of our Common Stock. As of September 30, 2019, the outstanding balance was $0.00. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 1, 2018, we issued a 12% Convertible Note to an institutional investor for a principal amount of $230,000.00 with a 12-month term that is convertible into shares of our Common Stock. As of September 30, 2020, the convertible note had an outstanding balance of $2,333.33. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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We issued the following shares of our Common Stock in Fiscal Year 2019:

On October 1, 2018, we issued 559,285 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0447, for an aggregate value of $25,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 10, 2018, we issued 1,666,666 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.030, for an aggregate value of $50,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 10, 2018, we issued 1,666,666 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.030, for an aggregate value of $50,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 21, 2018, we issued 100,000 shares of our Common Stock to an individual as payment for services rendered to the Company. The shares were issued at a per-share price of $0.044, for an aggregate value of $4,400. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 20, 2018, we issued 333,333 shares of our Common Stock to an individual as payment for services rendered to the Company. The shares were issued at a per-share price of $0.030, for an aggregate value of $10,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 1, 2019, we issued 506,073 shares of our Common Stock to an individual as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0494, for an aggregate value of $25,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 2, 2019, we issued 14,285,716 shares of our Common Stock to three individuals in connection with a private placement. The shares were issued at a per-share price of $0.035, for an aggregate value of $500,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 2, 2019, we issued 705,882 shares of our Common Stock to consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.051, for an aggregate value of $36,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 11, 2019, we issued 3,188,750 shares of our Common Stock to Hampton Growth in connection with the partial conversion of a convertible note payable and payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.040, for an aggregate value of $127,550. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 17, 2019, we issued 5,619,907 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.0215, for an aggregate value of $120,828. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 17, 2019, we issued 9,456,307 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.0256 for an aggregate value of $241,609. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On February 26, 2019, we issued 1,075,269 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.093, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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On March 25, 2019, we issued 250,000 shares of our Common Stock to a consulting entity as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.349, for an aggregate value of $87,250. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 31, 2019, we issued 32,154 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.311, for an aggregate value of $10,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 31, 2019, we issued 490,196 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.051, for an aggregate value of $25,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 15, 2019, we issued 370,370 shares of our Common Stock to two individuals in connection with a private placement. The shares were issued at a per-share price of $0.270, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 25, 2019, we issued 395,000 shares of our Common Stock to two individuals in connection with a private placement. The shares were issued at a per-share price of $0.300, for an aggregate value of $118,500. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 5, 2019, we issued 230,000 shares of our Common Stock to an institutional investor in connection with a private placement. The shares were issued at a per-share price of $0.042, for an aggregate value of $9,660. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 5, 2019, we issued 81,433 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.3075, for an aggregate value of $25,041. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 10, 2019, we issued 500,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per share price of $0.200, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 10, 2019, we issued 500,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.200, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 10, 2019, we issued 500,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.200, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 13, 2019, we issued 1,125,000 shares of our Common Stock to an institutional consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.350, for an aggregate value of $281,250. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 23, 2019, we issued 750,000 shares of our Common Stock to an institutional consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.300, for an aggregate value of $225,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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On July 31, 2019, we issued 1,125,000 shares of our Common Stock to an institutional consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.300, for an aggregate value of $337,500. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On September 30, 2019, we issued 193,684 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.1164, for an aggregate value of $22,541. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

We issued the following notes that are convertible into shares of our Common Stock in Fiscal Year 2019:

On December 3, 2018, we issued a 10% Convertible Note to a trustee of a family trust for a principal amount of $100,000with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note had an outstanding balance of $163,700. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 30, 2019, we issued a 10% Convertible Note to an institutional investor for a principal amount of $437,222 with a two-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note was no longer outstanding. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On February 12, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $388,889 with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note had an outstanding balance of $388,889. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 15, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $222,222 with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note had an outstanding balance of $222,222. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 5, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $388,889 with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note had an outstanding balance of $388,889. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 17, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $222,222 with a four-month term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note was no longer outstanding. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On July 11, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $222,222 with a six-month term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note was no longer outstanding. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 5, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $111,111 with a six-month term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note was no longer outstanding. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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We also issued the following warrants that are convertible into shares of our Common Stock in Fiscal Year 2019:

Each of the warrants was issued to one institutional investor in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

Date of Issuance	Initial Exercise Date	Expiration Date	Underlying Number of Shares	Exercise Price Per Share
December 5, 2018	June 5, 2019	June 5, 2023	4,500,000	$0.04
January 7, 2019	July 7, 2019	July 7, 2023	3,000,000	$0.05
January 30, 2019	July 30, 2019	July 30, 2023	1,000,000	$0.10
January 30, 2019	July 30, 2019	July 30, 2023	1,000,000	$0.10
February 12, 2019	August 12, 2019	August 12, 2023	3,250,000	$0.12
March 15, 2019	September 15, 2019	September 15, 2023	2,500,000	$0.29
April 5, 2019	October 5, 2019	October 5, 2023	4,300,000	$0.37
August 5, 2019	February 5, 2020	February 5, 2024	1,200,000	$0.22

We issued the following shares of our Common Stock in Fiscal Year 2020:

On October 11, 2019, we issued 975,610 shares of our Common Stock to an institutional investor as inducement related to a note payable. The shares were issued at a per-share price of $0.1025, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On October 23, 2019, we issued 1,733,923 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.1502, for an aggregate value of $260,356. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On November 1, 2019, we issued 588,236 shares of our Common Stock to an institutional investor as inducement related to a note payable. The shares were issued at a per-share price of $0.1587, for an aggregate value of $933,333. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On December 31, 2019, we issued 263,158 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0950, for an aggregate value of $25,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 1, 2020, we issued 1,625,028 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0444, for an aggregate value of $72,126. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 15, 2020, we issued 5,587,644 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.0698, for an aggregate value of $389,795. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 15, 2020, we issued 250,000 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.1949, for an aggregate value of $48,725. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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On January 15, 2020, we issued 47,620 shares of our Common Stock to an individual as payment of a signing bonus owed by the Company. The shares were issued at a per-share price of $0.3477, for an aggregate value of $16,557. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 24, 2020, we issued 2,000,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0500, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 24, 2020, we issued an additional 2,000,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0500, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 24, 2020, we issued 800,000 shares of our Common Stock to an institutional investor as inducement related to a note payable. The shares were issued at a per-share price of $0.0805, for an aggregate value of $64,348. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On February 1, 2020, we issued 500,000 shares of our Common Stock to Charles Mohr related to an acquisition of capital stock owned by him. The shares were issued at a per-share price of $0.0850, for an aggregate value of $42,500. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 7, 2020, we issued 4,655,078 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.0821, for an aggregate value of $382,111. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 5, 2020, we issued 50,000 shares of our Common Stock to a consultant as payment for website development services rendered to the Company. The shares were issued at a per-share price of $0.0780, for an aggregate value of $3,900. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 6, 2020, we issued 10,000 shares of our Common Stock to an individual as payment of a signing bonus owed by the Company. The shares were issued at a per-share price of $0.0814, for an aggregate value of $814. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 22, 2020, we issued 333,333 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0300, for an aggregate value of $10,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 31, 2020, we issued 3,333,333 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0300, for an aggregate value of $100,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 31, 2020, we issued 256,410 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0650, for an aggregate value of $16,667. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 31, 2020, we issued 6,375,303 shares of our Common Stock to Rayne as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.1051, for an aggregate value of $669,892. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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On April 20, 2020, we issued 1,000,000 shares of our Common Stock to an institutional investor as a default remedy related to a note payable. The shares were issued at a per-share price of $0.0851, for an aggregate value of $85,100. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 25, 2020, we issued 2,000,000 shares of our Common Stock to each of Ronald Cotting and Stephen A. Herron Sr. related to an acquisition of their company. The shares were issued at a per-share price of $0.0812, for an aggregate value of $162,400. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

On May 17, 2020, we issued 200,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0500, for an aggregate value of $10,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 17, 2020, we issued 300,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0500, for an aggregate value of $15,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 18, 2020, we issued 100,000 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0750, for an aggregate value of $7,500. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 1, 2020, we issued 183,537 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0810, for an aggregate value of $14,873. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 21, 2020, we issued 1,500,000 shares of our Common Stock to an individual in connection with a private placement. The shares were issued at a per-share price of $0.0333, for an aggregate value of $50,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On September 21, 2020, we issued 3,000,000 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0474, for an aggregate value of $142,200. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On September 21, 2020, we issued an additional 3,000,000 shares of our Common Stock to a consultant as payment for consulting services rendered to the Company. The shares were issued at a per-share price of $0.0474, for an aggregate value of $142,200. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On September 30, 2020, we issued 1,750,000 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.0292, for an aggregate value of $51,100. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

We issued the following notes that are convertible into shares of our Common Stock in Fiscal Year 2020:

On October 11, 2019, we issued a 24% Senior Secured Convertible Promissory Note to an institutional lender for a principal amount of $750,000. with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the Convertible Note had an outstanding balance of $750,000. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act. We subsequently entered into an “Update Agreement” with the lender to extend the maturity date to January 31, 2022 and reduce the interest rate to 12%.

48

On November 1, 2019, we issued a 24% Senior Secured Convertible Promissory Note to an institutional lender for a principal amount of $700,000 with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the Convertible Note had an outstanding balance of $700,000. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act. We subsequently entered into an “Update Agreement” with the lender to extend the maturity date to January 31, 2022 and reduce the interest rate to 12%.

On January 16, 2020, we issued a 24% Senior Secured Convertible Promissory Note to an institutional lender for a principal amount of $550,000 with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the Convertible Note had an outstanding balance of $550,000. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act. We subsequently entered into an “Update Agreement” with the lender to extend the maturity date to January 31, 2022 and reduce the interest rate to 12%.

On March 5, 2020, we issued a 24% Convertible Note to an institutional lender for a principal amount of $125,000 with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the Convertible Note had an outstanding balance of $125,000. We issued the Convertible Notes and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 30, 2020, we issued a 24% Convertible Note to an institutional lender for a principal amount of $75,000 with a one-year term that is convertible into shares of our Common Stock. As of December 31, 2020, the convertible note had an outstanding balance of $75,000. We issued the Convertible Notes and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

We issued the following shares of our Common Stock in Fiscal Year 2021:

On February 1, 2021, we issued 12,000,000 shares of our Common Stock to an institutional investor in connection with the modification of terms of three Senior Secured Convertible Promissory Notes. The shares were issued at a per-share price of $0.001, for an aggregate value of $1,200. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

We issued the following shares of our Series Z Stock that are convertible into shares of our Common Stock in Fiscal Year 2021:

On January 1, 2021, we issued 719,571 shares of our Series Z Stock to Rayne in consideration of the retirement of our accrued obligations (approximately $2.5 million) to Rayne and Mr. Davis. We issued the shares in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

We issued the following notes that are convertible into shares of our Common Stock in Fiscal Year 2021:

On January 22, 2021, we issued a 12% Senior Secured Convertible Promissory Note to an institutional lender for a principal amount of $1,250,000 with a one-year term that is convertible into shares of our Common Stock. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 5, 2021, we issued an additional 12% Senior Secured Convertible Promissory Note to an institutional lender for a principal amount of $300,000 with a one-year term that is convertible into shares of our Common Stock. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

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Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of all material characteristics of our capital stock as set forth in our Articles of Incorporation and our Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, and to the provisions of the Nevada Revised Statutes (“NRS”). We encourage you to review complete copies of our Articles of Incorporation, Certificate of Designation of our Series Z Stock, and our Bylaws. Copies of these documents are filed as exhibits to this Amended Registration Statement.

General

We are currently authorized to issue up to 1,000,000,000 shares of our Common Stock and 10,000,000 shares of our preferred stock, par value $0.0001 per share.

Common Stock

Of the 1,000,000,000 shares of Common Stock authorized by our Articles of Incorporation, 462,481,493 shares of our Common Stock are issued and outstanding as of June 29, 2021. Each holder of our Common Stock is entitled to one vote per share held of record on all matters submitted to a vote of the stockholders and not entitled to cumulative voting for the election of directors. Holders of our Common Stock do not have any preemptive, conversion, or other subscription rights. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor, subject to the rights of preferred stockholders. We have not paid any dividends and do not intend to pay any cash dividends to the holders of our Common Stock in the foreseeable future. We anticipate reinvesting our earnings, if any, for use in the development of our business. In the event of liquidation, dissolution, or winding up of the Company, the holders of our Common Stock are entitled, unless otherwise provided by law or our Articles of Incorporation, including any certificate of designations for series of preferred stock, to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. There are no redemption or sinking fund provisions applicable to our Common Stock.

We are not registering any other class or series of our equity securities. We are providing a description of our class of preferred stock and our Series Z Stock below to put into context the above description of the class of our Common Stock.

Preferred Stock

Of the 10,000,000 shares of preferred stock, par value $0.0001 per share, authorized in our Articles of Incorporation, 719,571 shares have been designated as Series Z Stock, all of which are issued and outstanding as of June 29, 2021. The per-share Stated Value of the Series Z Stock is $28.75. The Board is authorized, without further approval from our stockholders, to create one or more series of preferred stock, and to designate the rights, privileges, preferences, restrictions, and limitations of any given series of preferred stock. Accordingly, the Board may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Series Z Stock

As of June 29, 2021, 719,571 shares of Series Z Stock are issued and outstanding. The sole beneficial holder of those shares is Mr. Davis, our Chief Executive Officer, and Chairman of the Board. The shares of Series Z Stock, as a series, have voting rights, on a variable basis, to an aggregate vote equivalent to one share in excess of the maximum potential vote of the aggregate of the other classes or series of the then-issued and outstanding equity voting shares at any occasion when the vote of the holders of voting equity of the Company is held (whether at an annual meeting or special meeting of such holders or by the written consent of such holders). The shares of Series Z Stock do not have any redemption rights. The shares of Series Z Stock do not have any preemptive or equivalent rights.

Conversion Rights of Series Z Stock

At the option of the holder of Series Z Stock, each share of Series Z Preferred Stock shall be initially convertible into one hundred (100) shares of our Common Stock.

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Dividend Rights of Series Z Stock

We may not declare, pay, or set aside any dividends on shares of Common Stock unless (in addition to the obtaining of any consents required in the Articles of Incorporation) the holders of our then-issued and outstanding shares of Series Z Stock shall receive a dividend at a non-compounded, but cumulative rate of 4.56% of the Stated Value, payable, with or without the declaration thereof by our Board, solely in connection with and upon conversion of shares of the Series Z Stock and only upon those shares of Series Z Stock that are then being converted. Such dividends shall be only payable in shares of Common Stock and be made in accordance with applicable corporate law.

Liquidation Preference of Series Z Stock

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of Series Z Stock shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to the Stated Value for each share of Series Z Stock out of the proceeds of such liquidation, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon. The entitlement to liquidation proceeds is junior to any other series of Preferred Stock, that, in accordance with its respective liquidation rights, is superior to the liquidation rights of the Series Z Stock. The holders of the Series Z Stock shall not participate in our remaining proceeds from a Liquidation. A fundamental transaction or change of control transaction shall not be deemed a Liquidation.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Some provisions of Nevada law, our Articles of Incorporation, and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock and Series Z Stock. The ability of our Board, without action by the stockholders, to issue up to 10,000,000 shares of preferred stock (less the 719,571 shares of our Series Z Stock issued and outstanding as of June 29, 2021) with voting or other rights or preferences as designated by our Board could impede the success of any attempt to effect a change in our management or a change in control of us. The Series Z Stock, which provides majority voting control in favor of the sole holder thereof, also could impede the success of any attempt to effect a change. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by (i) our Chairman, (ii) our Chief Executive Officer, (iii) our President, or (iv) a majority of the members of the Board and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose stated in the notice.

Stockholder Action by Written Consent. Our Bylaws allow for any action to be taken without a meeting that could properly occur at a meeting, as set forth pursuant to the Nevada Revised Statutes (“NRS”). A stockholder may withdraw consent only by delivering a written notice of withdrawal to us prior to the time that all consents are in our possession.

Stockholders Not Entitled to Cumulative Voting. Our Articles of Incorporation do not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock (and our preferred stock voting as a single class) entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than, if applicable, any directors that holders of our preferred stock may be entitled to elect.

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Nevada Business Combination Statutes. The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada Control Share Acquisition Statutes. The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of us.

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Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least a majority of the total voting power of all of our outstanding voting stock.

The provisions of Nevada law, our Articles of Incorporation, and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Register

Our transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219. Its telephone number is 800-937-5449.

Item 12. Indemnification of Directors and Officers.

Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement may require a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have obtained insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

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The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the NRS.

Our Articles of Incorporation contain a provision limiting the personal liability of our directors and officers to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer except with respect to (i) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of the law or (ii) the payment of dividends in violation of Nevada law.

We previously entered into an employment agreement with Mr. Davis (the “Indemnitee”). These employment agreements provide that in the event Indemnitee is made a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (each a “Proceeding”), by reason of the fact that Indemnitee is or was a trustee, director, or officer of ours or any of our subsidiaries, where the basis of such Proceeding is alleged action or inaction in an official capacity as a trustee, director, or officer while so serving as a trustee, director, or officer, Indemnitee shall be indemnified and held harmless to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted, against all expenses incurred or suffered by Indemnitee in connection therewith, and such indemnification will continue even if Indemnitee ceased to be an officer, director, or trustee, or is no longer employed by us. Our indemnification obligation does not apply to the extent that Indemnitee’s actions or inactions contributed materially to the cause of action giving rise to the Proceeding or otherwise Indemnitee’s actions or inactions giving rise to the Proceeding meet a standard of gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Item 13. Financial Statements and Supplementary Data.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F-1

FINANCIAL STATEMENTS

Endexx Corporation

Unaudited Financial Statements for the Period Ended March 31, 2021

F-2

ENDEXX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	March 31,	September 30,
	2021	2020
Assets
Current assets
Cash	$77,008	$4,650
Accounts receivable, net of allowance of $78,530, respectively	92,060	29,441
Inventory, net of allowance of $824,295 and $596,005, respectively	855,907	1,109,645
Prepaid expenses	573,712	20,800
Total current assets	1,598,687	1,164,536

Investment in marketable securities	9,920	9,920
Property and equipment, net of accumulated depreciation of $65,188 and $54,988, respectively	459,861	470,061
Prepaid expenses	228,760	228,760
Right of use asset	19,000	39,000
Intangible - website domains	16,250	16,250
Total assets	$2,332,478	$1,928,527

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$361,140	$420,482
Customer deposit	77,842	36,705
Accrued expenses	124,501	121,876
Accrued expenses, Rayne Forecast Inc.	141,883	141,883
Accrued interest	770,013	463,378
Accrued interest, related party	370,372	327,484
Payroll and taxes payable, primarily related party	1,639,380	1,482,504
Lease Liability	19,000	39,000
Notes payable	327,488	280,738
Convertible notes payable, net of discount of $-0- and $622,134, respectively	5,175,811	3,348,599
Convertible note payable - related party	1,072,185	1,072,185
Derivative liability	2,205,666	5,649,412
Total current liabilities	12,285,281	13,384,246

Notes payable	238,253	198,253
Convertible note payable	175,000	-
Total liabilities	12,698,534	13,582,499

Commitments and contingencies (Note 8)

Stockholders’ deficit
Preferred stock, $0.0001 Par Value, 10,000,000 shares authorized, 1,824,000 and 7,296,000 issued and outstanding, respectively	183	730
Common stock, $0.0001 Par Value, 1,000,000,000 shares authorized, 457,415,546 and 404,908,141 issued and outstanding, respectively	45,741	40,491
Additional paid-in capital	24,797,183	21,010,497
Accumulated deficit	(35,209,163)	(32,705,690)
Total stockholders’ deficit	(10,366,056)	(11,653,972)
Total liabilities and stockholders’ deficit	$2,332,478	$1,928,527

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

ENDEXX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	For the three months ended		For the six months ended
	March 31,		March 31,
	2021	2020	2021	2020

Revenues	$146,507	$486,825	$295,293	$798,731
Cost of revenues	288,842	351,362	339,553	497,667
Inventory impairment	29,592	1,041,116	228,290	1,041,116
Gross profit	(171,927)	(905,653)	(272,550)	(740,052)

Operating expenses
Depreciation	5,100	4,066	10,200	10,184
Advertising and promotion	54,982	79,153	359,289	231,738
Payroll expenses	155,085	300,531	302,721	465,044
Professional fees	260,105	1,124,812	421,907	1,301,365
Research and development	380	-	3,384	4,264
General and administrative expenses	259,697	561,987	459,963	860,015
Total operating expenses	735,349	2,070,549	1,557,464	2,872,610

Loss from operations	(907,276)	(2,976,202)	(1,830,014)	(3,612,662)

Other (income) and expense
Change in fair value of derivative liability	1,025,068	629,563	200,201	856,516
Financing costs and discount amortization	121,692	304,201	754,424	982,975
Interest expenses	224,313	222,014	492,361	426,549
Default penalty	-	-	91,576	-
Gain from settlement of derivative liability	(865,103)	-	(865,103)	-
Loss on acquisition	-	132,500	-	132,500
Total other (income) expense	505,970	1,288,278	673,459	2,398,540

Net loss	$(1,413,246)	$(4,264,480)	$(2,503,473)	$(6,011,202)

Net loss per share - basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Weighted average shares outstanding - basic and diluted	452,950,963	379,229,262	437,783,142	367,893,350

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

ENDEXX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

UNAUDITED

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances at September 30, 2019	7,296,000	$730	358,489,928	$35,849	$17,627,463	$(23,542,361)	$(5,878,319)
Shares issued for employee compensation	-	-	263,158	26	24,974	-	25,000
Shares issued for debt settlement	-	-	1,733,923	173	260,183	-	260,356
Shares issued for financing	-	-	1,563,846	156	193,177	-	193,333
Net loss	-	-	-	-	-	(1,746,722)	(1,746,722)
Balances at December 31, 2019	7,296,000	730	362,050,855	36,204	18,105,797	(25,289,083)	(7,146,352)
Shares issued for private placements	-	-	7,666,666	767	309,233	-	310,000
Shares issued for services	-	-	8,300,331	830	773,524	-	774,354
Shares issued for employee compensation	-	-	314,030	31	34,006	-	34,037
Shares issued for debt settlement	-	-	10,242,722	1,024	770,881	-	771,905
Shares issued for financing	-	-	800,000	80	64,304	-	64,384
Shares issued for acquisition	-	-	500,000	50	42,450	-	42,500
Net loss	-	-	-	-	-	(4,264,480)	(4,264,480)
Balances at March 31, 2020	7,296,000	$730	389,874,604	$38,986	$20,100,195	$(29,553,563)	$(9,413,652)

Balances at September 30, 2020	7,296,000	$730	404,908,141	$40,491	$21,010,497	$(32,705,690)	$(11,653,972)
Shares issued for private placements	-	-	4,323,695	432	202,568	-	203,000
Shares issued for services	-	-	500,000	50	25,810	-	25,860
Shares issued for debt settlement	-	-	26,371,210	2,637	756,048	-	758,685
Settlement of derivative liability	-	-	-	-	1,420,444	-	1,420,444
Shares issued for settlement of preferred stock	(5,472,000)	(547)	9,000,000	900	(353)	-	-
Net loss	-	-	-	-	-	(1,090,227)	(1,090,227)
Balances at December 31, 2020	1,824,000	183	445,103,046	44,510	23,415,014	(33,795,917)	(10,336,210)
Shares issued for private placements	-	-	312,500	31	24,969	-	25,000
Shares issued for financing	-	-	12,000,000	1,200	1,357,200	-	1,358,400
Net loss	-	-	-	-	-	(1,413,246)	(1,413,246)
Balances at March 31, 2021	1,824,000	$183	457,415,546	$45,741	$24,797,183	$(35,209,163)	$(10,366,056)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

ENDEXX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	For the six months ended
	March 31,
	2021	2020
Operating activities
Net loss	$(2,503,473)	$(6,011,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	25,860	833,392
Depreciation and amortization	10,200	10,184
Amortization of debt discount	656,634	960,475
Change in fair value of derivative liability	200,201	856,516
Gain from settlement of derivative liability	(865,103)	856,516
Loss on acquisitions	-	132,500
Impairment expense	228,290	1,041,116
Bad debt expense	-	271,318
Financing costs	97,790	22,500
Default penalty	91,576	-
Changes in operating assets and liabilities:
Accounts receivable	(62,619)	(113,150)
Inventory	25,448	225,076
Prepaid expenses	(552,912)	(205,097)
Accounts payable	(59,342)	(457,196)
Customer deposit	41,137	-
Accrued expenses	2,625	(4,978)
Accrued expenses, Rayne Forecast Inc.	-	214,677
Accrued interest	417,298	165,020
Accrued interest, related party	42,888	42,886
Payroll and taxes payable, primarily related party	156,876	193,476
Net cash used in operating activities	(2,046,626)	(965,971)

Investing activities
Acquisition of website domain and digital intangibles	-	(100,000)
Purchase of property and equipment	-	(10,765)
Net cash used in investing activities	-	(110,765)

Financing activities
Proceeds from sale of common stock	228,000	310,000
Proceeds from convertible notes payable	939,234	-
Proceeds from notes payable	972,500	1,888,000
Repayment of convertible note payable	-	(200,000)
Repayment of note payable	(20,750)	-
Net cash provided by financing activities	2,118,984	1,998,000

Net increase in cash	$72,358	$921,264
Cash, beginning of period	4,650	36,363
Cash, end of period	$77,008	$957,627

Cash paid for income taxes	$-	$-
Cash paid for interest	$32,175	$111,763

Supplemental schedule of non-cash investing and financing activities
Convertible notes and interest converted to common stock	$758,685	$425,019
Derivative liability settled through conversion of convertible notes	$1,420,444	$607,744
Debt discount at origination	$34,500	$295,718
Amortization of right-of-use asset and lease liability	$20,000	$-
Notes and interest payable settled through issuance of convertible notes	$1,057,976	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-6

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

We were incorporated under the laws of State of Nevada on September 5, 1997, as Micron Solutions. From 2002-2005, the Company operated as Panamed Corporation, a biotech service and licensing company. Panamed Corporation merged with Visual Board Books Inc. (VBB) in February 2005 and changed the consolidated company name to Endexx Corporation (the Company).

Our primary business is the manufacturing and sale of hemp products for personal use and pets. The Company has the following wholly owned subsidiaries:

●	Global Solaris Group, LLC
●	Greenleaf Consulting LLC
●	Cann Can LLC
●	Together One Step Closer, LLC
●	PhytoLabs LLC
●	Go Green Global Enterprises, Inc.
●	CBD Health Solutions
●	Kush, Inc.
●	CBD Life Brands, Inc.
●	Retail Pro Associates
●	CBD Unlimited, Inc.
●	Dispense Labs LLC

Basis of Presentation and Going Concern

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and the interim reporting rules of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s latest Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments (unless otherwise indicated), necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

The Company prepares its consolidated financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates. The operating results of the above listed wholly owned subsidiaries were consolidated with the consolidated financial statements of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Our consolidated financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have sustained operating losses since inception, which raises substantial doubt about the Company’s ability to continue as a going concern.

As of March 31, 2021, we have a working capital deficit of $10,686,594, and an accumulated deficit of $35,209,163. During the six months ended March 31, 2021, we had a net loss of $2,503,473 and cash used in operating activities of $2,046,626. The Company’s ability to continue in existence is dependent on its ability to develop additional sources of capital, and/or achieve profitable operations and positive cash flows. Management’s plans with respect to operations include the sustained and aggressive marketing of hemp cannabidiol products and raising additional capital through sales of equity or debt securities as may be necessary to pursue its business plans and sustain operations until such time as the Company can achieve profitability. Management believes that aggressive marketing combined with additional financing as necessary will result in improved operations and cash flow in 2021 and beyond. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-7

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, bad debts, investments, intangible assets, and income taxes. Our estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents. There were no cash equivalents as of March 31, 2021 and September 30, 2020.

The Company maintains its cash balances at one financial institution that is insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable consists of invoiced and unpaid product sales. The Company records an allowance for doubtful accounts to allow for any amounts that may not be recoverable, which is based on an analysis of the Company’s prior collection experience, customer credit worthiness, and current economic trends. Accounts are considered delinquent when payments have not been received within the agreed upon terms and are written off when management determines that collection is not probable.

At March 31, 2021 and September 30, 2020, we recorded $78,530 for an allowance for doubtful accounts based upon management’s review of accounts receivable.

Inventory

Inventory is composed of finished goods, in-process, and raw goods inventory, valued on a first in first out basis, and includes production cost, product freight in, and packaging costs. Slow moving and obsolete inventories are written down based on a comparison of on-hand quantities to historical and projected usages.

The Company has authorized a consignment inventory arrangement with one of its mass retail customers. After consignment inventory has been sold by this customer, the customer notifies the Company of the sale and the Company records revenue in that accounting period. The Company authorizes the replenishment of consignment inventory based on orders placed by the customer. The Company is provided with weekly reports of consignment sales activity and balances.

Prepaid Expenses

The Company considers all items incurred for future services to be prepaid expenses. As of March 31, 2021 and September 30, 2020, the Company had $802,472 and $249,560, respectively, of future professional and advertising services to be received through the year ended September 30, 2023.

During March 2020, the Company entered into a barter agreement whereby it delivered $249,560 of its inventory in exchange for future advertising credits. The credits, which expire in March 2023, are valued at the lower of the Company’s cost of market value of the inventory transferred. Under the terms of the barter agreement, the Company is required to pay cash equal to a negotiated amount of the bartered advertising and use the barter credits to pay the balance. These credits are charged to expense as they are used. The Company expects to begin using the advertising credits beginning in June 2021.

The Company assesses the recoverability of barter credits periodically. Factors considered in evaluating the recoverability include management’s plans with respect to advertising for which barter credits can be used. Any impairment losses are charged to operations as they are determinable. During the six months ended March 31, 2021, the Company recorded no impairment losses related to barter credits and no barter credits were used.

Investment in Marketable Securities

During fiscal year ended September 30, 2018, the Company invested in marketable securities consisting of publicly traded stocks. These investments are recorded at fair value based on quoted prices at the end of the Company’s reporting period. Any realized or unrealized gains or losses are recognized in the accompanying statements of operations.

F-8

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are based on the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

Depreciation is computed on the straight-line method net of salvage value with useful lives as follows:

Computer equipment and software	5 years
Business equipment and fixtures	7 years
Property and buildings	39 years

Recoverability of Long-Lived Assets

The Company reviews its long-lived assets on a periodic basis, whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

We amortize the cost of other intangible assets over their estimated useful lives, which range up to ten years, unless such lives are deemed indefinite. During the six months ended March 31, 2021 and 2020, we recorded no impairment charges related to other intangible assets.

Customer Deposits

From time-to-time the Company receives payment from wholesale customers in advance of delivering products to the customer. All such deposits are short term in nature as the Company delivers the product, unfulfilled portions or engineering services to the customer before the end of its next annual fiscal period. These deposits are credited to the customer against product deliveries or at the completion of the customer’s order.

Revenue Recognition

Revenue is recognized from the sale of hemp products when our performance obligation is satisfied. Our primary performance obligation (the distribution and sales of hemp products) is satisfied upon the shipment or delivery of products to our customers, which is also when control is transferred. The transfer of control of products to our customers is typically based on written sales terms that do not allow for a right of return after 30 days from the date of purchase. Revenue is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

The following table presents the Company’s revenues disaggregated by type:

	For the three months ended March 31,
	2021	2020
Wholesale	$90,329	$191,338
Retail	56,178	295,487
Total	$146,507	$486,825

	For the six months ended March 31,
	2021	2020
Wholesale	$192,880	$444,584
Retail	102,413	354,147
Total	$295,293	$798,731

F-9

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

In accordance with the reporting requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The Company does not have assets or liabilities measured at fair value on a recurring basis except its derivative liability.

Consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at the balance sheet dates, nor gains or losses reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held during the six months ended March 31, 2021 and 2020, except as disclosed.

Fair Value Measurement

ASC Topic 820, Fair Value Measurements, provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 - Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 - Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value.

The following tables present the Company’s assets and liabilities that were measured and recognized at fair value as of March 31, 2021 and September 30, 2020:

March 31, 2021

	Level 1	Level 2	Level 3	Total
Marketable securities	$9,920	$-	$-	$9,920
Derivative liability	-	-	2,205,666	2,205,666
	$9,920	$-	$2,205,666	$2,215,586

September 30, 2020

	Level 1	Level 2	Level 3	Total
Marketable securities	$9,920	$-	$-	$9,920
Derivative liability	-	-	5,649,412	5,649,412
	$9,920	$-	$5,649,412	$5,659,332

A reconciliation of the changes in the Company’s Level 3 derivative liability at fair value is as follows:

Balance at September 30, 2020	$5,649,412
Conversions of debt to equity	(1,420,444)
Change in fair value of the liability	200,201
Settlement of derivative liability	(2,223,503)
Balance at March 31, 2021	$2,205,666

From time to time, the Company enters into convertible promissory note agreements (Note 5). These notes are convertible at a fraction of the stock closing price near the conversion date. Additionally, the conversion price, as well as other terms including interest rates, adjust if any future financings have more favorable terms. The conversion features of these notes meet the definition of a derivative which therefore requires bifurcation and are accounted for as a derivative liability.

F-10

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

At September 30, 2020, the Company estimated the fair value of the conversion feature derivatives embedded in the convertible promissory notes based on assumptions used in the Black Scholes pricing model. At September 30, 2020, the fair value of the derivative liabilities of convertible notes was estimated using the following weighted-average inputs: the price of the Company’s common stock of $0.05730; a risk-free interest rate ranging from .08% to 0.15%, and expected volatility of the Company’s common stock ranging from 65% to 79%, various estimated exercise prices, and terms under one year.

Beginning on October 1, 2020, the Company began estimating the fair value of the conversion feature derivatives embedded in the convertible promissory notes based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model. The change in method used to value the derivative resulted in a trivial difference in valuation.

At March 31, 2021, the Company estimated the fair value of the conversion feature derivatives embedded in the convertible promissory notes based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following weighted-average inputs: the price of the Company’s common stock of $0.1320; a risk-free interest rate of 0.05%, and expected volatility of the Company’s common stock of 150%, various estimated exercise prices, and terms under one year.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC Topic 815, Derivatives and Hedging Activities.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Beneficial Conversion Features

ASC 470-20 applies to convertible securities with beneficial conversion features that must be settled in stock and to those that give the issuer a choice in settling the obligation in either stock or cash. ASC 470-20 requires that the beneficial conversion feature should be valued at the commitment date as the difference between the conversion price and the fair market value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. This amount is recorded as a debt discount and amortized over the life of the debt. ASC 470-20 further limits this amount to the proceeds allocated to the convertible instrument.

Research and development costs

Research and development costs are charged to expense as incurred and are included in operating expenses. Total research and development costs were $3,004 and $4,264 for the six months ended March 31, 2021 and 2020, respectively.

Advertising Costs

The costs of advertising are expensed as incurred. Advertising expenses are included in the Company’s operating expenses. Advertising expense was $359,289 and $231,738 for the six months ended March 31, 2021 and 2020, respectively.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

F-11

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company follows ASC 740-10, “Accounting for Uncertainty in Income Taxes” (“ASC 740-10”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The Company has adopted ASC 740-10 for 2016, and evaluates its tax positions on an annual basis, and as of December 31, 2020, no additional accrual for income taxes is necessary. The Company’s policy is to recognize both interest and penalties related to unrecognized tax benefits expected to result in payment of cash within one year are classified as accrued liabilities, while those expected beyond one year are classified as other liabilities. The Company has not recorded any interest or penalties since its inception. The Company is required to file income tax returns in the U.S. federal tax jurisdiction and in various state tax jurisdictions and the prior three fiscal years remain open for examination by federal and/or state tax jurisdictions. The Company is currently not under examination by any other tax jurisdictions for any tax year.

Share Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 718 and No. 505. The Company issues restricted stock to employees for their services. Cost for these transactions are measured at the fair value of the equity instruments issued at the date of grant. These shares are considered fully vested and the fair market value is recognized as expense in the period granted. The Company also issues restricted stock to consultants for various services. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment only if there is sufficient disincentive to ensure performance or (ii) the date at which the counterparty’s performance is complete. The Company recognized consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services. For agreements requiring future services, the consulting expense is to be recognized ratably over the requisite service period.

(Loss) Income Per Share of Common Stock

Basic net loss/income per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options, warrants and convertible notes. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.

The Company had total potential additional dilutive securities outstanding at March 31, 2021 and September 30, 2020, as follows.

	March 31, 2021	September 30, 2020
Warrants	20,750,000	20,750,000
Convertible debt	139,095,717	107,595,952
Total	159,845,717	128,345,952

All convertible notes payable, by written agreement, provide for a beneficial ownership limitation cap of 4.99% shares of the total issued and outstanding common stock of the Company, at any given time.

Recently Issued Accounting Standards

During the six months ended March 31, 2021, there were several new accounting pronouncements issued by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

NOTE 3 – INVENTORY

The Company’s inventory consisted of the following at the respective balance sheet dates:

	March 31,	September 30,
	2021	2020
Raw materials and packaging components	$361,695	$394,306
Finished goods	576,185	569,020
Consigned goods	641,780	641,780
Apparel	100,542	100,544
Less obsolescence allowance	(824,295)	(596,005)
	$855,907	$1,109,645

F-12

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PROPERTY, PLANT, & EQUIPMENT

The Company’s property, plant, and equipment consisted of the following at the respective balance sheet dates:

	March 31, 2021	September 30, 2020

Land	$114,200	$114,200
Building	305,800	305,800
Machinery and equipment	66,264	66,264
Computer/office equipment	38,785	38,785
	525,049	525,049
Less accumulated depreciation	(65,188)	(54,988)
Property, plant, and equipment, net	$459,861	$470,061

Depreciation and amortization expense was $10,200 and $10,184 for the six months ended March 31, 2021 and 2020, respectively.

NOTE 5 – NOTES PAYABLE

Notes payable:

During June 2017, the Company entered into a short-term note payable with Noteholder E that matured in August 2017. The principal balance of $55,353 bears interest at the default rate of 18%; no other default penalties have been incurred.

On April 28, 2020, the Company entered into a note agreement and Securities Purchase Agreement with Noteholder A to borrow $105,000. An additional $25,000 was added on to this note during the quarter ended June 30, 2020. The note bears interest at 22% and matures April 28, 2021.

On April 27, 2020, pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Company received a two-year loan for $112,888 from Noteholder G. Interest is deferred for six months, then is at 1% until maturity in April 2022. The Company has applied for the loan to be forgiven by the Small Business Administration and expects to be granted forgiveness.

On June 17, 2020, the Company entered into a note agreement with Noteholder G, the U.S. Small Business Administration, for a total of $150,000 plus a $10,000 grant. The note calls for monthly principal and interest payments totaling $731 beginning in June 2021. The loan bears interest at 3.8% and matures June 17, 2050.

On October 15, 2020, the Company entered into a note agreement with Noteholder C for $565,000, including a $15,000 discount at issuance. The note bears interest at 5%, 22% if in default, and principal and interest were due at maturity on December 15, 2020. The Company and Noteholder C extended the maturity to December 29, 2020 and the Company incurred a default penalty of $85,428. The balance of the note and accrued interest were paid off with proceeds from the January 22, 2021 convertible note agreement with Noteholder A.

On November 19, 2020, the Company entered into a note agreement with Noteholder C for $290,000, including a $15,000 discount at issuance. The note bears interest at 6%, 22% if in default, and principal and interest were due at maturity on December 21, 2020. The Company and Noteholder C extended the maturity to December 29, 2020 and the Company incurred a default penalty of $6,148. The balance of the note and accrued interest were paid off with proceeds from the January 22, 2021 convertible note agreement with Noteholder A.

During the three months ended December 31, 2020, the Company repaid a note payable dated July 21, 2020, with Noteholder F totaling $20,750.

On January 19, 2021, the Company entered into a promissory note with Noteholder F for $64,500. The note matures February 19, 2021 and bears interest at 24%. This note was repaid on January 22, 2021 from the proceeds of the January 22, 2021 convertible debt agreement.

On March 8, 2021, pursuant to the Paycheck Protection Program, the Company received a five-year loan for $112,888 from Noteholder G. Interest is deferred for six months, then is at 1% until maturity in March 2026. The Company plans to apply for the loan to be forgiven by the Small Business Administration and expects to be granted forgiveness.

F-13

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Convertible note payable – related party:

During 2016, Todd Davis, President and Chief Executive Officer converted accrued salary and accrued payroll taxes for a total of into a long term note payable bearing an interest rate of eight percent (8%) per annum, due on demand. The note is convertible in shares of our common stock at a rate of $0.026 per share. As of March 31, 2021 and September 30, 2020, there is an outstanding principal balance of $1,072,185 and outstanding accrued interest on this note of $370,372 and $327,484, respectively (see Note 9).

Convertible notes payable:

On November 4, 2020, the Company entered into a promissory note agreement with Noteholder H for $100,000. The note matures May 4, 2021 and bears interest at 15% that is payable in shares of restricted common stock at $0.059 per share.

On November 30, the Company entered into a convertible promissory note with Noteholder D for $175,000. The note matures one year later, on November 30, 2022 and bears interest at 10%. The note is convertible six months from issuance at 60% of the average of the three (3) lowest closing prices (as defined below in the agreement) for the common stock during the ten (10) trading day period preceding the conversion date.

On January 22, 2021, the Company entered into a 12% senior secured convertible promissory note Noteholder A for $1,250,000. Proceeds from this note were allocated to repay the January 19, 2021 $64,500 note (plus $1,250 interest), $15,040 legal fees, $992,226 to Noteholder C (Note 5), with the net remaining $176,984 to the Company. The note matures January 21, 2022 but may be extended an additional 12 months. The note becomes convertible six months after issuance, or July 22, 2021, at $0.054 per share.

On February 1, 2021, the Company amended the October 11, 2019 Securities Purchase Agreement with Noteholder C. As part of the amendment, the interest rate was reduced to 12%, the default interest rate was reduced to 18%, the maturity of the note was extended through January 31, 2022, and the conversion rate was changed to $0.054 per share. As consideration for the amendments, the Company issued Noteholder C 12,000,000 shares of common stock, as detailed in Note 7.

On February 17, 2021, the Company entered into a promissory note with Noteholder B for $250,000. The note matures February 17, 2022 and bears interest at 12%. The note is convertible into common shares of the Company at a 40% discount to the 10-day average closing price of the Company’s common stock with a floor of $0.06 per share.

On March 5, 2021, the Company issued a 12% senior secured convertible promissory note to Noteholder A for a principal amount of $300,000 with a one-year term that is convertible into shares of the Company’s common stock.

The terms and balances of the convertible notes outstanding as of March 31, 2021 and September 30, 2020 are summarized below. Each of these notes may be converted at the option of the holder at a 50%-40% discount to common stock price. These notes include certain provisions including that the Company shall maintain in reserve the amount of the shares issuable for the amount of the principal and interest accrued and payable.

At March 31, 2021, the Company’s convertible notes payable and related debt discount and derivative liability related to the notes which can be converted at variable discounted rates are summarized as follows:

						Net amount of	Corresponding
					Debt	liabilities	derivative
Noteholder	Origination	Maturity	Interest	Balance	Discount	presented	balance
Noteholder A	02/12/19	02/11/20	8.0%	$388,889	$-	$388,889	$571,164
Noteholder A	03/15/19	03/14/20	8.0%	222,222	-	222,222	326,379
Noteholder A	04/05/19	04/04/20	8.0%	388,889	-	388,889	571,164
Noteholder A	08/05/19	08/05/20	12.0%	111,111	-	111,111	163,190
Noteholder D	12/03/18	12/04/19	9.0%	163,700	-	163,700	184,313

				$1,274,811	$-	$1,274,811	$1,816,210

F-14

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

At September 30, 2020, the Company’s convertible notes payable and related debt discount and derivative liability are summarized as follows:

						Net amount of	Corresponding
					Debt	liabilities	derivative
Noteholder	Origination	Maturity	Interest	Balance	Discount	presented	balance
Noteholder A	01/30/19	01/30/21	10.0%	$437,222	$(73,070)	$364,152	$1,190,002
Noteholder A	02/12/19	02/11/20	8.0%	388,889	-	388,889	647,591
Noteholder A	03/15/19	03/14/20	8.0%	222,222	-	222,222	370,051
Noteholder A	04/05/19	04/04/20	8.0%	388,889	-	388,889	647,591
Noteholder A	08/05/19	08/05/20	12.0%	111,111	(37,037)	74,074	185,026
Noteholder B	12/03/18	12/04/19	9.0%	262,500	-	262,500	232,108
Noteholder C	Various – see above		24.0%	2,001,000	(512,027)	1,488,973	1,862,542
Noteholder D	07/11/19	01/11/20	14.0%	158,900	-	158,900	151,491

				$3,970,733	$(622,134)	$3,348,599	$5,286,402

The Company’s future maturities of all notes payable are as follows:

For the fiscal year ending
September 30,	Amount
2022	$6,575,484
2022	262,145
2023	3,159
2024	3,280
2025	3,405
Thereafter	141,264
$6,988,737

Accrued Interest:

At March 31, 2021 and September 30, 2020, accrued interest on all notes and convertible notes amounted to $1,140,385 and $790,862, respectively. Interest expense for the six months ended March 31, 2021 and 2020 totaled $492,361 and $426,549, respectively. The derivative liability associated with accrued interest for the convertible notes with discounted conversion terms totaled $389,456 and $363,010 at March 31, 2021 and September 30, 2020, respectively.

NOTE 6 – PAYROLL AND PAYROLL TAXES PAYABLE

As of the periods shown below, payroll and taxes payable included:

	December 31,	September 30,
	2020	2020
Accrued payroll - Officer	$993,000	$915,000
Accrued payroll - Employee	128,105	128,105
Accrued payroll taxes	518,275	439,399
	$1,639,380	$1,482,504

In 2005, the Company entered into an employment agreement with our President with the provisions for a $156,000 per year salary. For the six months ended March 31, 2021 and 2020, his full salary was accrued.

NOTE 7 – STOCKHOLDERS’ DEFICIT

On January 25, 2021, the Company amended its articles of incorporation to increase its authorized shares to 1,000,000,000 shares and 10,000,000 shares of the Company’s common stock and preferred stock, respectively. As of September 30, 2020, 404,908,141 shares of common stock and 7,296,000 shares of preferred stock were issued and outstanding. All common stock shares have equal voting rights, are non-assessable and have one vote per share. At September 30, 2020, there were four preferred stockholders which have super voting rights in the ratio of 25 votes to 1 share held.

F-15

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Issuances pursuant to private placements

During the six months ended March 31, 2021, we issued shares of our restricted common stock under private placement agreements for proceeds received as follows:

Date	Shares	Proceeds
10/19/20	650,000	$25,000
11/03/20	228,572	8,000
11/13/20	2,512,563	100,000
12/14/20	232,560	20,000
12/31/20	700,000	50,000
2/26/21	312,500	25,000
	4,636,195	$228,000

Issuances for services

On October 28, 2020, the Company issued 200,000 shares of common stock valued at $9,600 in connection with a services agreement.

On October 31, 2020, the Company issued 300,000 shares of common stock valued at $16,260 in connection with a services agreement.

Issuances pursuant to debt settlements

On October 30, 2020, $50,660 of principal on a convertible note were converted into 1,700,000 shares of common stock by Noteholder D. This issuance also settled a derivative liability of $42,472.

On November 5, 2020, $137,222 of principal and $20,445 of interest on a convertible note were converted into 6,961,000 shares of common stock by Noteholder A. This issuance also settled a derivative liability of $239,615.

On November 30, 2020, $300,000 of principal and $14,500 of interest on a convertible note were converted into 13,885,210 shares of common stock by Noteholder A. This issuance also settled a derivative liability of $883,229.

On December 2, 2020, $98,800 of principal on a convertible note were converted into 2,000,000 shares of common stock by Noteholder D. This issuance also settled a derivative liability of $131,360.

On December 16, 2020, $108,240 of principal and $28,818 of interest on a convertible note were converted into 1,825,000 shares of common stock by Noteholder D. This issuance also settled a derivative liability of $123,768.

On February 1, 2021, 12,000,000 shares of common stock were issued to Noteholder C for the amendment of convertible notes payable, as detailed in Note 5. The shares had a fair value of $1,358,400. The issuance settled derivative liabilities related to Noteholder C notes totaling $2,223,503, resulting in a gain of $865,103 on the settlement of the derivative liabilities.

Warrants outstanding

During the fiscal year ended September 30, 2019, the Company issued warrants for the purchase of 20,750,000 shares of common stock in connection with convertible note issuances. These warrants expire in four years and have exercise prices ranging from $.055 to $.355.

The weighted average volatility for the warrants at issuance was approximately 130%. A summary of the status of the Company’s warrant grants as of March 31, 2021 and the changes during the six months then ended is presented below:

		Weighted-Average	Weighted-Average Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, September 30, 2020	20,750,000	$0.12	2.4 years
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding, March 31, 2021	20,750,000	$0.12	1.8 years

Warrants exercisable at March 31, 2021	20,750,000	$0.12	1.8 years

F-16

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – COMMITMENTS/CONTINGENCIES

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that we believe could have a material adverse effect on its financial condition or results of operations.

Contracts and Commitments

On May 7, 2018, we assumed two consulting agreements for the two principals of Go Green Global Enterprises, a Nevada Corporation, when we acquired them. The consultants provide general business services as needed by the Company, and the term of the contract is for one year and automatically renews from year to year after that, compensation is set at a monthly fee of $5,000, and a 10% perpetual fee of 10% of the gross revenues generated by the project currently under formation. The contract also has provisions for reimbursement of all expenses incurred by them in conjunction of performing their duties.

On January 11, 2019, we entered into a joint venture agreement with a biometric company (GFE), in conjunction with our Jamaica financial interest, Go Green Global. GFE will contribute use of its software licenses, payment solutions software, and to assist with capital raises and build all building required for redevelopment. We agreed to use of our M3Hub and Gorilla Tek Technologies globally and use of our 150 acre grow facility in Jamaica. GFE agreed to fund the purchase of the property and retrofitting of existing buildings and making the operation fully functional.

On January 28, 2019, we entered into an agreement with a third party to represent our products to customers, the term of the agreement is for four (4) years from the date of the contract, January 28, 2024, and has automatic four-year renewal clauses. We agreed to pay a commission of nineteen percent (19%), composed of ten percent (10%) for commission, two percent (2%) for override, and seven percent (7%) for expenses of managing and advertising the account. Within thirty (30) days of the end of the calendar year, we agreed to pay the representative a bonus for certain sales milestones if two percent (2%) of the net receipts, payable in shares of our restricted common stock.

From time to time, we enter into consulting agreements for our products to be represented to certain customers or geographic areas. The terms of these agreements range from one (1) to five (5) years, and some include automatic one-year renewal clauses. As part of the agreement, commissions of ten percent (10%) are paid for sales with no distributor involved, and commissions of seven percent (7%) are paid for sales with a distributor. Depending on the consultant’s performance and achievement of certain milestones, the Company also may issue a stock bonus.

On October 1, 2020, the Company entered into an LLC operating agreement for the formation of Khode, LLC. Pursuant to the operating agreement, the Company owns 70% and is required to make a capital contribution of $3,500,000.

On October 1, 2020, the Company entered into a one-year agreement for strategic, creative, and operational support for marketing. Pursuant to this agreement, $1,235,000 is to be paid by September 1, 2021.

During October 2020, the Company entered into a five-year endorsement contract with an American DJ, record executive and producer, and media personality. Pursuant to the endorsement contract, the Company is to make quarterly payments totaling $5,000,000 by July 1, 2025. On October 16, 2020, the Company paid $500,000 under this contract for services expected to be received during the fiscal year ending September 30, 2021.

One of the Company’s subsidiaries entered into a lease agreement for retail space in Jamaica effective October 2018. The Company records rent expense associated with this lease on the straight-line basis in conjunction with the terms of the underlying lease. The lease expires after 36 months in October 2021 and requires monthly lease payments of $3,250 which escalate 3% per year. During the six months ended March 31, 2021 and 2020, we incurred approximately $20,000, respectively, in rental expense associated with this lease. Future minimum rental payments under the lease for year ending September 30, 2021 are approximately $30,750.

NOTE 9 – RELATED PARTY TRANSACTIONS

Todd Davis, CEO and CFO, Employment Agreement

On October 1, 2016, Todd Davis, President and Chief Executive Officer converted accrued salary and accrued payroll taxes for a total of $1,157,500 into a long term note payable bearing an interest rate of eight percent (8%) per annum, due on demand. The note is convertible into shares of our common stock at a rate of $0.026 per share. As of March 31, 2021 and September 30, 2020, there is an outstanding principal balance of $1,072,185 and outstanding accrued interest on this note of $370,372 and $327,484, respectively.

The Company’s accrued officer compensation as of March 31, 2021 and September 30, 2020, which substantially consists of amounts owed pursuant to the employment agreement which weren’t converted into the above note, are disclosed in Note 6.

F-17

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Rayne Forecast Inc. Consulting Agreement

Rayne Forecast, Inc. (RFI), an entity owned by the CEO, is a party with the Company to a Consulting Agreement, pursuant to which the CEO, through RFI, provides certain services to the Company in connection with his role as the Company’s CEO and is compensated, through RFI, for certain services rendered to the Company. Pursuant to the terms of the Consulting Agreement, as amended, the Company shall pay to the CEO a minimum fee of $50,000 up to a maximum fee of $500,000 for the CEO’s reasonable services in any merger or acquisition involving the Company. The agreement provides that any such fees are not “finder’s fees” and are not to be calculated on the basis of any percentage of the amount of any financing or the deemed monetary value of any merger or acquisition transaction. The fees may be paid in Company stock or cash depending, among other items, on the cash availability of the Company. As of March 31, 2021 and September 30, 2020, $141,883 payable to RFI for the CEO’s reasonable services (as defined in the Consulting Agreement) is included in accrued expenses on the accompanying consolidated balance sheets.

NOTE 10 – MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

During the six months ended March 31, 2021, the Company had no significant customer or accounts receivable concentrations.

NOTE 11 – SUBSEQUENT EVENTS

On April 2, 2021, the Company entered into a 12% senior secured convertible promissory note Noteholder A for $440,000. The note matures April 1, 2022 but may be extended an additional 12 months. The note becomes convertible six months after issuance at $0.054 per share.

F-18

FINANCIAL STATEMENTS

Endexx Corporation

Audited Financial Statements for the Years Months Ended September 30, 2020 and 2019

F-19

Your Vision Our Focus

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Endexx Corporation.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Endexx Corporation, Inc. (the "Company") at September 30, 2020 and 2019 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2020 and 2019, and the results of its consolidated operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered recurring losses from operations and is dependent on its ability to develop additional sources of capital both of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Turner, Stone & Company, LLP

Dallas, Texas
March 31, 2021

We have served as the Company's auditor since 2016.

Turner, Stone & Company, L.L.P.
Accountants and Consultants

12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 / Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com

INAA GROUP
INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS

F-20

ENDEXX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2020	2019

Assets
Current assets
Cash	$4,650	$36,363
Accounts receivable, net of allowance of $78,530 and $27,097, respectively	29,441	20,043
Inventory, net of allowance of $596,005 and $578,062, respectively	1,109,645	1,269,488
Prepaid expenses	20,800	12,025
Total current assets	1,164,536	1,337,919

Investment in marketable securities	9,920	9,920
Property and equipment, net of accumulated depreciation of $54,988 and $39,536, respectively	470,061	485,513
Prepaid expenses, excluding current portion	228,760	-
Right-of-use asset	39,000	-
Intangible website domains	16,250	6,250
Total assets	$1,928,527	$1,839,602

Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable	$420,482	$333,030
Customer deposits	36,705	64,735
Accrued expenses	121,876	17,612
Accrued expenses, Rayne Forecast Inc.	141,883	150,000
Accrued Interest	463,378	156,421
Accrued Interest, related party	327,484	241,710
Payroll and taxes payable, primarily related party	1,482,504	1,156,086
Lease liability	39,000	-
Notes payable	280,738	255,353
Convertible notes payable, net of discounts of $622,134 and $1,067,949, respectively	3,348,599	1,112,651
Convertible note payable, related party	1,072,185	1,072,185
Derivative liability	5,649,412	3,012,597
Total current liabilities	13,384,246	7,572,380

Notes payable	198,253	-
Convertible note payable, excluding current maturities, net of discount of $-0- and $291,681, respectively	-	145,541
Total liabilities	13,582,499	7,717,921

Commitments and contingencies (Note 8)

Stockholders’ deficit
Preferred Stock, $0.0001 Par Value, 10,000,000 shares authorized, 7,296,000 shares issued and outstanding, respectively	730	730
Common Stock, $0.0001 Par Value, 1,000,000,000 shares authorized, 404,908,141 and 358,489,928 shares issued and outstanding, respectively	40,491	35,849
Additional paid-in capital	21,010,497	17,627,463
Accumulated deficit	(32,705,690)	(23,542,361)
Total stockholders’ deficit	(11,653,972)	(5,878,319)
Total liabilities and stockholders’ deficit	$1,928,527	$1,839,602

The accompanying notes are an integral part of these consolidated financial statements.

F-21

ENDEXX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	September 30,
	2020	2019

Revenues, net	$1,149,880	$1,110,207
Cost of revenues	606,972	1,029,469
Inventory impairment	201,505	578,062
Gross profit (loss)	341,403	(497,324)

Operating expenses
Depreciation	15,452	17,420
Advertising and promotion	451,265	255,897
Payroll expenses	850,273	757,809
Professional fees	1,730,377	1,658,508
Professional fees, related party	-	341,928
Research and development	15,266	18,700
General and administrative expenses	996,230	740,145
Total operating expenses	4,058,863	3,790,407

Loss from operations	(3,717,460)	(4,287,731)

Other (income) expense
Unrealized loss on investments	-	20,080
Change in fair value of derivative liability	1,493,615	(1,016,430)
Financing costs	286,538	3,503,973
Interest expenses	3,132,350	1,481,039
Default penalty	85,100	-
Loss on acquisition	448,266	-
Total other (income) expense	5,445,869	3,988,662

Net loss	$(9,163,329)	$(8,276,393)

Net loss per share – basic and diluted	$(0.02)	$(0.02)

Weighted average shares outstanding – basic and diluted	379,165,693	343,489,983

The accompanying notes are an integral part of these consolidated financial statements.

F-22

ENDEXX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balances, September 30, 2018	7,296,000	$730	313,342,558	$31,334	$12,671,069	$(15,265,968)	$(2,562,835)

Shares issued for private placements	-	-	20,959,687	2,096	1,216,404	-	1,218,500
Shares issued for services	-	-	7,840,119	784	1,345,549	-	1,346,333
Shares issued for employee compensation	-	-	1,271,350	127	223,189	-	223,316
Shares issued for debt settlement	-	-	15,076,214	1,508	198,258	-	199,766
Settlement of derivative liability	-	-	-	-	1,004,730	-	1,004,730
Warrants issued with notes payable	-	-	-	-	968,264	-	968,264
Net loss for the period	-	-	-	-	-	(8,276,393)	(8,276,393)

Balances, September 30, 2019	7,296,000	730	358,489,928	35,849	17,627,463	(23,542,361)	(5,878,319)

Shares issued for private placements	-	-	9,666,666	967	384,033	-	385,000
Shares issued for services	-	-	14,583,868	1,458	1,099,982	-	1,101,440
Shares issued for employee compensation	-	-	577,188	58	58,980	-	59,038
Shares issued for debt settlement	-	-	13,726,645	1,373	474,245	-	475,618
Settlement of derivative liability	-	-	-	-	656,462	-	656,462
Shares issued for financing	-	-	2,363,846	236	257,481	-	257,717
Shares issued for default penalty	-	-	1,000,000	100	85,000	-	85,100
Shares issued for acquisition	-	-	4,500,000	450	366,850	-	367,300
Net loss for the period	-	-	-	-	-	(9,163,329)	(9,163,329)

Balances, September 30, 2020	7,296,000	$730	404,908,141	$40,491	$21,010,497	$(32,705,690)	$(11,653,972)

The accompanying notes are an integral part of these consolidated financial statements.

F-23

ENDEXX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	September 30,
	2020	2019

Operating activities
Net loss	$(9,163,329)	$(8,276,393)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,160,478	1,569,649
Shares issued for default penalty	85,100	-
Depreciation and amortization	15,452	17,420
Impairment expense	151,218	578,062
Amortization of debt discount	2,283,672	1,213,067
Change in fair value of derivative liability	1,493,615	(1,016,430)
Loss from acquisition	448,266	-
Unrealized loss on investments	-	20,080
Financing costs	286,538	3,520,825
Bad debt expense	116,207	45,445
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Accounts receivable	(125,605)	(65,488)
Inventory	17,659	(1,778,727)
Prepaid expenses	(237,535)	23,175
Accounts payable	87,452	173,942
Customer deposit	(28,030)	64,735
Accrued expenses	104,264	7,126
Accrued expenses, Rayne Forecast Inc.	(8,117)	150,000
Accrued interest	402,902	155,285
Accrued interest, related party	85,774	88,260
Payroll and taxes payable, primarily related party	326,418	354,383
Net cash used in operating activities	(2,497,601)	(3,155,584)

Investing activities
Acquisition of website domain and digital intangibles	(100,000)	-
Purchase of property and equipment	-	(73,337)
Net cash used in investing activities	(100,000)	(73,337)

Financing activities
Proceeds from sale of common stock	385,000	1,218,500
Proceeds from convertible notes payable	541,000	1,695,000
Proceeds from notes payable	1,839,888	196,500
Repayment of convertible note payable	(200,000)	-
Net cash provided by financing activities	2,565,888	3,110,000

Net decrease in cash	$(31,713)	$(118,921)
Cash, beginning of year	36,363	155,284
Cash, end of year	$4,650	$36,363

Cash paid for income taxes	$-	$-
Cash paid for interest	$350,697	$-

Supplemental Schedule of Non-Cash Investing and Financing Activities
Convertible notes and interest converted to common stock	$476,119	$362,437
Derivative liability settled through stock issuance	$656,462	$-
Debt discount from derivative liability	$1,542,670	$2,021,930
Notes payable that became convertible	$1,450,000	$-
Mortgage note funded directly through convertible note payable	$-	$380,000
Recognition of right-of-use asset and lease liability	$74,000	$-
Amortization of right-of-use asset and lease liability	$35,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-24

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

We were incorporated under the laws of State of Nevada on September 5, 1997, as Micron Solutions. From 2002-2005, the Company operated as Panamed Corporation, a biotech service and licensing company. Panamed Corporation merged with Visual Board Books Inc. (VBB) in February 2005 and changed the consolidated company name to Endexx Corporation (the Company).

Our primary business is the manufacturing and sale of hemp products for personal use and pets. The Company has the following wholly owned subsidiaries:

●	Global Solaris Group, LLC
●	Greenleaf Consulting LLC
●	Cann Can LLC
●	Together One Step Closer, LLC
●	PhytoLabs LLC
●	Go Green Global Enterprises, Inc.
●	CBD Health Solutions
●	Kush, Inc.
●	CBD Life Brands, Inc.
●	Retail Pro Associates
●	CBD Unlimited, Inc.
●	Dispense Labs LLC

Basis of Presentation and Going Concern

The Company prepares its consolidated financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates. The operating results of the above listed wholly owned subsidiaries were consolidated with the consolidated financial statements of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Our consolidated financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have sustained operating losses since inception, which raises substantial doubt about the Company’s ability to continue as a going concern.

As of September 30, 2020, we have a working capital deficit of $12,219,710, and an accumulated deficit of $32,705,689. During the year ended September 30, 2020 we had a net loss of $9,163,328 and cash used in operating activities of $2,497,601. The Company’s ability to continue in existence is dependent on its ability to develop additional sources of capital, and/or achieve profitable operations and positive cash flows. Management’s plans with respect to operations include the sustained and aggressive marketing of hemp cannabidiol products and raising additional capital through sales of equity or debt securities as may be necessary to pursue its business plans and sustain operations until such time as the Company can achieve profitability. Management believes that aggressive marketing combined with additional financing as necessary will result in improved operations and cash flow in 2021 and beyond. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, bad debts, investments, intangible assets, and income taxes. Our estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents. There were no cash equivalents as of September 30, 2020 and 2019.

The Company maintains its cash balances at one financial institution that is insured by the Federal Deposit Insurance Corporation.

F-25

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable consists of invoiced and unpaid product sales. The Company records an allowance for doubtful accounts to allow for any amounts that may not be recoverable, which is based on an analysis of the Company’s prior collection experience, customer credit worthiness, and current economic trends. Accounts are considered delinquent when payments have not been received within the agreed upon terms and are written off when management determines that collection is not probable.

At September 30, 2020 and 2019, we recorded $78,530 and $27,097, respectively, for an allowance for doubtful accounts based upon management’s review of accounts receivable.

Inventory

Inventory is composed of finished goods, in-process, and raw goods inventory, valued on a first in first out basis, and includes production cost, product freight in, and packaging costs. Slow moving and obsolete inventories are written down based on a comparison of on-hand quantities to historical and projected usages.

The Company has authorized a consignment inventory arrangement with one of its mass retail customers. After consignment inventory has been sold by this customer, the customer notifies the Company of the sale and the Company records revenue in that accounting period. The Company authorizes the replenishment of consignment inventory based on orders placed by the customer. The Company is provided with weekly reports of consignment sales activity and balances.

Prepaid Expenses

The Company considers all items incurred for future services to be prepaid expenses. As of September 30, 2020 and 2019, the Company had $249,560 and $12,025, respectively, of future professional and advertising services to be received through the year ended September 30, 2023.

During March 2020, the Company entered into a barter agreement whereby it delivered $249,560 of its inventory in exchange for future advertising credits. The credits, which expire in March 2023, are valued at the lower of the Company’s cost of market value of the inventory transferred. Under the terms of the barter agreement, the Company is required to pay cash equal to a negotiated amount of the bartered advertising and use the barter credits to pay the balance. These credits are charged to expense as they are used. The Company expects to begin using the advertising credits beginning in June 2021. At September 30, 2020, the Company has recorded barter credits of $20,800 and $228,760 in “Prepaid advertising and other” and “Prepaid advertising,” respectively, based on management expectations for the use of the credits.

The Company assesses the recoverability of barter credits periodically. Factors considered in evaluating the recoverability include management’s plans with respect to advertising for which barter credits can be used. Any impairment losses are charged to operations as they are determinable. During the year ended September 30, 2020, the Company recorded no impairment losses related to barter credits.

Investment in Marketable Securities

During fiscal year ended September 30, 2018, the Company invested in marketable securities consisting of publicly traded stocks. These investments are recorded at fair value based on quoted prices at the end of the Company’s reporting period. Any realized or unrealized gains or losses are recognized in the accompanying statements of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are based on the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

Depreciation is computed on the straight-line method net of salvage value with useful lives as follows:

Computer equipment and software	5 years
Business equipment and fixtures	7 years
Property and buildings	39 years

F-26

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recoverability of Long-Lived Assets

The Company reviews its long-lived assets on a periodic basis, whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale will be carried at the lower of the then current carrying value or fair value less estimated costs to sell.

We amortize the cost of other intangible assets over their estimated useful lives, which range up to ten years, unless such lives are deemed indefinite. During the years September 30, 2020 and 2019, we recorded no impairment or amortization charges related to other intangible assets.

Customer Deposits

From time-to-time the Company receives payment from wholesale customers in advance of delivering products to the customer. All such deposits are short term in nature as the Company delivers the product, unfulfilled portions or engineering services to the customer before the end of its next annual fiscal period. These deposits are credited to the customer against product deliveries or at the completion of the customer’s order.

Revenue Recognition

Revenue is recognized from the sale of hemp products when our performance obligation is satisfied. Our primary performance obligation (the distribution and sales of hemp products) is satisfied upon the shipment or delivery of products to our customers, which is also when control is transferred. The transfer of control of products to our customers is typically based on written sales terms that do not allow for a right of return after 30 days from the date of purchase. Revenue is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

The following table presents the Company’s revenues disaggregated by type:

	For the Year Ended September 30,
	2020	2019
Wholesale	$606,315	$1,003,708
Retail	543,565	106,499
Total	$1,149,880	$1,110,207

Fair Value of Financial Instruments

In accordance with the reporting requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The Company does not have assets or liabilities measured at fair value on a recurring basis except its derivative liability.

Consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at the balance sheet dates, nor gains or losses reported in the statements of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held during the years ended September 30, 2020 and 2019, except as disclosed.

Fair Value Measurement

ASC Topic 820, Fair Value Measurements, provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements. Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. ASC 820 defines the hierarchy as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

F-27

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 2 - Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 - Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value.

The following tables present the Company’s assets and liabilities that were measured and recognized at fair value as of September 30, 2020 and 2019:

September 30, 2020
	Level 1	Level 2	Level 3	Total
Marketable securities	$9,920	$-	$-	$9,920
Derivative liability	-	-	5,649,412	5,649,412
	$9,920	$-	$5,649,412	$5,659,332

September 30, 2019
	Level 1	Level 2	Level 3	Total
Marketable securities	$9,920	$-	$-	$9,920
Derivative liability	-	-	3,012,597	3,012,597
	$9,920	$-	$3,012,597	$3,022,517

A reconciliation of the changes in the Company’s Level 3 derivative liability at fair value is as follows:

Balance at September 30, 2018	$475,619
Conversions of debt to equity	(1,004,730)
Decrease in fair value of the liability	(1,016,430)
Additions to the liability	4,558,138
Balance at September 30, 2019	$3,012,597
Conversions of debt to equity	(656,462)
Increase in fair value of the liability	1,493,615
Additions to the liability	1,799,662
Balance at September 30, 2020	$5,649,412

From time to time, the Company enters into convertible promissory note agreements (Note 5). These notes are convertible at a fraction of the stock closing price near the conversion date. Additionally, the conversion price, as well as other terms including interest rates, adjust if any future financings have more favorable terms. The conversion features of these notes meet the definition of a derivative which therefore requires bifurcation and are accounted for as a derivative liability.

The Company estimated the fair value of the conversion feature derivatives embedded in the convertible promissory notes based on assumptions used in the Black Scholes pricing model. At September 30, 2020 and 2019, the fair value of the derivative liabilities of convertible notes was estimated using the following weighted-average inputs: the price of the Company’s common stock of $0.057 and $0.116, respectively; a risk-free interest rate ranging from .08% to 2.71%, and expected volatility of the Company’s common stock ranging from 65% to 160%, various estimated exercise prices, and terms under one year.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC Topic 815, Derivatives and Hedging Activities.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

F-28

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Beneficial Conversion Features

ASC 470-20 applies to convertible securities with beneficial conversion features that must be settled in stock and to those that give the issuer a choice in settling the obligation in either stock or cash. ASC 470-20 requires that the beneficial conversion feature should be valued at the commitment date as the difference between the conversion price and the fair market value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. This amount is recorded as a debt discount and amortized over the life of the debt. ASC 470-20 further limits this amount to the proceeds allocated to the convertible instrument.

Research and development costs

Research and development costs are charged to expense as incurred and are included in operating expenses. Total research and development costs were $15,266 and $18,700 for the years ended September 30, 2020 and 2019, respectively.

Advertising Costs

The costs of advertising are expensed as incurred. Advertising expenses are included in the Company’s operating expenses. Advertising expense was $451,265 and $255,897 for the years ended September 30, 2020 and 2019, respectively.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

The Company follows ASC 740-10, “Accounting for Uncertainty in Income Taxes” (“ASC 740-10”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The Company evaluates its tax positions on an annual basis, and as of September 30, 2020, no additional accrual for income taxes is necessary. The Company’s policy is to recognize both interest and penalties related to unrecognized tax benefits expected to result in payment of cash within one year are classified as accrued liabilities, while those expected beyond one year are classified as other liabilities. The Company has not recorded any interest or penalties since its inception. The Company is required to file income tax returns in the U.S. federal tax jurisdiction and in various state tax jurisdictions and the prior three fiscal years remain open for examination by federal and/or state tax jurisdictions. The Company is currently not under examination by any other tax jurisdictions for any tax year.

Share Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 718 and No. 505. The Company issues restricted stock to employees for their services. Cost for these transactions are measured at the fair value of the equity instruments issued at the date of grant. These shares are considered fully vested and the fair market value is recognized as expense in the period granted. The Company also issues restricted stock to consultants for various services. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment only if there is sufficient disincentive to ensure performance or (ii) the date at which the counterparty’s performance is complete. The Company recognized consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services. For agreements requiring future services, the consulting expense is to be recognized ratably over the requisite service period.

(Loss) Income Per Share of Common Stock

Basic net loss/income per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options, warrants and convertible notes. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented.

F-29

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company had total potential additional dilutive securities outstanding at September 30, 2020 and 2019, as follows.

	2020	2019
Warrants	20,750,000	22,000,000
Convertible debt	107,595,952	80,229,741
Total	128,345,952	102,229,741

All convertible notes payable, by written agreement, provide for a beneficial ownership limitation cap of 4.99% shares of the total issued and outstanding common stock of the Company, at any given time.

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2016-02 “Leases” (ASU 2016-02) and subsequently issued supplemental adoption guidance and clarification (collectively, Topic 842). Topic 842 amends a number of aspects of lease accounting, including requiring lessees to recognize right-of-use assets and lease liabilities for operating leases with a lease term greater than one year. Topic 842 supersedes Topic 840 “Leases.” On October 1, 2019, the Company adopted Topic 842 using the modified retrospective approach. Results for reporting periods beginning after October 1, 2019 are presented under Topic 842, while prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under Topic 840. We elected the package of practical expedients permitted under the transition guidance within Topic 842, which allowed us to carry forward the historical lease classification, retain the initial direct costs for any leases that existed prior to the adoption of the standard and not reassess whether any contracts entered into prior to the adoption are leases. We also elected to account for lease and non-lease components in our lease agreements as a single lease component in determining lease assets and liabilities. In addition, we elected not to recognize the right-of-use asset and liability for leases with lease terms of one year or less. Upon adoption of Topic 842, we recorded $74,000 of right-of-use assets and operating lease liabilities as of October 1, 2019. The adoption did not have a material impact on our Consolidated Statements of Operations or Consolidated Statements of Cash Flows

During the year ended September 30, 2020, there were several new accounting pronouncements issued by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

NOTE 3 – INVENTORY

The Company’s inventory consisted of the following at the respective balance sheet dates:

	September 30,	September 30,
	2020	2019
Raw materials and packaging components	$394,306	$249,898
Finished goods	569,020	1,351,456
Consigned goods	641,780	246,196
Apparel	100,544	-
Less obsolescence allowance	(596,005)	(578,062)
	$1,109,645	$1,269,488

NOTE 4 – PROPERTY, PLANT, & EQUIPMENT

The Company’s property, plant, and equipment consisted of the following at the respective balance sheet dates:

	September 30, 2020	September 30, 2019
Land	$114,200	$114,200
Building	305,800	305,800
Machinery and equipment	66,264	66,264
Computer/office equipment	38,785	38,785
	525,049	525,049
Less accumulated depreciation	(54,988)	(39,536)
Property, plant, and equipment, net	$470,061	$485,513

Depreciation and amortization expense was $15,452 and $17,420 for the years ended September 30, 2020 and 2019, respectively.

F-30

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – NOTES PAYABLE

Notes payable:

During June 2017, the Company entered into a short-term note payable that matured in August 2017. The principal balance of $55,353 bears interest at the default rate of 18%; no other default penalties have been incurred.

On May 17, 2019, the Company entered into a $200,000 promissory note with Noteholder A bearing a fifteen percent (15%) interest rate per annum. The note was in default as it had a maturity date of September 14, 2019. The note was repaid during November 2019, with no penalties incurred.

On April 28, 2020, the Company entered into a note agreement and Securities Purchase Agreement with Noteholder A to borrow $105,000. An additional $25,000 was added on to this note during the quarter ended June 30, 2020. The note bears interest at 22% and matures April 28, 2021.

On April 27, 2020, pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Company received a two-year loan for $112,888. Interest is deferred for six months, then is at 1% until maturity in April 2022.

On June 17, 2020, the Company entered into a note agreement with the U.S. Small Business Administration for a total of $150,000 plus a $10,000 grant. The note calls for monthly principal and interest payments totaling $731 beginning in June 2021. The loan bears interest at 3.8% and matures June 17, 2050.

Convertible note payable – related party:

During 2016, Todd Davis, President and Chief Executive Officer converted accrued salary and accrued payroll taxes for a total of into a long term note payable bearing an interest rate of eight percent (8%) per annum, due on demand. The note is convertible in shares of our common stock at a rate of $0.026 per share. As of September 30, 2020 and 2019, there is an outstanding principal balance of $1,072,185 and outstanding accrued interest on this note of $327,484 and $241,709, respectively (see Note 9).

Convertible notes payable:

On April 23, 2018, the Company entered into a $111,111 convertible promissory note with Noteholder A bearing a twelve percent (12%) interest rate per annum. The note has a maturity date of October 23, 2018 and has a conversion price equal to fifty percent (50.00%) of the lowest trading price of the preceding twenty (20) days from the date of conversion. During the year ended September 30, 2019, the note was converted into shares of the Company’s common stock. No default penalties were charged by the lender.

On August 1, 2018, the Company entered into a $277,778 convertible promissory note with Noteholder A bearing a twelve percent (12%) interest rate per annum. The note has a maturity date of August 1, 2019 and has a conversion price equal to fifty percent (50.00%) of the lowest trading price of the preceding ten (10) days from the date of conversion. During the year ended September 30, 2019, principal totaling $227,778 and interest totaling $23,548 were converted into shares of the Company’s common stock. During the year ended September 30, 2020, principal totaling $50,000 and interest totaling $38,083 were converted into shares of the Company’s common stock. No default penalties were charged by the lender.

On October 11, 2019, the Company entered into a Securities Purchase Agreement with Noteholder C to borrow up to $2,000,000. During the three months ended December 31, 2019, the first and second tranches totaling $1,450,000 were issued. The third tranche of $351,000 was issued on January 16, 2020, the fourth tranche of $125,000 issued March 6, 2020 and the fifth (final) tranche for the remaining $75,000 was issued April 30, 2020. These notes bear an interest rate of 24%, due monthly, and mature one year from issuance. The noteholder has the right to convert the outstanding principal after 240 days from issuance into common stock of the Company. The conversion price is the lower of (i) $0.1587, or (ii) 60% (representing a 40% discount) of the lowers VWAP trading price for the common stock during the ten-trading day period ending on the latest complete trading day prior to the conversion date.

The terms and balances of the convertible notes issued during fiscal years ended September 30, 2020 and 2019 are summarized below. Each of these notes may be converted at the option of the holder at a 50%-40% discount to common stock price. These notes include certain provisions including that the Company shall maintain in reserve the amount of the shares issuable for the amount of the principal and interest accrued and payable.

F-31

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At September 30, 2019, the Company’s convertible notes payable and related debt discount and derivative liability are summarized as follows:

Noteholder	Origination	Maturity	Interest	Balance	Debt Discount	Net amount of liabilities presented	Corresponding derivative balance
Noteholder A	08/01/18	08/01/19	12.0%	$50,000	$-	$50,000	$61,285
Noteholder A	12/05/18	12/04/19	12.0%	166,667	(30,137)	136,530	206,048
Noteholder A	01/07/19	01/07/20	12.0%	111,111	(30,137)	80,974	138,146
Noteholder A	01/30/19	01/30/21	10.0%	437,222	(291,681)	145,541	682,336
Noteholder A	02/12/19	02/11/20	8.0%	388,889	(143,836)	245,053	505,078
Noteholder A	03/15/19	03/14/20	8.0%	222,222	(101,065)	121,157	300,457
Noteholder A	04/05/19	04/04/20	8.0%	388,889	(199,239)	189,650	550,493
Noteholder A	08/05/19	08/05/20	12.0%	111,111	(94,064)	17,047	168,659
Noteholder B	12/03/18	12/04/19	9.0%	250,000	(34,770)	215,260	91,773
Noteholder B	07/11/19	01/11/20	14.0%	200,000	(143,020)	56,980	168,028
				$2,326,111	$(1,067,949)	$1,258,192	$2,872,303

At September 30, 2020, the Company’s convertible notes payable and related debt discount and derivative liability are summarized as follows:

Noteholder	Origination	Maturity	Interest	Balance	Debt Discount	Net amount of liabilities presented	Corresponding derivative balance
Noteholder A	01/30/19	01/30/21	10.0%	$437,222	$(73,070)	$364,152	$1,190,002
Noteholder A	02/12/19	02/11/20	8.0%	388,889	-	388,889	647,591
Noteholder A	03/15/19	03/14/20	8.0%	222,222	-	222,222	370,051
Noteholder A	04/05/19	04/04/20	8.0%	388,889	-	388,889	647,591
Noteholder A	08/05/19	08/05/20	12.0%	111,111	(37,037)	74,074	185,026
Noteholder B	12/03/18	12/04/19	9.0%	262,500	-	262,500	232,108
Noteholder C	Various – see above		24.0%	2,001,000	(512,027)	1,488,973	1,862,542
Noteholder D	07/11/19	01/11/20	14.0%	158,900	-	158,900	151,491

				$3,970,733	$(622,134)	$3,348,599	$5,286,402

The Company’s future maturities of all notes payable are as follows:

For the fiscal year ended
September 30,	Amount
2021	$5,323,656
2022	47,147
2023	3,159
2024	3,280
2025	3,405
Thereafter	141,262
$5,521,909

Accrued Interest:

At September 30, 2020 and 2019, accrued interest on all notes and convertible notes amounted to $790,862 and $398,131, respectively. Interest expense, including amortization of debt discounts, for the years ended September 30, 2020 and 2019 totaled $3,132,250 and $1,481,039, respectively. The derivative liability associated with accrued interest for the convertible notes totaled $363,010 and $140,294 at September 30, 2020 and 2019, respectively.

F-32

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – PAYROLL AND PAYROLL TAXES PAYABLE

As of the periods shown below, payroll and taxes payable included:

	September 30,	September 30,
	2020	2019
Accrued payroll - Officer	$915,000	$762,000
Accrued payroll - Employee	128,105	128,105
Accrued payroll taxes	439,399	265,981
	$1,482,504	$1,156,086

In 2005, the Company entered into an employment agreement with our President with the provisions for a $156,000 per year salary (Note 6). For the years ended September 30, 2020 and 2019, his full salary was accrued.

NOTE 7 – STOCKHOLDERS’ DEFICIT

On January 25, 2021, the Company amended its articles of incorporation to increase its authorized shares to 1,000,000,000 shares and 10,000,000 shares of the Company’s common stock and preferred stock, respectively. As of September 30, 2020, 404,908,141 shares of common stock and 7,296,000 shares of preferred stock were issued and outstanding. All common stock shares have equal voting rights, are non-assessable and have one vote per share. There are four preferred stockholders which have super voting rights in the ratio of 25 votes to 1 share held.

Issuances pursuant to private placements

During the years ended September 30, 2020 and 2019, we issued shares of our restricted common stock under private placement agreements for proceeds received as follows:

Date	Shares	Proceeds
12/03/18	1,666,666	$50,000
12/03/18	1,666,666	50,000
01/02/19	3,571,429	125,000
01/02/19	3,571,429	125,000
01/02/19	3,571,429	125,000
01/02/19	3,571,429	125,000
02/26/19	1,075,269	100,000
04/15/19	370,370	100,000
04/25/19	395,000	118,500
06/10/19	500,000	100,000
06/10/19	500,000	100,000
06/10/19	500,000	100,000
Fiscal year 2019	20,959,687	$1,218,500

Date	Shares	Proceeds
01/24/20	2,000,000	$100,000
12/03/18	2,000,000	100,000
01/02/19	3,333,333	100,000
01/02/19	333,333	10,000
01/02/19	200,000	10,000
01/02/19	300,000	15,000
02/26/19	1,500,000	50,000
Fiscal year 2020	9,666,666	$385,000

Issuances for employee compensation

During the year ended September 30, 2019, the Company issued 1,271,350 shares of common stock to an employee pursuant to his employment agreement. These shares were valued at $223,316 and are included in professional fees on the accompanying statement of operations.

Pursuant to an employment agreement, the Company issued 519,568 shares of common stock valued at $41,667 for consulting expenses during the six months ended March 31, 2020. 263,158 were issued on December 31, 2019 and 256,410 were issued on March 31, 2020.

F-33

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a signing bonus for employment with the Company, 47,620 shares were issued to an employee on January 15, 2020 valued at $16,557.

As a signing bonus for employment with the Company, 10,000 shares were issued to an employee on March 6, 2020 valued at $814.

Issuances for acquisitions

On April 25, 2020, the Company issued 4,000,000 shares of common stock valued at $324,800 for the acquisition of Retail Pro Associates (see Note 12).

On February 1, 2020, the Company issued 500,000 common stock shares to acquire Kush, Inc. valued at $42,500 (see Note 12).

Issuances for services

On January 11, 2019, the Company issued 3,188,750 shares of common stock valued at $126,050 in connection with a registration rights agreement.

On June 23, 2019, the Company entered into a six-month agreement with a consultant to provide management consulting services. In connection with the services provided, 980,000 shares of common stock were issued to the consultant valued at $363,100.

During the years ended September 30, 2020 and 2019, the Company issued 705,882 and 600,000 shares, respectively, of common stock valued at $36,000 and $27,300, respectively, to a consultant for sales commission and business development services.

During the year ended September 30, 2019, the Company entered into an advisory agreement for strategic business planning matters. The initial term of the agreement was 60 days, then extended another 180 days from June 13, 2019. In exchange for the services provided, the Company issued 2,500,000 shares of common stock valued at $706,000.

During the quarter ended March 31, 2020, the Company issued 1,625,028 restricted common shares to a consultant for financing services provided from 2008 to 2019. These shares were valued at $72,126 and are included in professional fees on the accompany statements of operations.

On January 15, 2020, the Company issued 250,000 shares of common stock to a consultant for services to be provided through August 2020 valued at $48,750.

On March 5, 2020, the Company issued 50,000 shares of common stock valued at $3,900 for website services provided.

On March 31, 2020, the Company issued 6,375,303 shares of common stock valued at $669,892 to Rayne Forecast, Inc. for consulting services provided regarding corporate financing (see Note 9).

On May 18, 2020, the Company issued 100,000 shares of common stock valued at $7,500 for services.

On June 1, 2020, the Company issued 183,537 shares of common stock valued at $14,873 for marketing consulting services.

On September 21, 2020, the Company issued 6,000,000 shares of common stock valued at $284,400 for services.

Issuances pursuant to securities purchase agreement

From October 2019 to January 2020, the Company issued Noteholder C 2,363,846 shares of common stock valued at $257,717 in connection with the October 11, 2019 securities purchase agreement.

On April 20, 2020, the Company issued Noteholder C 1,000,000 shares of common stock valued at $85,100 as required under a provision of the October 11, 2019 securities purchase agreement.

Issuances pursuant to debt settlements

On January 17, 2019, the Company settled $338,889 principal balance and $23,548 accrued interest on two convertible notes with Noteholder A (Note 5) through the issuance of 15,076,214 shares of common stock. This issuance also settled the associated derivative liabilities totaling $1,004,730.

On October 23, 2019, the Company settled the remaining $50,000 principal balance and $38,083 accrued interest on a convertible note through the issuance of 1,733,923 shares of common stock. This issuance also settled a derivative liability of $89,353.

On January 15, 2020, the Company settled a $166,667 principal balance and $23,425 accrued interest on a convertible note through the issuance of 5,587,644 shares of common stock. This issuance also settled a derivative liability of $175,093.

F-34

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 7, 2020, the Company settled a $111,111 principal balance and $35,733 accrued interest on a convertible note through the issuance of 4,655,078 shares of common stock. This issuance also settled a derivative liability of $178,396.

On September 30, 2020, the Company settled a $51,100 of principal on a convertible note through the issuance of 1,750,000 shares of common stock to Noteholder D. This issuance also settled a derivative liability of $48,718.

Warrants outstanding

During the fiscal year ended September 30, 2018, the Company issued two warrants for the purchase of 750,000 and 500,000 shares of common stock, respectively, in connection with private placements. The warrants during fiscal year ending September 30, 2018 have a two-year life and have exercise prices of $0.055 and $.075, respectively. The warrants expired after two years during the year ended September 30, 2020.

During the fiscal year ended September 30, 2019, the Company issued warrants for the purchase of 20,750,000 shares of common stock in connection with convertible note issuances. These warrants expire in four years and have exercise prices ranging from $.055 to $.355.

The weighted average volatility for the warrants at issuance was approximately 130%. A summary of the status of the Company’s warrant grants as of September 30, 2020 and the changes during the two years then ended is presented below:

		Weighted-Average	Weighted-Average Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, September 30, 2018	1,250,000	$0.06	2.0 years
Granted	20,750,000	$0.12	4.0 years
Exercised	-	-
Expired	-	-
Outstanding, September 30, 2019	22,000,000	$0.11	3.2 years
Granted	-	-
Exercised	-	-
Expired	1,250,000	0.06
Outstanding, September 30, 2020	20,750,000	$0.12	2.4 years
Warrants exercisable at September 30, 2020	20,750,000	$0.12	2.4 years

NOTE 8 – COMMITMENTS/CONTINGENCIES

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that we believe could have a material adverse effect on its financial condition or results of operations.

Contracts and Commitments

On May 7, 2018, we assumed two consulting agreements for the two principals of Go Green Global Enterprises, a Nevada Corporation, when we acquired them. The consultants provide general business services as needed by the Company, and the term of the contract is for one year and automatically renews from year to year after that, compensation is set at a monthly fee of $5,000, and a 10% perpetual fee of 10% of the gross revenues generated by the project currently under formation. The contract also has provisions for reimbursement of all expenses incurred by them in conjunction of performing their duties.

On January 11, 2019, we entered into a joint venture agreement with a biometric company (GFE), in conjunction with our Jamaica financial interest, Go Green Global. GFE will contribute use of its software licenses, payment solutions software, and to assist with capital raises and build all building required for redevelopment. We agreed to the use of our M3Hub and Gorilla Tek Technologies globally and use of our 150 acre grow facility in Jamaica. GFE agreed to fund the purchase of the property and retrofitting of existing buildings and making the operation fully functional.

On January 28, 2019, we entered into an agreement with a third party to represent our products to customers, the term of the agreement is for four (4) years from the date of the contract, January 28, 2024, and has automatic four-year renewal clauses. We agreed to pay a commission of nineteen percent (19%), composed of ten percent (10%) for commission, two percent (2%) for override, and seven percent (7%) for expenses of managing and advertising the account. Within thirty (30) days of the end of the calendar year, we agreed to pay the representative a bonus for certain sales milestones if two percent (2%) of the net receipts, payable in shares of our restricted common stock.

F-35

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

From time to time, we enter into consulting agreements for our products to be represented to certain customers or geographic areas. The terms of these agreements range from one (1) to five (5) years, and some include automatic one-year renewal clauses. As part of the agreement, commissions of ten percent (10%) are paid for sales with no distributor involved, and commissions of seven percent (7%) are paid for sales with a distributor. Depending on the consultant’s performance and achievement of certain milestones, the Company also may issue a stock bonus.

One of the Company’s subsidiaries entered into a lease agreement for retail space in Jamaica effective October 2018. The Company records rent expense associated with this lease on the straight-line basis in conjunction with the terms of the underlying lease. The lease expires after 36 months in October 2021 and requires monthly lease payments of $3,250 which escalate 3% per year. During the fiscal years ended September 30, 2020 and 2019, we incurred approximately $40,000, respectively, in rental expense associated with this lease. Rental expenses for the year ended December 31, 2020 were reduced by approximately $10,000 due to the lessor reducing the lease amounts due from April to September 2020 which the retail space was affect by the ongoing COVID-19 pandemic. Future minimum rental payments under the lease for year ending September 30, 2021 are approximately $41,000.

NOTE 9 – RELATED PARTY TRANSACTIONS

Todd Davis, CEO and CFO, Employment Agreement

During April 2005, the Company entered into an employment agreement with Todd Davis providing for an annual salary of $156,000. On October 1, 2016, Todd Davis, President and Chief Executive Officer converted accrued salary for a total of $1,072,185 into a long term note payable bearing an interest rate of eight percent (8%) per annum, due on demand. The note is convertible into shares of our common stock at a rate of $0.026 per share. As of September 30, 2020 and 2019, there is an outstanding principal balance of $1,072,185 and outstanding accrued interest on this note of $327,484 and $241,709, respectively.

The Company’s accrued officer compensation as of years ended September 30, 2020 and 2019, which substantially consists of amounts owed pursuant to the employment agreement which weren’t converted into the above note, are disclosed in Note 6.

Rayne Forecast Inc. Consulting Agreement

Rayne Forecast, Inc. (RFI), an entity owned by the CEO, is a party with the Company to a Consulting Agreement, pursuant to which the CEO, through RFI, provides certain services to the Company in connection with his role as the Company’s CEO and is compensated, through RFI, for certain services rendered to the Company. Pursuant to the terms of the Consulting Agreement, as amended, the Company shall pay to the CEO a minimum fee of $50,000 up to a maximum fee of $500,000 for the CEO’s reasonable services in any merger or acquisition involving the Company. The agreement provides that any such fees are not “finder’s fees” and are not to be calculated on the basis of any percentage of the amount of any financing or the deemed monetary value of any merger or acquisition transaction. The fees may be paid in Company stock or cash depending, among other items, on the cash availability of the Company. As of September 30, 2020 and 2019, $141,883 and $150,000, respectively, payable to RFI for the CEO’s reasonable services (as defined in the Consulting Agreement) for the fiscal years then ended is included in accrued expenses on the accompanying consolidated balance sheets. During the year ended September 30, 2020, the Company issued 6,375,303 shares of common stock to settle other amounts earned under the Consulting Agreement (Note 7).

From time to time, RFI directly pays for travel expenses and miscellaneous operating expenses on behalf of the Company. These expenses are reimbursed by the Company on a regular basis. These expenses totaled $48,296 and $216,874 for the fiscal years ended September 30, 2020 and 2019, respectively.

Black Mountain Botanicals

Black Mountain Botanicals (BMB) was a contractor of the Company for sales and procurement, owned by the President’s spouse. During the years ended September 30, 2020 and 2019, BMB was paid $45,600 and $31,674, respectively, for such services. Additionally, during the years ended September 30, 2020 and 2019, BMB collected and processed the Company’s credit card charges from sales and advanced funds totaling $60,391 and $151,084, respectively, and remitted $59,626 and $146,611, respectively, in the same time periods. The transaction fee for the service is three percent (3%).

Dustin Sullivan, Board Member and Chief Operating Officer, Employment Agreement

On September 1, 2018, the Company entered into an employment agreement with Dustin Sullivan providing for an annual salary of $150,000. Additionally, pursuant to terms of the employment agreement, 519,568 shares of common stock valued at $41,667 were issued to Mr. Sullivan. During the second quarter of fiscal 2020, Mr. Sullivan resigned as Chief Operating Officer and was appointed to the Board of Directors.

F-36

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

At September 30, 2020 and 2019, the Company had the following customer concentrations:

	Revenues		Accounts Receivable
	2020	2019	2020	2019
Customer A	*	*	21%	*
Customer B	*	*	13%	*
Customer C	22%	*	*	*
Customer D	*	*	*	72%
* = < 10%

NOTE 11 – INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

The components of income tax expense for the years ended September 30, 2020 and 2019 consist of the following:

	2020	2019
Federal tax statutory rate	26%	26%
Temporary differences	-1%	-.5%
Permanent differences	-15%	-18.5%
Valuation allowance	-10%	-7%
Effective rate	0%	0%

Significant components of the Company’s deferred tax assets as of September 30, 2020 and 2019 are summarized below.

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$1,925,000)	$1,023,000)
Valuation allowance	(1,925,000)	(1,023,000)
	$-	$-

As of September 30, 2020 and 2019, the Company had approximately $7,023,000 and $4,641,000, respectively, of federal net operating loss carry forwards. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. The Company believes that there has not been any transaction to warrant any limitation of any previous operating losses.

To the extent that the tax deduction is included in a net operating loss carry forward and is in excess of amounts recognized for book purposes, no benefit will be recognized until the loss carry forward is recognized. Upon utilization and realization of the carry forward, the corresponding change in the deferred asset and valuation allowance will be recorded as additional paid-in capital.

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, we have not reflected any benefit of such deferred tax assets in the accompanying financial statements. Our net deferred tax asset and valuation allowance increased by $902,000 and $582,000 during the years ended September 30, 2020 and 2019, respectively.

The Company reviewed all income tax positions taken or that we expect to be taken for all open years and determined that our income tax positions are appropriately stated and supported for all open years. The Company is subject to U.S. federal income tax examinations by tax authorities for years after 2012 due to unexpired net operating loss carryforwards originating in and subsequent to that year. The Company may be subject to income tax examinations for the various taxing authorities which vary by jurisdiction. The Company has not filed its tax returns since 2013. The Company estimates that the amount of penalties, if any, will not have a material effect on the results of operations, cash flows or financial position. No provisions have been made in the financial statements for such penalties, if any. The Company is working with its accountants to prepare and file past due federal tax returns for 2013 through 2020, which are anticipated to be completed and filed in fiscal 2021.

F-37

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – BUSINESS ACQUISITIONS

Kush Inc.

The Company completed an acquisition of all outstanding capital stock of Kush Inc. (aka Kushwear) on February 1, 2020, in a transaction accounted for under the acquisition method of accounting, whereby the assets acquired and the liabilities, if any assumed are to be valued at fair value, and, compared to the fair value of the consideration given to identify if there are any identifiable intangible assets to be recognized as a result of the transaction.

The recorded cost of this acquisition was based upon the fair market value of the assets and liabilities acquired. As consideration for all outstanding shares of Kushwear capital stock, the Company issued 500,000 shares of the Company’s common stock valued at $42,500 based on the closing price of the Company’s common stock on the date of acquisition. Kushwear has minimal assets and liabilities, and no sales or customer base as of the acquisition date. Accordingly, an acquisition impairment was immediately recognized. The Company purchased Kushwear for rebranding purposes to reach a younger demographic with its CBD products.

As a result of the acquisition, Kushwear is now a wholly owned subsidiary of the Company and is included in the accompanying consolidated financial statements only from the effective date through September 30, 2020.

CBD Life Brands, Inc.

The Company completed an acquisition of all outstanding capital stock of CBD Life Brands, Inc. on March 1, 2020, in a transaction accounted for under the acquisition method of accounting, whereby the assets acquired and the liabilities, if any assumed are to be valued at fair value, and, compared to the fair value of the consideration given to identify if there are any identifiable intangible assets to be recognized as a result of the transaction.

The recorded cost of this acquisition was based upon the fair market value of the assets and liabilities acquired. As consideration for all outstanding shares of CBD Life Brands, Inc. capital stock, the Company paid $100,000. The Company purchased CBD Life Brands, Inc. for its digital and social assets, copyrights, trademarks, and formulas/recipes for its CBD infused beverages valued at approximately $10,000. Accordingly, an acquisition impairment of $90,000 was immediately recognized.

As a result of the acquisition, CBD Life Brands, Inc. is now a wholly owned subsidiary of the Company and is included in the accompanying consolidated financial statements only from the effective date through September 30, 2020.

Retail Pro Associates

On April 25, 2020, the Company issued 4,000,000 shares of common stock valued at $324,800 for the acquisition of Retail Pro Associates. There were no significant assets or liabilities acquired; accordingly, an acquisition impairment was immediately recognized. As a result of the acquisition, Retail Pro Associates is now a wholly owned subsidiary of the Company and is included in the accompanying consolidated financial statements only from the effective date through September 30, 2020.

NOTE 13 – SUBSEQUENT EVENTS

Subsequent to September 30, 2020, we issued shares of our restricted common stock under private placement agreements for proceeds received as follows:

Date	Shares	Proceeds
10/19/20	650,000	$25,000
11/03/20	228,572	$8,000
11/13/20	2,512,563	$100,000
12/14/20	232,560	$20,000
12/31/20	700,000	$50,000

On October 1, 2020, the Company entered into an LLC operating agreement for the formation of Khode, LLC. Pursuant to the operating agreement, the Company owns 70% and is required to make a capital contribution of $3,500,000.

On October 1, 2020, the Company entered into a one-year agreement for strategic, creative, and operational support for marketing. Pursuant to this agreement, $1,235,000 is to be paid by September 1, 2021.

During October 2020, the Company entered into a five-year endorsement contract with an American DJ, record executive and producer, and media personality. Pursuant to the endorsement contract, the Company is to make quarterly payments totaling $5,000,000 by July 1, 2025.

F-38

ENDEXX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 15, 2020, the Company entered into a note agreement with Noteholder C for $565,000, including a $15,000 discount at issuance. The note bears interest at 5%, 22% if in default, and principal and interest were due at maturity on December 15, 2020. The Company and Noteholder C extended the maturity to December 29, 2020 and the Company incurred a default penalty of $85,428.

During October 2020, the Company issued 500,000 shares of common stock for consulting services valued at $25,860.

From October through December 2020, the Company received conversion notices from Noteholder D which converted principal and interest totaling $286,518 through the issuance of 5,525,000 shares of common stock.

During December 2020, the Company completed an exchange of 5,472,000 shares of preferred stock for 9,000,000 shares of common stock with three shareholders. The preferred shares were then cancelled. Included in this exchange was 1,824,000 shares of preferred stock exchanged by Todd Davis for 3,000,000 shares of common stock.

During November 2020, the Company received conversion notices from Noteholder A for the conversion of the note payable originating January 1, 2019 with principal and interest totaling $472,167 through the issuance of 20,846,210 shares of common stock.

On November 4, 2020, the Company entered into a convertible promissory note with Noteholder H for $100,000. The note matures May 4, 2021 and bears interest at 15% that is payable in shares of restricted common stock.

On November 19, 2020, the Company entered into a note agreement with Noteholder C for $290,000, including a $15,000 discount at issuance. The note bears interest at 6%, 22% if in default, and principal and interest were due at maturity on December 21, 2020. The Company and Noteholder C extended the maturity to December 29, 2020 and the Company incurred a default penalty of $6,148.

On November 30, the Company entered into a convertible promissory note with Noteholder D for $175,000. The note matures one year later, on November 30, 2022 and bears interest at 10%. The note is convertible six months from issuance at 60% of the average of the three (3) lowest closing prices (as defined below in the agreement) for the common stock during the ten (10) trading day period preceding the conversion date.

On December 1, 2020, Noteholder B transferred the 12/3/2018 note with a principal balance of $262,500 to Noteholder D.

On January 19, 2021, the Company entered into a promissory note for $64,500. The note matures February 19, 2021 and bears interest at 24%. This note was repaid on January 22, 2021 from the proceeds of the following debt agreement.

On January 22, 2021, the Company entered into a 12% senior secured convertible promissory note with an institutional lender for $1,250,000. Proceeds from this note were allocated to repay the above $64,500 note (plus $1,250 interest), $15,040 legal fees, $992,226 to Noteholder C (Note 5), with the net remaining $176,984 to the Company. The note matures January 21, 2022, but may be extended an additional 12 months. The note becomes convertible six months after issuance, or July 22, 2021, at $0.054 per share.

On February 8, 2021, the Company received a conversion notice from Noteholder D converting $96,810 of the December 3, 2018 convertible note into 1,383,000 common shares of the Company.

On February 17, 2021, the Company entered into a promissory note with Noteholder B for $250,000. The note matures February 17, 2022 and bears interest at 12%. The note is convertible into common shares of the Company at a 40% discount to the 10 day average closing price of the Company’s common stock with a floor of $0.06 per share.

On March 5, 2021, the Company issued a 12% senior secured convertible promissory note to an institutional lender for $300,000. Proceeds from this note were allocated to $54,000 legal fees with the net remaining $246,000 to the Company. The note matures March 4, 2022, but may be extended an additional 12 months. The note becomes convertible six months after issuance, or October 4, 2021, at $0.054 per share.

F-39

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes in our independent registered public accounting firm and there are no disagreements with our independent registered public accounting on accounting and financial disclosures.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.

(b)	Exhibits.

Exhibit No.	Description
2.1**	Share Exchange Agreement by and among PanaMed, Inc and the Registrant, dated February 22, 2002
2.2**	Share Exchange Agreement by and among PhytoLabs, LLC and the Registrant, dated March 1, 2017
2.3a**	Common Stock Share Exchange Agreement between Go Green Global Inc and the Registrant dated May 1, 2018
2.3b**	First Amended Common Stock Share Exchange Agreement by and among Go Green Global, Inc and the Registrant dated July 10, 2018
3.1**	Articles of Incorporation of the Registrant filed with the Secretary of State of the State of Nevada on September 5, 1997
3.1a**	Certificate of Amendment to the Articles of Incorporation filed with the Secretary of State of the State of Nevada on March 1, 2002
3.1b**	Certificate of Amendment to the Articles of Incorporation filed with the Secretary of State of the State of the State of Nevada on June 22, 2005
3.1c**	Certificate of Amendment to the Articles of Incorporation filed with the Secretary of State of the State of Nevada on October 25, 2018
3.1d**	Certificate of Amendment to the Articles of Incorporation filed with the Secretary of State of the State of Nevada on May 3, 2020
3.1e**	Amended and Restated Articles of Incorporation filed with the Secretary of State of the State of Nevada on January 25, 2021
3.2**	Amended and Restated Bylaws of the Registrant, dated January 25, 2021
3.3**	Certificate of Designation of Series Z Preferred filed with the Secretary of State of the State of Nevada, Dated January 1, 2021
4.1**	Amended Common Stock Purchase Warrant of the Registrant, dated February 1, 2019
4.2**	Amended Common Stock Purchase Warrant of the Registrant, dated June 5, 2019
4.3**	Amended Common Stock Purchase Warrant of the Registrant, dated July 7, 2019
4.4**	Amended Common Stock Purchase Warrant of the Registrant, dated August 1, 2019
4.5**	Amended Common Stock Purchase Warrant of the Registrant, dated August 12, 2019
4.6**	Amended Common Stock Purchase Warrant of the Registrant, dated September 15, 2019
4.7**	Amended Common Stock Purchase Warrant of the Registrant, dated October 5, 2019
4.8**	Amended Common Stock Purchase Warrant of the Registrant, dated February 5, 2020
4.8a*	Warrant Modification and Clarification Agreement between the Registrant and the holder of eight Common Stock Purchase Warrants, dated March 31, 2021
10.1**	Stock Purchase Agreement by and among Kush Inc and the Registrant, dated February 1, 2020
10.2**	Stock Purchase Agreement by and between CBD Life Brands, Inc. and the Registrant, dated March 1, 2020
10.3a**	Operating Agreement by and between Khode, LLC and the Registrant, dated October 1, 2020
10.3a1^	Membership Interest Purchase Agreement between Serious Promotions, Inc., and the Registrant, dated May 2021
10.3b**	Endorsement Agreement by and among Khode, LLC and the Registrant
10.4**	Stock Purchase Agreement by and among Retail Pro Associates, Inc. and the Registrant, dated April 25, 2020
10.5**	Sale and Distribution Agreement by and among CBD Health Solutions and the Registrant, dated January 28,2019
10.6**	Distribution Agreement by and among Gold Coast and the Registrant, dated February 17, 2019
10.7**	Sales Representative Agreement by and among Impulse Health and the Registrant, dated December 15, 2017
10.8**	3PL Agreement by and among Virtual Supply and the Registrant, dated August 7, 2019
10.9**	Electronics Payment Agreement by and among Walgreens, Inc and the Registrant dated February 5, 2019
10.10**	Employment Contract – Todd Davis, dated April 5, 2005
10.11**	Consulting Agreement between Rayne Forecast, Inc. and the Registrant, dated September 1, 2001
10.11a**	Amended Consulting Agreement between Rayne Forecast, Inc. and the Registrant, dated October 1, 2009
10.12*	Securities Purchase Agreement between the Registrant and an investor, dated October 11, 2019
10.13*	Security Agreement between the Registrant and an investor, dated October 11, 2019
10.14*	Senior Secured Convertible Promissory Note of the Registrant in the principal amount of $750,000, dated October 19, 2019
10.15*	Senior Secured Convertible Promissory Note of the Registrant in the principal amount of $700,000, dated November 1, 2019
10.16*	Senior Secured Convertible Promissory Note of the Registrant in the principal amount of $550,000, dated January 16, 2020
10.17*	Update Agreement between the Registrant and an investor in respect of the Senior Secured Convertible Promissory Notes dated October 10, 2019, November 1, 2019, and January 16, 2020
10.18*	Convertible Note Purchase Agreement between the Registrant and an institutional investor, dated January 22, 2021
10.19*	Security Agreement between the Registrant and an institutional investor, dated January 22, 2021
10.20*	Intellectual Property Security Agreement between the Registrant and an institutional investor, dated January 22, 2021
10.21*	Registration Rights Agreement between the Registrant and an institutional investor, dated January 22, 2021
10.22*	Senior Secured Convertible Promissory Note of the Registrant in the principal amount of $1,250,000, dated January 22, 2021
10.23*	Common Stock Purchase Warrant of the Registrant exercisable for up to 10,416,667 shares of the Registrant’s common stock, granted on January 22, 2021
10.24*	Percentage Payment Agreement between the Registrant and a third party, dated January 22, 2021
10.25*	Senior Secured Convertible Promissory Note of the Registrant in the principal amount of $300,000, dated March 5, 2021
10.26*	Common Stock Purchase Warrant of the Registrant exercisable for up to 3,111,111 shares of the Registrant’s common stock, granted on March 5, 2021
10.27^	Master Distributor Agreement between Southern Glazer’s Wine and Spirits, LLC, and the Registrant, dated March 27, 2020
10.28^	Sales Representative Agreement between Impulse Health LLC and the Registrant, dated April 1, 2020
10.29^	Brand Consulting Agreement between Beauty Strategy Group, LLC and the Registrant, dated April 21, 2021
10.30^	Master Service Agreement between Impact Brokers, LLC, and Khode LLC, dated October 9, 2020
11.1**	Audit Committee Charter
11.2**	Compensation Committee Charter
11.3**	Corporate Governance and Nominating Committee Charter
21.1**	List of Subsidiaries

^ - Filed Herewith.

* - Filed as exhibits with equivalent exhibit numbers to our Pre-effective Amendment No. 1 to our Registration Statement on Form 10, filed with the Commission on April 8, 2021, each of which is incorporated herein by reference thereto.

** - Filed as exhibits with equivalent exhibit numbers to our Registration Statement on Form 10, filed with the Commission on March 4, 2021, each of which is incorporated herein by reference thereto.

55

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ENDEXX, INC.

Date:	July 1, 2021	By:	/s/ Todd Davis
Todd Davis
Chief Executive Officer, Principal Financial Officer, and Chairman of the Board

56